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                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                          ----------------------------
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

                          ----------------------------
                          THE CONTINENTAL CORPORATION
                (Name of Registrant as Specified In Its Charter)
                          THE CONTINENTAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
                          ----------------------------
Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:
     Common Stock, $1.00 par value

   2) Aggregate number of securities to which transaction applies:
     55,498,057 shares of Common Stock

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
     $20.00 per share

   4) Proposed maximum aggregate value of transaction:(1)
     $1,109,961,140

------------
(1) The filing fee assumes the purchase of 55,498,057 shares of Common Stock of the Registrant at $20.00 in cash per share. The amount of the filing fee, calculated in accordance with Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended, equals one-fiftieth (1/50th) of one per cent of the proposed cash payments to the holders of Common Stock.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

      $221,949.67
     ------------------------------------------------
   2) Form, Schedule or Registration Statement No.:

            Schedule 14A
     ------------------------------------------------
   3) Filing Party:

            The Continental Corporation
     ------------------------------------------------
   4) Date Filed:

            December 30, 1994 and March 7, 1995
     ------------------------------------------------

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
("The Continental Corporation" logo)

                          THE CONTINENTAL CORPORATION
                                180 Maiden Lane
                            New York, New York 10038

                                                                  March 29, 1995

To Our Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders of The Continental Corporation (the "Company"), to be held at 10:00 A.M. on Tuesday, May 9, 1995 in the Ricker Auditorium (second floor) at 180 Maiden Lane, New York City.

    At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 6, 1994, by and among the Company, CNA Financial Corporation ("CNA") and Chicago Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of CNA, pursuant to which Acquisition will be merged (the "Merger") with and into the Company, and the Company will become a subsidiary of CNA. If the Merger is consummated, each share of the Company's common stock, par value $1.00 per share (the "Common Stock") (other than shares as to which dissenters' rights have been properly exercised under New York law and certain shares held by the Company and its subsidiaries), will be converted into the right to receive $20.00, in cash, without interest.

    Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

    In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the attached Proxy Statement, including, among other things, the opinion of its financial advisor, Goldman, Sachs & Co., that, as of the date thereof, the $20.00 in cash per share to be received by the holders of Common Stock pursuant to the Merger Agreement is fair to such holders. The full text of the opinion is attached as Annex B to the Proxy Statement and shareholders are urged to read it in its entirety.

    Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card. Approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the voting power of the shares of the Company's capital stock outstanding and entitled to vote thereon and, as a result, a failure to vote will have the same effect as a vote against the Merger.

    Your continued support of and interest in The Continental Corporation is greatly appreciated.

Sincerely,
John P. Mascotte
Chairman and Chief Executive Officer

("The Continental Corporation" logo)

THE CONTINENTAL CORPORATION
180 MAIDEN LANE
NEW YORK, NEW YORK 10038

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 9, 1995

                                                                  March 29, 1995

To the Shareholders of
  THE CONTINENTAL CORPORATION:

    Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of The Continental Corporation (the "Company") will be held on Tuesday, May 9, 1995 at 10:00 A.M., local time, in the Ricker Auditorium (second floor) at 180 Maiden Lane, New York, New York 10038 for the following purposes:

        1. To consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of December 6, 1994 (the "Merger Agreement"), among the Company, CNA Financial Corporation ("CNA") and Chicago Acquisition Corp., a wholly-owned subsidiary of CNA ("Acquisition"), providing for the merger (the "Merger") of Acquisition with and into the Company, pursuant to which the Company will become a wholly-owned subsidiary of CNA and as a result of which each outstanding share (other than certain shares held by the Company and its subsidiaries and other than those shares owned by shareholders who properly exercised their dissenters' rights under New York law) of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"), will be converted into the right to receive $20.00, in cash, without interest, and to approve and adopt the Merger.

        2. To transact such other business as may properly be brought before the Special Meeting or at any adjournments thereof.

    Only those shareholders of record of the Company at the close of business on March 27, 1995, are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.

    If the Merger is consummated, holders of Common Stock of the Company who comply with the requirements of Section 623 of the New York Business Corporation Law will be entitled to seek an appraisal of their shares of Common Stock. See "THE MERGER--Dissenters' Rights" in the accompanying Proxy Statement.

    The affirmative vote of at least two-thirds of the voting power represented by the Common Stock and the Company's cumulative preferred stock, Series F, par value $4.00 per share, cumulative preferred stock, Series H, par value $4.00 per share and cumulative preferred stock, Series T, par value $4.00 per share, in each case voting separately as a class, is required to approve the Proposal.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          By Order of the Chairman of the Board,

                                          /s/ William F. Gleason, Jr.

                                          William F. Gleason, Jr.
                                          Senior Vice President,
                                          General Counsel and Secretary

                                PROXY STATEMENT
                       AND ANNUAL REPORT TO SHAREHOLDERS
                          THE CONTINENTAL CORPORATION
                                180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

                              -------------------
                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 9, 1995
                              -------------------

    This Proxy Statement is being furnished to the shareholders of The Continental Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding shares (the "Common Shares") of common stock, par value $1.00 per share, of the Company (the "Common Stock"), outstanding shares (the "Series F Shares") of cumulative preferred stock, Series F, par value $4.00 per share, of the Company (the "Series F Preferred Stock"), outstanding shares (the "Series H Shares") of cumulative preferred stock, Series H, par value $4.00 per share of the Company (the "Series H Preferred Stock"), and outstanding shares (the "Series T Shares" and, together with the Series F Shares and the Series H Shares, the "Preferred Shares") of cumulative preferred stock, Series T, par value $4.00 per share, of the Company (the "Series T Preferred Stock"), for use at the Special Meeting of Shareholders to be held on Tuesday, May 9, 1995 at 10:00 a.m., local time, at the Ricker Auditorium, 180 Maiden Lane, New York, New York 10038, and at any adjournments thereof (the "Special Meeting"). This Proxy Statement and the related proxy card are first being mailed to shareholders on or about March 29, 1995.

    At the Special Meeting, holders (the "Shareholders") of the Common Shares and Preferred Shares (the "Shares") on the applicable record date will consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of December 6, 1994 (the "Merger Agreement"), among the Company, CNA Financial Corporation, a Delaware corporation ("CNA"), and Chicago Acquisition Corp., a New York corporation and a wholly-owned subsidiary of CNA ("Acquisition"), pursuant to which: (a) Acquisition will be merged with and into the Company (the "Merger"), and the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of CNA; (b) each Common Share that is issued and outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive $20.00 per Common Share in cash, without interest (the "Merger Consideration"), other than Common Shares owned by or held in the treasury of the Company or any direct or indirect subsidiary of the Company (except for any share held in a fiduciary capacity and beneficially owned by a third party or as a result of debts previously contracted and except for any share which is part of the regulatory or statutory capital of such subsidiary), which will be cancelled without payment, and other than Common Shares in respect of which dissenters' rights have been properly exercised; and (c) each Preferred Share will be converted at CNA's option into either (i) the right to receive a cash payment equal to the liquidation preference of such share, plus any accrued and unpaid dividends on such share, at the Effective Time or (ii) one share of preferred stock of CNA or its affiliate, having the same terms, designations, preferences, limitations, privileges and relative rights as such Preferred Share.

    Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Company's shareholders and the receipt of all necessary regulatory approvals and consents. The Special Meeting may be postponed or adjourned until the requisite vote is obtained. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived or that the Merger will be consummated. For further information concerning the terms and conditions of the Merger, see "THE MERGER--The Merger Agreement."

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

    All information contained in this Proxy Statement relating to CNA, Acquisition and their affiliates has been supplied by CNA for inclusion herein and has not been independently verified.

    The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxyholders discretionary authority to vote the Shares covered thereby in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournments or postponements thereof.

                              -------------------
               The date of this Proxy Statement is March 29, 1995

                              -------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY..................................................................     4
  The Special Meeting....................................................     4
  The Merger.............................................................     4
  The Securities Purchase Agreement......................................     7
  Price Range of the Common Stock........................................     8
  Selected Financial Data of the Company.................................     8

THE SPECIAL MEETING......................................................     9
  Matters to be Considered at the Special Meeting........................     9
  Shares Outstanding and Entitled to Vote; Record Date...................     9
  Votes Required.........................................................     9
  Voting, Solicitation and Revocation of Proxies.........................    10

THE MERGER...............................................................    10
  The Parties............................................................    11
  Background of and Reasons For the Merger...............................    11
  Recommendation of the Board of Directors of the Company................    19
  Opinion of Financial Advisor...........................................    19
  The Merger Agreement...................................................    23
  Interests of Certain Persons in the Merger.............................    28
  Regulatory Approvals...................................................    31
  Payment for the Common Shares After the Merger; Source of Funds........    32
  Certain Federal Income Tax Consequences to Common Stock Holders........    33
  Accounting Treatment...................................................    33
  Dissenters' Rights.....................................................    33
  Certain Litigation.....................................................    34

RECENT DEVELOPMENTS......................................................    35
  1994 Financial Results.................................................    35
  Restructuring Efforts..................................................    35
  Transactions With Insurance Partners...................................    35
  The Securities Purchase Agreement......................................    36
  Sale of Certain Subsidiaries...........................................    43

SELECTED CONSOLIDATED FINANCIAL INFORMATION..............................    44

MARKET PRICES AND DIVIDENDS..............................................    46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........    47
  Security Ownership of Directors and Executive Officers.................    47
  Other Ownership of the Company's Common Stock..........................    48

AVAILABLE INFORMATION....................................................    49

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................    49

EXPERTS..................................................................    50

INDEPENDENT PUBLIC ACCOUNTANTS...........................................    50

OTHER MATTERS............................................................    50

INDEX TO 1994 FINANCIAL INFORMATION......................................   F-1

Annexes--
Annex A-- Agreement and Plan of Merger, dated as of December 6, 1994, among the
        Company, CNA and Acquisition

Annex B-- Opinion of Goldman Sachs & Co., financial advisor to the Company

Annex C-- Section 623 of the New York Business Corporation Law

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to read this Proxy Statement and the Annexes attached hereto in their entirety.

THE SPECIAL MEETING

    The Special Meeting will be held on Tuesday, May 9, 1995 at 10:00 a.m., local time, at the Ricker Auditorium, 180 Maiden Lane, New York, New York 10038.

    At the Special Meeting, holders of the Shares will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger.

    Only holders of record of the Shares at the close of business on March 27, 1995 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. On the Record Date, there were issued and outstanding 55,498,057 Common Shares entitled to vote on the matters brought before the Special Meeting, held of record by approximately 11,750 shareholders. In addition, on the Record Date, there were outstanding 171,900 Series F Shares, 375,000 Series H Shares and 828,100 Series T Shares entitled to vote on the Merger, all of which were held by Continental Casualty Company, a wholly-owned subsidiary of CNA ("CCC"). Each Share outstanding on the Record Date is entitled to one vote at the Special Meeting. CCC has agreed to attend the Special Meeting and vote all Preferred Shares in favor of the Merger. See "THE SPECIAL MEETING-- Matters to be Considered at Special Meeting" and "--Shares Outstanding and Entitled to Vote; Record Date."

    Under the New York Business Corporation Law (the "NYBCL"), the affirmative vote of the holders of at least 66 2/3% of the outstanding Common Shares is required to approve and adopt the Merger and the Merger Agreement. In addition, the Company's Certificate of Incorporation requires the affirmative vote of holders of at least 66 2/3% of the outstanding Series F Shares, Series H Shares and Series T Shares, each voting separately as a class, to approve the Merger. See "THE SPECIAL MEETING--Votes Required."

    A proxy card is enclosed for use at the Special Meeting. The proxy may be revoked at any time prior to its exercise at the Special Meeting.

    EVERY SHAREHOLDER'S VOTE IS IMPORTANT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

    SHAREHOLDERS SHOULD NOT FORWARD THEIR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE MERGER IS CONSUMMATED, TRANSMITTAL MATERIALS AND INSTRUCTIONS RELATING TO CERTIFICATES WILL BE MAILED TO SHAREHOLDERS PROMPTLY AFTER CONSUMMATION OF THE MERGER.

THE MERGER

    On December 6, 1994, the Company, CNA and Acquisition entered into the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex
A. The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Shareholders, and compliance with certain other covenants and conditions, Acquisition, a wholly-owned subsidiary of CNA, will be merged with and into the Company, the separate corporate existence of Acquisition will cease and the

Company will continue as the surviving corporation of the Merger (the "Surviving Corporation"). Upon consummation of the Merger, each share of Common Stock outstanding immediately prior to the Merger (other than as described below under "The Merger Agreement") will be converted into the right to receive $20.00 in cash, without interest. See "THE MERGER--The Merger Agreement."

    THE PARTIES. The parties to the Merger Agreement are the Company, CNA and Acquisition.

    The Company is an insurance holding company. Its best known subsidiary, The Continental Insurance Company, was organized in 1853. The principal business of the Company is the ownership of a group of property and casualty insurance companies. Based upon the 1994 edition of Best's Aggregates and Averages for the calendar year 1993, the Company's domestic property and casualty companies collectively ranked eleventh in overall premium volume among United States property and casualty insurers.

    CNA is one of the largest insurance holding companies in the United States. CNA principally operates through its insurance company subsidiaries, CCC and Continental Assurance Company ("CAC"). CNA's property and casualty insurance operations are conducted by CCC and its property and casualty insurance affiliates, and its life insurance operations are conducted by CAC and its life insurance affiliates. As multiple-line insurers, CNA's insurance companies offer property, casualty, life and accident and health coverages, principally in the United States. Loews Corporation owns approximately 84% of CNA. Through its subsidiaries, Loews Corporation is engaged in the production and sale of cigarettes, the operation of hotels and oil and gas drilling rigs, the insurance business (through its 84% interest in CNA) and the distribution and sale of watches and clocks.

    Acquisition is a direct, wholly-owned subsidiary of CNA. Acquisition was recently formed by CNA solely to facilitate CNA's acquisition of the Company and will not perform any activities other than of an organizational nature and as required by the Merger Agreement prior to consummation of the Merger.

    RECOMMENDATION OF BOARD OF DIRECTORS. The Board of Directors of the Company has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Company and its Shareholders and has approved the Merger Agreement. Accordingly, the Board of Directors recommends that Shareholders vote FOR approval of the Merger and the Merger Agreement.

    In determining to approve the Merger and the Merger Agreement and to recommend that Shareholders approve the Merger and the Merger Agreement, the Board of Directors considered a number of factors, as more fully described under "THE MERGER-- Background of and Reasons For the Merger--Reasons for the Merger."

    OPINION OF FINANCIAL ADVISOR. Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, delivered its written opinions, dated December 6, 1994 and March 27, 1995, to the Board of Directors of the Company that as of the date of each such opinion the $20.00 per share in cash to be received by the holders of the Company's Common Stock pursuant to the Merger Agreement is fair to such holders. The full text of the written opinion of Goldman Sachs, dated March 27, 1995, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of the Company's Common Stock should read such opinion in its entirety. See "THE MERGER--Opinion of Financial Advisor."

    THE MERGER AGREEMENT. The Merger shall become effective at the time and on the date that a certificate of merger (the "Certificate of Merger") is filed as required by section 907 of the NYBCL or on such other date and time as may be specified in such Certificate of Merger (the "Effective Time"). See "THE MERGER--The Merger Agreement--Effective Time."

    At the Effective Time, (i) each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled as described in clause (ii) below and

Common Shares owned by Shareholders who have properly exercised their dissenters rights under New York law) will be converted into the right to receive $20.00 per Common Share in cash, without interest (the "Merger Consideration"), and
(ii) each share of Common Stock owned by or held in the treasury of the Company or any direct or indirect wholly-owned subsidiary of the Company (other than any share held in a fiduciary capacity and beneficially owned by a third party or as a result of debts previously contracted and other than any share which is part of the regulatory or statutory capital of such subsidiary) immediately prior to the Effective Time shall be cancelled.

    The Merger Agreement contains various covenants of the Company regarding the conduct of the business of the Company, between December 6, 1994 (the date of execution of the Merger Agreement) and the Effective Date. In this regard, the Company generally is required to conduct its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present officers and key employees, as well as to forbear from taking certain actions without the consent of CNA. See "THE MERGER--The Merger Agreement--Business Pending the Merger."

    Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the Shareholders; (ii) the absence of any statute, rule, regulation, order, decree or injunction that prohibits consummation of the Merger and the absence of certain litigation brought by governmental authorities; (iii) the procurement of necessary governmental approvals; and (iv) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), which waiting period has been terminated. See "THE MERGER--The Merger Agreement--Conditions to the Merger." See "RECENT DEVELOPMENTS--Restructuring Efforts" for a discussion of certain consequences to the Company if the Merger is not approved by the Shareholders.

    The Merger Agreement may be terminated by mutual written consent of the Company and CNA and by either the Company or CNA under certain other circumstances. See "THE MERGER--The Merger Agreement--Termination, Amendment and Waiver."

    REDEMPTION OF THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. The Company's outstanding Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock was redeemed on March 13, 1995 for cash equal to $50 per share plus accrued and unpaid dividends to the redemption date, whether or not earned or declared. See "THE MERGER--The Merger Agreement-- Redemption of the Series A Preferred Stock and Series B Preferred Stock."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of the Company's management and the Board of Directors may receive economic benefits as a result of the Merger. For additional information concerning these benefits and other interests of certain persons in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

    REGULATORY APPROVALS. The Company and certain of its subsidiaries and affiliates are subject to regulation by insurance regulatory authorities in the states in which the insurance companies owned by the Company are domiciled and in the states in which such companies are licensed to conduct an insurance business. Certain approvals of such regulatory authorities are required in connection with the Merger, and applications for such approvals were submitted on January 23 and 25, 1995. It is a condition to the consummation of the Merger that such approvals be obtained prior to such consummation. The consummation of the Merger is also subject to receipt of approval of other governmental authorities and agencies, and applications for these approvals have also been or will shortly be submitted. It is anticipated, although there can be no assurance, that all such approvals will be obtained. See "THE MERGER--Regulatory Approvals."

    PAYMENT FOR THE COMMON SHARES AFTER THE MERGER. Pursuant to the Merger Agreement, CNA is obligated to deposit with a payment agent the aggregate Merger Consideration to be paid in exchange for the outstanding Common Shares entitled to receive payment therefor under the Merger Agreement.

Chemical Bank has been selected to act as payment agent for the payment of the Merger Consideration. Promptly after the Effective Time, CNA will cause the payment agent to mail to each holder of record of a certificate or certificates representing Common Shares: (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of such certificates in exchange for cash. Upon surrender of a certificate representing Common Shares for cancellation to the payment agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor the amount of cash such holder has the right to receive in accordance with the Merger Agreement, and the certificate so surrendered will forthwith be cancelled. See "THE MERGER-- Payment for the Common Shares After the Merger; Source of Funds."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO COMMON STOCK HOLDERS. The receipt of cash in exchange for Common Stock pursuant to the Merger (and the receipt of cash by a shareholder who exercises dissenter's rights) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Shareholders will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and their adjusted tax basis in their Common Shares. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset, and shall be long-term capital gain or loss if, on the date of the Merger, such Common Shares were held for more than one year. See "THE MERGER--Certain Federal Income Tax Consequences to Common Stock Holders".

    ACCOUNTING TREATMENT. The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated among the Company's assets and liabilities based on the fair value of the assets acquired and liabilities assumed. See "THE MERGER-- Accounting Treatment."

    DISSENTERS' RIGHTS. If the Merger is consummated, holders of Common Shares who do not vote in favor of approval of the Merger Agreement and who otherwise comply with the requirements of Section 623 of the NYBCL will be entitled to statutory appraisal rights. See "THE MERGER--Dissenters' Rights."

    CERTAIN LITIGATION. Beginning on December 7, 1994, five purported class actions were filed in New York State Supreme Court, New York County, against the Company and directors of the Company by persons claiming to be stockholders of the Company. The plaintiffs in these actions allege that directors of the Company breached their fiduciary duties when they approved the Merger Agreement with CNA and its affiliates by, among other things, agreeing to the Merger at an unfair and inadequate price, failing to adequately "shop" the Company and failing to maximize value for the Company's shareholders. The plaintiffs in two of these actions have also named CNA as a defendant, and allege that CNA aided and abetted the breaches of fiduciary duty. The plaintiff in another of these actions alleges that directors of the Company violated Sections 715 and 717 of the NYBCL (which relate to the duties of officers and directors). The plaintiffs in one or more of these purported class actions seek, among other relief, an injunction prohibiting the merger, other injunctive relief and unspecified monetary damages. Counsel for the plaintiffs in these actions have advised counsel for the Company that they intend to serve a single, consolidated amended complaint. See "THE MERGER--Certain Litigation."

THE SECURITIES PURCHASE AGREEMENT

    On December 9, 1994, CCC, a wholly-owned subsidiary of CNA, purchased for $275 million the Preferred Shares of the Company and an option to purchase additional shares of preferred stock. That purchase was made pursuant to a Securities Purchase Agreement, dated as of December 6, 1994, between the Company and CNA. The Preferred Shares investment took the place of an investment in the Company under a previously announced agreement with Insurance Partners L.P. to provide the Company with capital prior to December 31, 1994 and funded certain payments that the Company was required to make as a result of execution of the Merger Agreement. See "RECENT DEVELOPMENTS--Transactions With Insurance Partners."

    Under the Securities Purchase Agreement, CCC acquired $200 million in liquidation value of two series of 9.75% non-convertible preferred stock, redeemable under certain circumstances at the liquidation value plus an additional amount reflecting any increase in the per share price of the Common Stock over $15.75 based on an average market price during a period relating to the notice of redemption. CCC also received an option to acquire $125 million in liquidation preference of another series of 9.75% non-convertible preferred stock. The option, which is exercisable if the Merger Agreement is terminated, and its underlying preferred stock will be redeemable under certain circumstances for an amount reflecting any increase in the per share price of the common stock over $17.75 based on an average market price during a period relating to the notice of redemption plus, in the case of the underlying preferred stock, the liquidation value. The 9.75% preferred stock matures in 40 years, with a right of the holders to require redemption in 15 years, and may be redeemed by the Company under certain circumstances. In addition, CCC acquired $75 million in liquidation value of a series of 12% non-convertible preferred stock, maturing in 10 years and redeemable under certain circumstances. If the Merger is not completed, CCC may, subject to regulatory approvals, exchange approximately $166 million of the 9.75% preferred stock for another series of preferred stock that would be convertible into approximately 19% of the Company's currently outstanding Common Shares (approximately 16% on a fully-diluted basis). The conversion price would be $15.75, subject to adjustment in certain circumstances. Following such exchange, CNA would be entitled to nominate up to four members of the Company's board of directors. CNA is also subject to certain standstill agreements and restrictions on transfer. See "RECENT DEVELOPMENTS--The Securities Purchase Agreement."

    The holders of each of the five series of preferred stock created pursuant to the Securities Purchase Agreement (collectively, the "New Preferred") have the right to require the Company to redeem such shares if the Company engages in certain transactions that constitute or may result in a change in control. In the case of four of the five series of New Preferred, the redemption price upon such an event includes a premium that increases over time. See "RECENT DEVELOPMENTS--Securities Purchase Agreement--Redemption at the Option of the Holder of New Preferred Upon a Specified Corporate Event."

PRICE RANGE OF THE COMMON STOCK

    The Common Stock is traded on the New York Stock Exchange under the symbol "CIC". On December 6, 1994, prior to the announcement of the proposed Merger, the closing sale price of the Common Stock on the New York Stock Exchange was $14.00 per share. On March 27, 1995, a day shortly prior to the mailing of this Proxy Statement, the closing sale price of the Common Stock on such exchange was $19.50 per share. For additional information about prices of the Common Stock, see "MARKET PRICES AND DIVIDENDS."

SELECTED FINANCIAL DATA OF THE COMPANY

    Certain selected historical financial data of the Company is set forth under "SELECTED CONSOLIDATED FINANCIAL INFORMATION." That information should be read in conjunction with the financial statements and related notes included or incorporated by reference in this Proxy Statement.

                              THE SPECIAL MEETING

    This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by or on behalf of the Board of Directors for use at the Special Meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of Common Shares and Preferred Shares (the "Shareholders") will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. If the requisite votes in favor of the Merger Agreement and the Merger are obtained and certain conditions are satisfied or waived, where permissible, the terms of the Merger Agreement provide, among other things, that: (i) Acquisition will be merged with and into the Company; and (ii) each Common Share that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $20.00 per Common Share, in cash, without interest, other than Common Shares that, at the Effective Time, are owned by or held in the Company's treasury or any direct or indirect subsidiary of the Company (except for any share held in a fiduciary capacity and beneficially owned by a third party or as a result of debts previously contracted and except for any share which is part of the regulatory or statutory capital of such subsidiary), which will be cancelled without payment, and other than Common Shares ("Dissenting Shares") owned by shareholders who have properly exercised dissenters' rights under New York law). It is currently anticipated that the Merger will occur as promptly as practicable after the approval and adoption of the Merger Agreement by the Shareholders at the Special Meeting and the satisfaction or waiver, where permissible, of the other conditions to the consummation of the Merger. There can be no assurance that, even if the requisite Shareholder approval is obtained, the other conditions to the Merger will be satisfied or waived or that the Merger will be consummated. For additional information concerning the terms and conditions of the Merger, see "THE MERGER--The Merger."

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

    Only holders of record of the Shares at the close of business on March 27, 1995 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. The affirmative vote, in person or by proxy, of at least 66 2/3% of the Common Shares outstanding on the Record Date, or 36,998,705 Common Shares, is required. On the Record Date, there were issued and outstanding 55,498,057 Common Shares entitled to vote on the matters brought before the Special Meeting, held of record by approximately 11,750 shareholders. In addition, on the Record Date, there were outstanding 171,900 Series F Shares, 375,000 Series H Shares and 828,100 Series T Shares entitled to vote on the Merger and the Merger Agreement, all of which were held by CCC. Each Share outstanding on the Record Date is entitled to one vote at the Special Meeting.

VOTES REQUIRED

    Under the New York Business Corporation Law (the "NYBCL"), approval and adoption of the Merger Agreement will require the affirmative vote of the holders of at least 66 2/3% of the Common Shares outstanding on the Record Date. In addition, the Company's Certificate of Incorporation requires the affirmative vote of holders of at least 66 2/3% of the outstanding Series F Shares, Series H and Series T Shares, each voting separately as a class, to approve the Merger. Any other matters submitted to vote of the shareholders at the Special Meeting shall be determined by a majority of the votes cast by the holders of Common Shares, unless otherwise required by the NYBCL.

    Under rules of the New York Stock Exchange, the proposal to adopt the Merger Agreement is considered a "non-discretionary item" as to which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for a proposal. Because the proposal to adopt the Merger Agreement is required to be approved by the holders of at least two-thirds of each class of outstanding Shares, abstentions and broker "non-votes" will have the same effect as votes against the Proposal. Assuming the presence of a quorum, abstentions and broker "non-votes" also will not be counted as votes for a proposal to adjourn the Special Meeting, if any, to solicit additional proxies to vote on the proposal to approve the Merger Agreement, and will not affect the votes required for such proposals. Withheld votes and broker "non-votes" also will not affect the vote required for other matters, if any.

    CCC has agreed to attend the Special Meeting, and any adjournment or postponement thereof, and vote, and CNA has agreed to cause to be voted, all Preferred Shares for approval of the Merger Agreement and the Merger.

VOTING, SOLICITATION AND REVOCATION OF PROXIES

    The enclosed proxy is being solicited by the Board of Directors of the Company for use in connection with the Special Meeting and any adjournment thereof. Shares represented by each proxy duly executed and received by the Company will be voted in accordance with the instructions contained therein. If no instructions are given, the proxy will be voted FOR the approval and adoption of the Merger and the Merger Agreement.

    Any shareholder is empowered to revoke a proxy at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any written notice revoking a proxy should be sent to The Continental Corporation, 180 Maiden Lane, New York, New York 10038, Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Special Meeting. The proxy may be revoked at any time before it is voted, and it will be deemed revoked if the shareholder attends and votes at the Special Meeting.

    The Company's Board of Directors has adopted a policy of confidential shareholder voting. The policy provides that the tabulation of shareholder votes is to be by independent third parties, and that each shareholder proxy card, ballot and the shareholder's votes specified thereon are to be kept confidential until the final vote is tabulated at the Special Meeting, except that disclosure may be made as required by applicable law, in the case of proxy cards containing a shareholder comment or question, or in the event of a contested proxy solicitation.

    The Company will bear the costs of soliciting proxies from Shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Kissel-Blake, Inc., 25 Broadway, New York, New York 10004, to aid in the solicitation of proxies. The fee of such firm for solicitation of the proxies is estimated to be $14,000 plus reimbursement for out-of-pocket costs and expenses.

                                   THE MERGER

    On December 6, 1994, the Company, CNA and Acquisition entered into the Merger Agreement, which provides for the Merger of Acquisition with and into the Company. Upon consummation of the Merger, each share of Common Stock outstanding immediately prior to the Merger (other than as described below under "--The Merger Agreement") will be converted into the right to receive $20.00 in cash, without interest.

    All information contained in this Proxy Statement with respect to CNA, its affiliates and their respective subsidiaries, including Acquisition, has been supplied by CNA for inclusion herein and has not been independently verified by the Company.

THE PARTIES

    THE COMPANY. The Continental Corporation, a New York corporation incorporated in 1968, is an insurance holding company. Its best known subsidiary, The Continental Insurance Company, was organized in 1853. The principal business of the Company is the ownership of a group of property and casualty insurance companies. Based upon the 1994 edition of Best's Aggregates and Averages for the calendar year 1993, the Company's domestic property and casualty companies collectively ranked eleventh in overall premium volume among United States property and casualty insurers. The Company's insurance operations generated 98% of consolidated revenues in 1994.

    The Company's principal executive offices are located at 180 Maiden Lane, New York, New York 10038. Its telephone number is 212-440-3000.

    CNA FINANCIAL CORPORATION. CNA is one of the largest insurance holding companies in the United States. CNA principally operates through its insurance company subsidiaries, CCC and CAC. CNA's property and casualty insurance operations are conducted by CCC and its property and casualty insurance affiliates, and its life insurance operations are conducted by CAC and its life insurance affiliates. As multiple-line insurers, CNA's insurance companies offer property, casualty, life and accident and health coverages, principally in the United States. Loews Corporation owns approximately 84% of CNA. Through its subsidiaries, Loews Corporation is engaged in the production and sale of cigarettes, the operation of hotels and oil and gas drilling rigs, the insurance business (through its 84% interest in CNA) and the distribution and sale of watches and clocks. On December 9, 1994, CCC acquired the Preferred Shares and certain other securities of the Company. See "RECENT DEVELOPMENTS--The Securities Purchase Agreement." Except as described herein, Loews Corporation, CNA and their respective subsidiaries are not affiliated with the Company.

    CNA's principal executive offices are located at CNA Plaza, Chicago, Illinois 60685. Its telephone number is (312) 822-5000.

    ACQUISITION. Acquisition is a New York corporation which currently is a direct, wholly-owned subsidiary of CNA. Acquisition was recently formed by CNA solely to facilitate CNA's acquisition of the Company and will not perform any activities other than of an organizational nature and as required by the Merger Agreement prior to the consummation of the Merger. Acquisition's principal executive offices are located at CNA Plaza, Chicago, Illinois 60685. Its telephone number is (312) 822-5000.

BACKGROUND OF AND REASONS FOR THE MERGER

    RESTRUCTURING EFFORTS. The Company's results over the past several years have been adversely affected by a variety of factors, including a downturn in the insurance industry, a number of severe catastrophic losses and a high expense structure. In the first quarter of 1994, the Company also experienced a substantial increase in weather-related losses not officially designated as catastrophic and a substantial increase in large losses. The cumulative effect of these factors resulted in a significant reduction in the statutory surplus of the Company's insurance subsidiaries and in the Company's shareholders' equity. In 1994, the Company also experienced a reduction in the value of its investment portfolio resulting from increased interest rates, which also affected shareholders' equity.

    In early 1994, the Company began reviewing all aspects of its operations in order to develop a plan to address these concerns. As part of these efforts, the Company retained Goldman, Sachs & Co. ("Goldman Sachs") in early 1994 to assist in assessing strategic alternatives available to the Company. Following its review in early 1994, the Company began to implement a restructuring plan designed to increase the profitability of its underwriting businesses, shift the focus of its business to more profitable lines, reduce its expense structure, reduce its exposure to catastrophes, reduce its premium to surplus ratio, strengthen its balance sheet and improve its capital position. The Company also sold non-strategic businesses (see "RECENT DEVELOPMENTS--Sale of Certain Subsidiaries"). These actions have already had the following results: the Company's work force has been reduced by 2,898 employees (including 2,300 from planned reductions in force), from 12,255 employees at December 31, 1993 to 9,357 at December 31, 1994; more selective underwriting has reduced net premiums written by approximately $435 million as at December 31, 1994 from 1993 levels; reinsurance arrangements have reduced net premiums written by $325 million as at December 31, 1994 from 1993 levels; sales of businesses are expected to reduce net premiums written by an additional approximately $705 million from 1994 levels; the capital position of the Company's domestic insurance subsidiaries has been strengthened by the deployment of $510 million of capital to such insurance subsidiaries from non-domestic insurance subsidiaries, investments held at the holding company level and capital raised by the Company; the Company's capital position has been improved by the elimination of dividends on the Common Stock; and a $480 million reserve has been established for incurred but not reported ("IBNR") asbestos-related, other toxic tort and environmental pollution claims ("Environmental Claims"). The Company expects that these and similar actions, if continued, would, barring unexpected adverse events such as have occurred in the past, result in a significant improvement in its financial condition and profitability. The Company's restructuring plan has not, however, been fully implemented, and there can be no assurance that implementation of the restructuring plan would result in future profitability or a significant improvement in the Company's financial condition.

    The Company's restructuring plan left little surplus cushion for adverse events, such as additional high catastrophe losses, adverse loss development or further reductions in the market value of its investment portfolio due to market conditions. In June 1994, A.M. Best Company affirmed the financial strength of the Company's domestic insurance subsidiaries as "A-" (Excellent), A.M. Best Company's fourth highest of six secure financial strength ratings, but placed the Company's rating under review with developing implications, pending further evaluation of the Company's capital preservation efforts, restructuring plans and future business plans. Also in June 1994, Standard & Poor's Corporation ("S&P") placed the Company's "A-" senior debt rating, S&P's seventh highest of ten investment grade ratings, and the "AA-" (Excellent) claims paying ability rating, S&P's fourth highest rating, of the Company's domestic insurance subsidiaries on Creditwatch, with negative implications. Accordingly, management recommended that the Company explore raising additional capital. In June 1994, with the assistance of Goldman Sachs, the Board of Directors reviewed possible means of raising additional capital, as well as the possibility of a sale of the Company. The Board of Directors decided that the Company should initially seek to raise capital through the sale of a minority, non-control position to an outside investor. In June and July 1994, at the direction of the Company, Goldman Sachs began contacting third parties that it or the Company believed might be interested in making such an investment in the Company. In August 1994, the Company publicly announced that it had been reviewing alternatives for raising additional capital and that it had retained Goldman Sachs to assist it in exploring the available alternatives, including an equity investment. After this announcement, management and Goldman Sachs received and responded to unsolicited inquiries regarding both investments in the Company and the sale of the Company.

    In August 1994 the Company received several written proposals for, as well as oral indications of interest concerning, minority investments in the Company. On August 18, 1994, the Board of Directors authorized management to negotiate actively with one investment group that had made a written proposal to make an investment of $500 million for a 46% fully diluted ownership interest in the Company. This proposed investment was to consist of $50 million for Common Stock at $17.00 per share, and $450 million for a combination of 9 3/4% 15-year preferred stock with detachable 15-year warrants to buy 26.5 million shares of Common Stock at $17.00 per share, and warrants to buy an additional 15 million shares of Common Stock at $18.75 per share. The proposal called for the naming of a new Chairman and Chief Executive Officer of the Company. The Board determined to pursue this proposal, rather than the others it had received, because it provided more funding at a higher (and less dilutive) per share price than the other proposals the Company had received and was, accordingly, significantly more attractive. During negotiations with this investor group, the Company continued to permit other interested parties to conduct due diligence with respect to the Company. After additional due diligence, the investment group withdrew its proposal in late August 1994. The investment group indicated that, following its due diligence review, it would not derive the necessary return on its investment at the dollar amounts proposed due to the risks involved in the Company's business. The investment group did, however, orally indicate that it might be willing to invest $500 million in Common Stock at a price per share substantially below the then-market price of $16.00 per share. The Company then terminated discussions with such group.

    On August 30, 1994, following termination of the discussions referred to in the previous paragraph, the Board of Directors authorized management to pursue discussions with Insurance Partners, L.P. ("Insurance Partners"), which had made a proposal to make a minority investment in the Company. Management was also encouraged to pursue discussions with parties that had expressed interest in an acquisition of the Company.

    During September and early October, 1994, the Company continued to negotiate the terms of a minority investment with Insurance Partners. On October 13, 1994, the Company entered into a definitive agreement (the "IP Securities Agreement") with Insurance Partners. Under that agreement, Insurance Partners was to acquire for $200 million in cash two series of cumulative preferred stock with an aggregate liquidation value of $200 million, each series paying an annual cash dividend of 9.75%, along with an option to acquire $125 million in liquidation preference of a series of non-convertible preferred stock. Of the $200 million of preferred stock that was to be issued to Insurance Partners at the closing, approximately $165 million was to be a series of convertible preferred stock, convertible into approximately 19.9% of the Company's outstanding Common Stock (approximately 16.6% on a fully-diluted basis) at a conversion price of $15.00 per share. The balance, approximately $35 million, was to be for a series of non-convertible preferred stock redeemable under certain circumstances at a price reflecting any increase in the per share price of the Common Stock over $15.00. The two preferred issues were to have matured in fifteen years, but were to be redeemable by the Company after seven years. The option and the related underlying preferred stock were to be redeemable under certain circumstances at a price reflecting any increase in the per share price of the Common Stock over $17.00. Upon purchase of the preferred stock, Insurance Partners was to be entitled to nominate up to four directors to serve on the Board of Directors. That agreement also contemplated that, following the investment by Insurance Partners, the Company was to raise $100 million in non-convertible preferred stock or debt. Consummation of the Insurance Partners transaction did not require approval of the Company's shareholders, but did require various regulatory approvals.

    As a condition to entering into the IP Securities Agreement, Insurance Partners required the Company to agree to sell its Continental Asset Management Corporation ("CAM") subsidiary to Insurance Partners for $35 million in notes. An agreement for the sale of CAM was executed on October 13, along with the IP Securities Agreement. The closing under the IP Securities Agreement was a condition to consummation of the CAM sale.

    As contemplated by the IP Securities Agreement, the Board of Directors on October 13 elected Mr. Richard M. Haverland (who had been introduced to the Company by Insurance Partners) Vice Chairman and a director of the Company. Upon the closing under the IP Securities Agreement, Mr. Haverland was to be named Chairman and Chief Executive Officer, succeeding Mr. John P. Mascotte, who was to resign. Mr. Haverland's employment agreement obligated the Company to pay substantial severance benefits to him in certain instances of termination, and entitled him to resign and receive such payments in the event that the IP Securities Agreement terminated. See "--Interests of Certain Persons in the Merger--Interests of Mr. Haverland."

    The IP Securities Agreement expressly permitted the Company to continue to seek, negotiate and enter into an agreement for a merger or similar sale transaction and to terminate the IP Securities

Agreement upon the execution of such an agreement. Upon such termination, the Company would be obligated to pay Insurance Partners a termination fee in the amount of the greater of $17.5 million and 1.875% of the aggregate value of the other transaction, and to reimburse Insurance Partners for up to $10 million in expenses, whether or not such other transaction is consummated. See "RECENT DEVELOPMENTS --Transactions With Insurance Partners" for information with respect to amounts paid to Insurance Partners in connection with the Merger.

    On October 13, 1994, the Board of Directors determined that Goldman, Sachs, working with management, should continue to solicit interest in a sale of at least 51% of the Common Stock of the Company prior to consummating the Insurance Partners transactions, and that any such interest should be actively pursued.

    From June through December 1994, Goldman Sachs discussed a minority investment in or an acquisition of the Company with approximately 25 entities. Ten entities, including CNA and Insurance Partners, conducted some amount of due diligence. Six of these entities, including the investment group discussed above, expressed interest in a minority investment, and the other four entities expressed an interest in acquiring the entire Company. Nine other entities expressed an initial interest in a minority investment or acquisition of all or part of the Company but did not conduct due diligence. The other parties that were approached indicated that they had no interest in a transaction involving the Company. While several entities made proposals to make equity investments in the Company, no party other than CNA made a proposal to acquire all (or a majority of) the stock or the assets of the Company.

    NEGOTIATIONS WITH CNA. In September 1994, Mr. Dennis Chookaszian, Chairman and Chief Executive Officer of CNA, called Mr. Mascotte and a representative of Goldman Sachs to express CNA's interest in a potential acquisition of the Company. On October 2, 1994, Mr. Chookaszian met with Ms. Adrian Tocklin, President of the Company, to describe CNA's interest in exploring a possible combination of the Company and CNA.

    On October 12, 1994, Mr. Chookaszian and Mr. James Tisch, a CNA director, met with Mr. Mascotte. At that meeting, Mr. Chookaszian expressed an interest in a cash acquisition of the Company and conducting due diligence on the Company's operations. On October 12, 1994, CNA signed a confidentiality agreement with the Company, and began receiving non-public information with respect to the Company.

    On November 4, 1994, Mr. Chookaszian called Mr. Mascotte and a representative of Goldman Sachs and stated that CNA might be interested in acquiring the Company for a cash price of $20.00 per share, that CNA would need to conduct substantial additional due diligence and proposed that the parties negotiate a merger agreement that would be terminable by CNA following completion of its due diligence. He also stated that, subject to the satisfactory completion of such due diligence, CNA would be willing to provide capital to the Company to replace the Insurance Partners transactions. On November 8, 1994, the Board of Directors met and reviewed the CNA proposal in detail, including the $20.00 price relative to the value to shareholders of the Insurance Partners transactions. The Board determined that CNA should be encouraged to continue due diligence on a prompt timetable, and that the Company would not enter into a merger agreement that would be subject to further due diligence and that did not contain a firm price. In addition, the Board determined that CNA should provide a clear proposal for providing capital to the Company in 1994 to replace the Insurance Partners transactions, if an agreement were reached with CNA on a merger transaction. Following the meeting, Mr. Mascotte and a representative of Goldman Sachs informed Mr. Chookaszian of the Board's determinations.

    On November 10, 1994, Mr. Chookaszian called Mr. Mascotte and stated that CNA was interested in continuing the negotiations and completing its due diligence. He indicated that CNA would be willing to provide capital to the Company on terms that would give the parties the economic benefits of the IP Securities Agreement if an agreement were reached on a merger. CNA requested the ability to do three more weeks of intensive due diligence, after which it would either make an offer to buy the Company at $20 per share or not make an offer to buy the Company. CNA also requested that the Company reimburse CNA for its expenses if it were to make a $20 offer and the Company did not accept that offer, either because the Company decided to pursue another transaction or for another reason.

    On November 17, 1994, the Board of Directors met and reviewed in detail the CNA proposal, the status of the Insurance Partners' transactions, the relative values to the Company and its shareholders of the two proposed transactions, the Company's need for capital by the end of 1994 and various risks inherent in CNA's request to conduct intensive due diligence, including the potential adverse effects a possible decision by CNA (following such due diligence) not to make an offer could have on market and rating agencies' views of the Company and on the willingness of Insurance Partners to proceed with its transactions. The Board of Directors did not accept the CNA proposal because of the Board's concerns with respect to such potential adverse effects. However, the Board of Directors decided that the Company would permit CNA to conduct additional due diligence if CNA would agree to protect the Company against these risks by unconditionally agreeing, regardless of the results of CNA's due diligence, to provide financing in an amount and on terms similar to those to be provided by Insurance Partners under the IP Securities Agreement should Insurance Partners determine not to proceed with its investment. Representatives of the Company informed Mr. Chookaszian of the Board's determination on November 17, 1994.

    On November 18, 1994, Mr. Chookaszian called Mr. Mascotte and a representative of Goldman Sachs and advised them that CNA was willing to provide the capital assurances sought by the Board of Directors. Between November 18, 1994 and November 22, 1994, CNA and the Company negotiated an interim agreement pursuant to which CNA would, with limited conditions, agree to provide $235 million in financing to the Company prior to December 31, 1994 should Insurance Partners determine not to proceed with an investment in the Company, $200 million of which would be on terms and conditions substantially similar to that which would have been provided by Insurance Partners under the IP Securities Agreement and $35 million of which would be for a 12% non-voting, nonconvertible preferred stock to replace the amounts receivable under the CAM sale agreement. The Company would agree to reimburse CNA for up to $3 million of its expenses, and CNA's agreement to provide such financing would terminate, if the Company entered into a definitive agreement concerning a control transaction with anyone other than CNA prior to December 9, 1994 or if, prior to the end of business on December 9, 1994, CNA were ready and willing to enter into a definitive agreement for acquisition of the Company, on terms reasonably satisfactory to the Company, at a price of not less than $20.00 per share and the Company determined not to proceed with such a transaction. The terms of any such definitive agreement were to include $235 million of financing on the terms described above, as well as an additional $40 million to fund the maximum amount of payments that the Company could be required to make as a result of termination of the IP Securities Agreement. See "RECENT DEVELOPMENTS--Transactions With Insurance Partners." On November 22, 1994, the Board of Directors met to review in detail the interim agreement, the status of discussions with third parties and the status of the Insurance Partners' transaction. The Board of Directors unanimously determined that the interim agreement addressed the concerns expressed at its November 17 meeting, approved the interim agreement and authorized the Company to continue discussions and negotiations with CNA regarding a merger. The interim agreement was executed on November 22, 1994.

    From November 22, 1994 through December 6, 1994, CNA completed its due diligence review of the Company, and CNA and the Company negotiated the terms of the Merger Agreement and Securities Purchase Agreement. On December 3, 1994, Mr. Chookaszian indicated that CNA had substantially completed its due diligence review and that, subject to the approval of CNA's board of directors, CNA would make a $20 per share offer for all of the Common Stock of the Company.

    On December 6, 1994, CNA's board of directors approved the transactions, and Mr. Chookaszian called Mr. Mascotte to inform him that CNA was formally offering to purchase all of the Common

Stock of the Company at a price of $20.00 per share on the terms and conditions of the Merger Agreement that had been negotiated between the parties and to provide $275 million in interim financing to the Company on the terms and conditions of the Securities Purchase Agreement. Also on December 6, 1994, Insurance Partners, which had been informed that the Company was considering a control transaction, sent a letter to the Company stating that it would agree to raise the conversion price on the convertible preferred stock it was to purchase under the IP Securities Agreement from $15.00 to $15.75 per share, change the redemption price of the other series of preferred stock and the option to be purchased by Insurance Partners to reflect any increase in the per share price of the Common Stock over $15.75 and $17.75 from $15.00 and $17.00, respectively, and, if regulatory approvals could not be obtained by the end of 1994, amend the IP Securities Agreement to the extent necessary to permit the transactions contemplated thereby to be consummated without such approvals.

    Also on December 6, 1994, the Board of Directors met to review the definitive CNA agreements and to consider CNA's offer of $20.00 per share. At the meeting, the Board of Directors reviewed in detail the offer from CNA, the terms of the Merger Agreement and the Securities Purchase Agreement, the revised Insurance Partners' proposal, an updated operating plan dated December 2, 1994 prepared under the direction of Mr. Haverland and Ms. Tocklin reflecting the anticipated results of the Company's restructuring efforts, the assumptions of, and the risks and uncertainties inherent in, such updated operating plan, the historic and current Common Stock prices, comparable insurance company stock price levels, certain terms and financial characteristics of recent insurance company acquisitions, various methods for analyzing the value of the Company's Common Stock, and the prospects for the Company to continue as an independent entity with the Insurance Partners' investment. In presenting the updated operating plan, Mr. Haverland and Ms. Tocklin stated their view that successful implementation of the updated operating plan (taking into account Insurance Partners' proposed investment in the Company) could lead to a significant improvement in the Company's earnings and could result, over time, in a value greater than $20.00 per share, although they recognized that there was substantial uncertainty as to whether the operating plan could be achieved and substantial risks in proceeding with the operating plan. The directors discussed extensively the potential benefits of the plan, including the possibility that successful implementation of that operating plan could result, over time, in a value to the holders of Common Stock greater than $20.00 per share, as against the substantial risks in the updated operating plan, including the small surplus cushion available to the Company for adverse events such as additional high catastrophe losses, adverse loss development or further reductions in the value of its investment portfolio and the Company's high debt to capital ratio, the uncertainties of achieving the updated operating plan, the reasonableness of the assumptions in that plan and the value provided by the CNA offer. See "--Opinion of Financial Advisor--Present Value to Existing Shareholders," "-- Comparison of Selected Property and Casualty Insurers," "--Selected Acquisitions in the Property and Casualty Insurance Industry (1989-1994 YTD)" and "--Historical Common Stock Performance" for a description of certain analyses reviewed by the Board of Directors.

    During the December 6 meeting, the Board of Directors asked Goldman Sachs to contact CNA to inform it of Insurance Partners' revised proposal and to seek an enhancement of the $20.00 price and other terms of CNA's offer, even though CNA had repeatedly indicated that the price was not negotiable. A representative of Goldman Sachs then contacted James S. Tisch, a CNA director, and Mr. Chookaszian to seek such an enhancement. Messrs. Tisch and Chookaszian stated that CNA was unwilling to increase its $20.00 per share offer but that it would change the provisions of the Securities Purchase Agreement to match the improved terms offered by Insurance Partners.

    The Board of Directors did not seek a further enhancement in the terms of the proposed Insurance Partners' investment because, although Insurance Partners was aware that the Board was considering a control transaction and was aware of the approximate value being discussed with CNA, the revised proposal only nominally enhanced the value of the proposed investment to the Company's shareholders. Further, the investment proposal had been heavily negotiated as described above and Insurance Partners had informed the Company that it did not consider a lower rate of return on its investment to be attractive given the risk of an investment in the Company. Based on the foregoing, the Company did not believe Insurance Partners would be willing to revise its proposed investment in a way that would appreciably increase its value to the Company's shareholders.

    At the December 6 meeting, Goldman Sachs delivered its written opinion to the Board of Directors that, as of the date of such opinion, the $20.00 per share in cash to be received by the holders of the Common Stock in the Merger is fair to such holders. See "Opinion of Financial Advisor." The Board then approved the Merger and the Merger Agreement as being advisable to and in the best interests of the Company and the Shareholders, and determined to recommend that the Shareholders approve the Merger and Merger Agreement. All directors, other than Mr. Haverland who abstained from voting, voted to approve the Merger and the Merger Agreement.

    The Merger Agreement and Securities Purchase Agreement were signed on December 6, 1994. After such execution, the Company notified Insurance Partners that it was terminating the IP Securities Agreement. Shortly after such termination, by letter dated December 6, 1994, Mr. Haverland resigned as Vice Chairman and a director of the Company. The transactions contemplated by the Securities Purchase Agreement were consummated on December 9, 1994. See "RECENT DEVELOPMENTS-- The Securities Purchase Agreement."

    REASONS FOR THE MERGER. The Board of Directors of the Company, with the assistance of outside financial and legal advisors, analyzed the financial, legal and market considerations bearing on the decision to approve the Merger Agreement as described above.

    The Board of Directors' decision was based, in large part, upon balancing the risks and opportunities afforded by the Company's operating plan (assuming completion of the Insurance Partners' investment) against the benefits of the Merger Agreement, which will provide all holders of Common Stock a price of $20.00 per share. On the one hand, the Board of Directors considered the operating plan presented to it to involve risk to the equity value, balance sheet and financial condition of the Company in the short run and, if the restructuring were to be unsuccessful, substantial long-term risk. On the other hand, the Merger Agreement offers all holders of Common Stock the opportunity to receive a cash premium for their Common Shares (which had a market price of $14.00 per share immediately prior to the announcement of the transaction), although the $20.00 price was less than the then book value of the Common Stock.

    In determining to approve the Merger and the Merger Agreement and to recommend that the Shareholders approve the Merger and Merger Agreement, the Board of Directors considered a number of factors, including the following:

        (i) information relating to the financial condition, results of operations, capital levels, asset quality and prospects of the Company and current and prospective industry, economic and market conditions, with particular emphasis on the potential profitability reflected in management's updated operating plan, historical and projected catastrophe losses for the Company, the relationship of the Company's combined ratios to industry averages and the competitive environment for property and casualty insurance companies generally;

        (ii) the views expressed by management with respect to the Company's updated operating plan, including the view that successful implementation of that operating plan could result, over time, in a value greater to the holders of Common Stock than $20.00 per share, and views as to the achievability of that operating plan;

        (iii) the risks and uncertainties associated with the Company's achieving its updated operating plan, including the small surplus cushion available to the Company for adverse events such as additional high catastrophe losses, adverse loss developments or further reductions in the value of its investment portfolio and the Company's high debt to capital ratio;

        (iv) the possible alternatives to the Merger, including the alternative of remaining independent with the Insurance Partners' investment and the possibility that such alternative (if the updated operating plan were in fact to be realized) could, over time, achieve greater value to the holders of Common Shares than the Merger;

        (v) the opinion of Goldman Sachs that, as of December 6, 1994, the $20.00 per share in cash to be received by the holders of the Common Stock is fair to such holders (see "--Opinion of Financial Advisor");

        (vi) the historic market values and book values of the Common Stock and earnings per share and combined ratios of the Company as compared to recent market values and book values of stock of other property and casualty insurance companies and earnings per share and combined ratios of such other companies, including the relationship between such factors and market values;

        (vii) comparisons of the market prices at which the Common Shares and the stock of other property and casualty insurance companies historically traded, including the relationship between such market prices of the Common Shares and such stock and the book value per Common Share and per share of stock of such other property and casualty insurance companies, and in particular the fact that, although the $20.00 price was less than the then book value of the Common Stock, the Common Stock had generally traded at a discount both to book value and from the market levels of stock of other property and casualty insurance companies, reflecting market concerns about uncertainties with respect to the Company's future losses, including environmental pollution claims, and the level of the Company's reserves;

        (viii) the terms of recent insurance company acquisitions, including information as to the relationship between the acquisition prices for those companies and their respective earnings per share, shareholders' equity, statutory surplus, statutory income and stock market price as compared to the Merger Consideration;

        (ix) the terms of the Merger Agreement (including the relatively few representations, warranties and conditions, and the Company's ability to negotiate with others under certain circumstances and to consider and approve other proposals for the sale of the Company if a better offer were made) and of the Securities Purchase Agreement, which terms are the result of arm's-length negotiations between the Company and CNA;

        (x) the results of the solicitation of potential investors and acquirors described above, including the fact that no offer that was not substantially below the then book value was received by the Company and, other than CNA's offer, no offer to purchase all (or a majority of) the Common Stock was received by the Company, and the Board's belief that further solicitation would not result in a more attractive offer;

        (xi) the fact that $20.00 represents a substantial premium over the trading price of the Common Shares prior to the announcement of the Merger Agreement;

        (xii) the terms of the Securities Purchase Agreement, which allowed the Company to receive the financing that would have been provided under the IP Agreement and the CAM sale agreement while permitting the shareholders to consider the terms of the Merger;

        (xiii) the fact that the Merger Agreement requires the consent of holders of two-thirds of the outstanding Shares; and

        (xiv) the fact that any shareholders who are dissatisfied with the Merger Consideration will be entitled, upon compliance with certain conditions, to receive the appraised fair value of the Common Shares instead of the Merger Consideration (see "--Dissenters' Rights").

    The Board did not attempt to prioritize or assign relative weight to these various factors, and individual directors may have weighed them differently.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

    The Board of Directors of the Company has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Company and its Shareholders and has approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. All directors, other than Mr. Haverland, who abstained from voting, voted to approve the Merger and Merger Agreement.

OPINION OF FINANCIAL ADVISOR

    On December 6, 1994, Goldman Sachs delivered its written opinion to the Board of Directors of the Company that on such date the $20.00 per share in cash to be received by holders of the Company's Common Stock pursuant to the Merger Agreement is fair to such holders. Goldman Sachs subsequently delivered its written opinion, dated March 27, 1995, that as of such date the $20.00 per share in cash to be received by the holders of the Company's Common Stock pursuant to the Merger Agreement is fair to such holders. THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED MARCH 27, 1995, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    In connection with its opinion dated March 27, 1995, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) this Proxy Statement; (iii) the draft Annual Report on Form 10-K of the Company, dated March 23, 1995, for the year ended December 31, 1994; (iv) the Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1993; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (vi) certain other communications from the Company to its shareholders; and (vii) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs also has held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs has reviewed the reported price and trading activity for the Company's Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed certain recent business combinations in the insurance industry and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. For purposes of its analysis, and with the Company's consent, Goldman Sachs took into account the risks and uncertainties associated with the Company achieving management's forecasts in the amounts and at the times indicated therein. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and has not been furnished with any such evaluation or appraisal.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Company's Board of Directors on December 6, 1994. Goldman Sachs utilized substantially the same types of financial analyses in preparing its written opinion, dated March 27, 1995.

    PRESENT VALUE TO EXISTING SHAREHOLDERS. Goldman Sachs performed a present value analysis of the Company's Common Stock based on management projections of the Company's future performance included in its operating plan (the "Management Projections") and reflecting the revised terms of the Insurance Partners transaction. Goldman Sachs calculated the implied per share present values of the Company's Common Stock at year-end 1994 assuming the sale of such shares at year-end 1998, 1999 and 2000 using the Management Projections (the "Base Case"), as well as sensitivities in the annual combined ratios of the Company reflected in the Management Projections of +4 percentage points, +2 percentage points and -2 percentage points (the "Sensitivity Cases"). Exit values for the Company's Common Stock were calculated by applying a range of multiples of fully-diluted book value per Common Share (0.6x to 1.9x) and resulted in multiples of projected latest twelve months fully-diluted earnings per Common Share ("LTM EPS") ranging, in the Base Case, from 5.1x to 16.5x and, in the Sensitivity Cases, projected LTM EPS multiples ranging from 4.2x to 13.8x, 4.7x to 15.1x and 5.5x to 18.2x, respectively. These exit values were discounted to present value using discount rates of 10%, 15% and 20%.

    As to the Base Case, such analysis indicated implied present values per Common Share at year-end 1994 ranging from $9.36 to $41.73 for an exit at year-end 1998, from $8.74 to $42.74 for an exit at year-end 1999 and from $8.15 to $43.70 for an exit at year-end 2000. Applying a combined ratio of +4 percentage points to the Base Case resulted in implied present values per Common Share at year-end 1994 ranging from $8.04 to $35.02 for an exit at year-end 1998, from $7.31 to $34.70 for an exit at year-end 1999 and from $6.64 to $34.41 for an exit at year-end 2000. Applying a combined ratio of +2 percentage points to the Base Case resulted in implied present values per Common Share at year-end 1994 ranging from $8.70 to $38.38 for an exit at year-end 1998, from $8.03 to $38.72 for an exit at year-end 1999 and from $7.39 to $39.06 for an exit at year-end 2000. Applying a combined ratio of -2 percentage points to the Base Case resulted in implied present values per Common Share at year-end 1994 ranging from $10.01 to $45.09 for an exit at year-end 1998, from $9.45 to $46.77 for an exit at year-end 1999 and from $8.90 to $48.35 for an exit at year-end 2000.

    As part of its analysis, Goldman Sachs compared the Company's historical combined ratios for the years 1984 to 1993 against the industry's historical combined ratios for the same period and against the combined ratios in the Management Projections. Such analysis indicated that the Company's historical five year average combined ratio was 112.3%, as compared with 110.0% for the industry, and that the Company's ten-year average combined ratio was 111.6% as compared with 110.3% for the industry. The Management Projections forecast combined ratios of 125.5% in 1994 (which ratio includes the effects of incremental reserves established and estimated to be established in 1994), 107.9% in 1995, decreasing each year to 99.8% in 1998 and slightly lower ratios thereafter.

    COMPARISON OF SELECTED PROPERTY AND CASUALTY INSURERS. Goldman Sachs reviewed certain financial information relating to the Company and compared this information with corresponding financial information, ratios and public market multiples for 11 publicly traded corporations: Aetna Life and Casualty Company, American International Group, The Chubb Corp., Cincinnati Financial Corp., CNA Financial Corp., GEICO Corporation, Safeco Corp., The St. Paul Companies Inc., TIG Holdings Inc., Travelers Inc. and USF&G Corporation (the "Selected Companies"). Goldman Sachs compared various financial multiples and ratios for the Company with those of the Selected Companies using the respective closing price per share for each on December 2, 1994. The closing price per share of the Company's Common Stock on such date was $14.25. The multiples and ratios for the Company were based on information provided by the Company's management, with the multiples and ratios of each of the Selected Companies based on the most recent publicly available information.

    Goldman Sachs' analyses of the Selected Companies indicated the following:
(i) price/earnings ratios based on LTM EPS ranged from a high of 44.0x to a low of 7.9x, with a mean of 16.4x, as compared with a not meaningful number for the Company due to a latest twelve months ("LTM") fully-diluted operating loss from continuing operations of $7.17 per Common Share; (ii) price/earnings ratios based on estimated 1994 operating earnings per share ("OEPS") ranged from a high of 41.5x to a low of 8.4x, with a mean of 15.3x, as compared with a not meaningful number for the Company due to a projected 1994 fully-diluted loss per Common Share of $8.02 (based on median Institutional Brokers Estimate System ("IBES") earnings estimate for the Selected Companies as of November 24, 1994, except for Travelers Inc., for which First Call Corporation ("First Call") earnings estimates were used); (iii) price/earnings ratios based on 1995 estimated OEPS ranged from a high of 17.1x to a low of 7.4x, with a mean of 10.6x, as compared with 13.6x for the Company (based on median IBES earnings estimates for the Selected Companies as of November 24, 1994, except for Travelers Inc., for which

First Call earnings estimates were used); (iv) multiples of market capitalization to fully-diluted book value ranged from a high of 2.3x to a low of 0.9x, with a mean of 1.3x, as compared with 0.6x for the Company; (v) returns on equity ranged from a high of 16.2% to a low of 2.1%, with a mean of 10.2%, as compared with (33.9%) for the Company (based on the ratio of 1994 estimated OEPS to fully-diluted book value per Common Share as reported as of September 30,
1994); (vi) three-year average combined ratios ranged from a high of 130.6% to a low of 98.5%, with a mean of 112.4%, as compared with 111.8% for the Company; and (vii) three-year average operating ratios ranged from a high of 112.1% to a low of 85.2%, with a mean of 95.9%, as compared with 100.9% for the Company.

    SELECTED ACQUISITIONS IN THE PROPERTY AND CASUALTY INSURANCE INDUSTRY (1989-1994 YTD). Goldman Sachs analyzed certain information relating to selected transactions in the property and casualty insurance industry which have closed or been announced since early 1989 (the "Selected Transactions"). Such analysis indicated the following: (i) for 18 Selected Transactions, multiples of aggregate consideration to LTM net income ranged from a high of 46.4x to a low of 7.7x, with a median of 12.9x and a mean of 17.6x, as compared with a not meaningful number for the Company due to an LTM fully-diluted operating loss per Common Share of $7.17; (ii) for 19 Selected Transactions, multiples of aggregate consideration to shareholders' equity ranged from a high of 3.30x to a low of 0.36x, with a median of 1.43x and a mean of 1.60x, as compared with 0.81x for the Company (based on shareholders' equity at September 30, 1994); (iii) for 26 Selected Transactions, multiples of aggregate consideration to statutory surplus ranged from a high of 5.0x to a low of 0.6x, with a median of 1.7x and a mean of 2.0x, as compared with 0.75x for the Company (based on statutory surplus at September 30, 1994); (iv) for 9 Selected Transactions, the premium of aggregate consideration over equity market value ranged from a high of 101% to a low of 3.7%, with a median of 32.8% and a mean of 41.1%, as compared with 48.1% for the Company on October 14, 1994 (the trading day prior to the Insurance Partners announcement) and 40.4% for the Company on December 2, 1994.

    HISTORICAL COMMON STOCK PERFORMANCE. Goldman Sachs reviewed the Company's daily Common Stock price and trading volume history between December 2, 1993 and December 2, 1994. Goldman Sachs compared the $20.00 per Common Share offered pursuant to the Merger Agreement with the LTM high and low closing market prices for the Company. Such analysis indicated that the $20.00 in cash per Common Share offered pursuant to the Merger Agreement constituted a discount of 32.8% with respect to the LTM high market price of $29.75 per Common Share (on December 6, 1993) and a premium of 52.4% with respect to the LTM low market price of $13.13 per Common Share (on October 5, 1994). Goldman Sachs also compared the Company's multiple of price per Common Share to book value per Common Share from January 31, 1974 to June 30, 1994 with that of an assumed property and casualty composite index ( the "P&C Index") for the same period. Such analysis indicated a one-year average price to book value multiple of 0.64x for the Company as compared with 1.47x for the P&C Index, and a five-year average price to book multiple of 0.73x for the Company as compared with 1.58x for the P&C Index.

    In addition to the foregoing, Goldman Sachs also took into account the fact that contact was made with a significant number of other potential purchasers for the Company, beginning in June of 1994, and that no other offers were received. See "--Background of and Reasons for the Merger" above.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs, in light of its experience and professional judgment, considered the results of all such analyses and did not separately consider the extent to which any one analysis supports the opinion. No company or transaction used in the above analyses as a comparison is identical to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Company's Board of Directors as to the fairness of the $20.00 per Common Share in cash to be received pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts. Goldman Sachs' opinion to the Board of Directors of the Company was one of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified in its entirety by reference to the written opinion of Goldman Sachs.

    Goldman Sachs is a nationally recognized investment banking firm which is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. After considering several investment banking firms that had previously provided services to the Company, Goldman Sachs was selected to be the Company's financial advisor because of its substantial experience in mergers and acquisitions, restructurings, underwritings and private placements and in securities valuations generally, and because of its familiarity with the Company and the insurance industry generally. Goldman Sachs served as lead manager for the Company's three most recent public debt offerings and rendered financial advisory services to the Company in connection with the sale of its Casualty Insurance Company subsidiary, for which Goldman Sachs received customary fees. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company for its own account and for the account of customers. Goldman Sachs has also provided certain investment banking services to CNA from time to time, including having served as lead manager for CNA's two most recent public offerings, and may provide investment banking services to CNA in the future.

    Pursuant to a letter agreement dated May 1, 1994 (the "First Engagement Letter"), the Company engaged Goldman Sachs as financial adviser to assist the Company in considering the financial effects of a potential restructuring and other financial alternatives. Pursuant to the terms of the First Engagement Letter, the Company paid Goldman Sachs a transaction fee of $500,000 for advisory services rendered through June 1, 1995. Pursuant to a second letter agreement dated May 1, 1994 (the "Second Engagement Letter"), the Company engaged Goldman Sachs as financial advisor in connection with the possible sale of Casualty Insurance Company. Pursuant to the terms of the Second Engagement Letter, Goldman Sachs has agreed to credit one-half of the fees paid by the Company to Goldman Sachs under the First Engagement Letter (up to a maximum of $250,000) against the aggregate fees payable pursuant to the Second Engagement Letter. Pursuant to a letter agreement dated June 17, 1994 (the "Third Engagement Letter"), the Company engaged Goldman Sachs to act as its financial advisor in connection with a possible minority investment in the Company or a possible sale of the Company. Pursuant to the terms of the Third Engagement Letter, if a transaction is accomplished by way of an investment, the Company has agreed to pay Goldman Sachs a transaction fee equal to the greater of (i) 1.66% of the gross proceeds received by the Company in one or a series of transactions and (ii) $4 million. If a sale of the Company is accomplished in one or a series of transactions involving at least a majority of the Company's Common Stock outstanding, including by means of private or open market purchases or a sale or other transfer of stock by the Company, a tender offer, a merger or a sale by the Company of all or at least a majority of its assets (based on the book value thereof), the Company has agreed to pay Goldman Sachs a transaction fee of 0.66% of the aggregate consideration paid in one or a series of such transactions up to but not including $900 million, 0.75% of the amount of aggregate consideration paid in one or a series of transactions equal to or in excess of $900 million up to but not including $1.1 billion, 0.80% of the amount of aggregate consideration paid in one or a series of transactions equal to or in excess of $1.1 billion up to and not including $1.4 billion and 1.00% of the amount of aggregate consideration paid in one or a series of transactions equal to or in excess of $1.4 billion. Such fee would aggregate approximately $7.5 million upon consummation of the Merger. Pursuant to the foregoing Engagement Letters, the Company has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

    While a portion of the aggregate fee Goldman Sachs would have received in connection with a transaction accomplished by way of the Insurance Partners' investment would have depended upon the type and credit rating of the securities to be issued therewith, it is expected that such aggregate fee would have been lower than the fee to be paid Goldman Sachs for the transactions contemplated in the Merger Agreement.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is attached hereto as Annex A. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement.

    EFFECTIVE TIME. The Merger will become effective at such time as a Certificate of Merger is filed with the Secretary of State of the State of New York in accordance with the provisions of Section 907 of the NYBCL or at such later time as may be specified in the Certificate of Merger in accordance with applicable law. The Certificate of Merger is expected to be filed as promptly as practicable after the Special Meeting and after satisfaction or waiver, where permissible, of the conditions contained in the Merger Agreement. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

    THE MERGER. The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Shareholders, and compliance with certain other covenants and conditions, Acquisition, a wholly-owned subsidiary of CNA, will be merged with and into the Company, the separate corporate existence of Acquisition will cease and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation"). Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of CNA. As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

    At the Effective Time, (i) each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Common Shares that will be cancelled as described in clause (ii) below and Dissenting Shares (see "--Dissenters' Rights")) will be converted into the right to receive $20.00 per Common Share in cash, without interest (the "Merger Consideration"), (ii) each share of Common Stock owned by or held in the treasury of the Company or any direct or indirect wholly-owned subsidiary of the Company (other than any share held in a fiduciary capacity and beneficially owned by a third party or as a result of debts previously contracted and other than any share that is part of the regulatory or statutory capital of such Subsidiary) immediately prior to the Effective Time shall be cancelled and no consideration shall be given with respect thereto; (iii) each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the Surviving Corporation, (iv) each Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be converted, at CNA's option, into either (a) the right to receive a cash payment equal to the liquidation preference of such share, plus any accrued and unpaid dividends on such share, at the Effective Time or (b) one share of preferred stock of CNA or its affiliate, having the same terms, designations, preferences, limitations, privileges and relative rights as the Preferred Shares, except that in the case of convertible Preferred Shares, if any, the shares shall be convertible into such consideration as would have been received by the holder of such stock had such stock been converted into Common Stock immediately prior to the Effective Time. At CNA's option and sole discretion, effective immediately prior to the Effective Time, any or all

Preferred Shares owned by or held in treasury of the Company or CNA or any subsidiary thereof may be cancelled and extinguished in lieu of the conversion referred to in clause (iv) above.

    At the Effective Time, the directors of Acquisition shall become the directors, and the officers of the Company shall become the officers, of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

    EMPLOYEE STOCK OPTIONS. Under the Merger Agreement, as of the Effective Time, the holder of each outstanding employee stock option (an "Employee Option") to purchase shares of capital stock of the Company shall be solely entitled to receive, in exchange for such Employee Option, a cash payment from the Company in an amount equal to the product of (a) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Employee Option and (b) the number of shares of Common Stock covered by such Employee Option, whether or not such Employee Option is then exercisable. The Company is required to use its best efforts to cause each holder of an Employee Option (whether or not presently exercisable) to execute an agreement consenting to the cancellation prior to the Effective Time, of his or her outstanding Employee Options. See "--Interests of Certain Persons in the Merger--Share Ownership" for a discussion of certain payments that will be made upon such cancellation.

    PAYMENT FUND. The Merger Agreement provides that, as of the Effective Time, CNA will deposit with a payment agent funds equal to the aggregate Merger Consideration payable to holders of Common Stock pursuant to the Merger Agreement. Chemical Bank has been selected as payment agent for the payment of the Merger Consideration. Any funds remaining with the Payment Agent six months after the Effective Time will be delivered to CNA upon demand, and any holders of Common Shares who have not theretofore properly surrendered their Common Shares for payment shall look only to CNA for the Merger Consideration. From and after five years after the Effective Time, any holders of Common Shares not theretofore properly surrendered shall lose all right, title and interest in the Merger Consideration and any funds remaining shall become the property of the Surviving Corporation.

    REDEMPTION OF THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED
STOCK. Under the Merger Agreement, the Company has agreed to take all actions necessary to cause the redemption of the Company's $2.50 Cumulative Convertible Preferred Stock, Series A, par value $4.00 per share (the "Series A Preferred Stock"), and $2.50 Cumulative Convertible Preferred Stock, Series B, par value $4.00 per share (the "Series B Preferred Stock"), in accordance with their terms as set forth in the Company's Certificate of Incorporation prior to the Special Meeting. The redemption price for such shares is payable in cash and is equal to $50 per share plus accrued and unpaid dividends to the redemption date, whether or not earned or declared. On January 11, 1995, the Company gave notice to the holders of the Series A Preferred Stock and Series B Preferred Stock of the redemption of such stock and such stock was redeemed on March 13, 1995. On such date, the holders of the Series A Preferred Stock and the Series B Preferred Stock ceased to have any interest in the Company and have no voting or other rights, other than to receive the redemption price.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations, warranties and agreements of the Company, CNA and Acquisition including representations and warranties regarding their respective due organization, good standing, authority to enter into the Merger Agreement, capitalization and the absence of conflict between transactions contemplated by the Merger Agreement and other agreements and documents; adequacy of filings with the Securities and Exchange Commission; consents and approvals; subsidiaries; absence of certain violations and defaults; licenses and permits; title to its properties; environmental matters; federal, state, foreign, county and local taxes; litigation; labor matters; material contracts; financial and statutory statements; employee benefit plans; contingent liabilities; the lack of material adverse changes since September 30, 1994; the lack of bank regulatory oversight; and certain matters relating to the agreements with Insurance Partners, including the terminability of such agreements and the payments due thereunder.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Company has agreed that it will conduct the business of it and its subsidiaries prior to the Effective Time only in the ordinary course and shall use all reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of the present officers and key employees. The Company also has agreed to certain specific restrictions on its and its subsidiaries' ability to, among other things, take the following actions, with specified exceptions, without CNA's consent: (i) adopt or propose any change to the Certificate of Incorporation, By-laws, or other organizational documents of the Company or its subsidiaries except as contemplated by the Securities Purchase Agreement; (ii) make any material change in investment policies, accounting methods, principles or practices, except as may be required by law or applicable accounting standards; (iii) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee or modify any employment benefit plan or grant any wage or salary increase, except normal individual increases consistent with past practices; (iv) enter into any agreement pursuant to which it or any subsidiary incurs or guarantees debt for borrowed money in excess of $25,000,000; (v) sell or dispose of any assets in excess of $10,000,000 other than in the ordinary course of business; (vi) enter into any new quota share or reinsurance transaction pursuant to which $50,000,000 or more in gross written premiums are ceded by the Company's subsidiaries; (vii) effect any reclassification or redemption of its capital stock or pay any dividends, except for regular dividends on preferred stock and the redemption of the Series A Preferred Stock and Series B Preferred Stock;
(viii) issue, sell or pledge shares of its stock; (ix) mortgage, pledge or encumber any material property or assets other than in the ordinary and usual course of business and for fair consideration; (x) make any material acquisition of or investment in assets, stock or other securities of a person other than its wholly-owned subsidiaries or in the ordinary and usual course of business; (xi) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material; (xii) pay, discharge or settle any material claims, obligations or liabilities other than in the ordinary course of business consistent with past practices, in accordance with their terms or within the amounts reflected or contemplated in the Company's financial statements; (xiii) enter into any agreement materially limiting the ability to sell any products or services of any other person, engage in any line of business or compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or its subsidiaries or affiliates; or (xiv) enter into any agreement to do the foregoing.

    OTHER AGREEMENTS OF THE COMPANY, CNA AND ACQUISITION. In the Merger Agreement, the Company agreed that neither it nor any of its affiliates nor any of their respective officers, employees, agents and representatives will initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any of the equity securities of, the Company, or any purchase of any substantial portion of the assets of the Company or any of its subsidiaries (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the Board of Directors may furnish or cause to be furnished information and may participate or cause its representatives to participate in such discussions and negotiations if the failure to provide such information or participate in such discussions and negotiations could in the opinion of its outside counsel be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law. The Company also agreed to terminate, as of December 6, 1994, any then existing activities, discussions or negotiations with any parties conducted with respect to any of the foregoing. In addition, the Company agreed to promptly notify CNA if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company.

    Pursuant to the Merger Agreement, the Company is required to (i) duly call, give notice of, convene and hold a special meeting of shareholders for the purpose of adopting and approving the Merger Agreement and the Merger; (ii) include in any proxy statement for such special meeting the determination and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of the Company and its shareholders, has approved the Merger Agreement and such transactions and recommends that the shareholders vote in favor of the adoption and approval of the Merger Agreement and the Merger; and (iii) use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of the Merger Agreement and the Merger, and the Company is required to take all other action necessary or advisable to secure the vote or consent of shareholders required to obtain such approval. The Board of Directors may fail to make such a recommendation, or may withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, if the Board of Directors, based on the opinion of its outside counsel, determines that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could be deemed to cause the members of the Board of Directors to breach their fiduciary duties under applicable law. Any such actions taken by the Board of Directors will not be considered a default under the Merger Agreement.

    In the Merger Agreement, the Company and CNA have agreed to use all reasonable efforts, and to reasonably cooperate with the other in such efforts, to obtain approvals of any regulatory authority required to be obtained by the Company, any subsidiary of the Company, CNA or any affiliate thereof in order to consummate the transactions contemplated by the Merger Agreement.

    Between the date of the Merger Agreement and the Effective Time, the Company will afford the officers, employees, counsel, accountants and other authorized representatives of CNA or any of its affiliates reasonable access to its properties, books, contracts and records and personnel and advisors, and furnish promptly to CNA all information concerning its business, properties and personnel as CNA or its representatives may reasonably request.

    In the Merger Agreement, CNA has agreed that it will maintain in effect the Company's current severance policies for the benefit of the Company's existing employees for a period of not less than twelve months following the Effective Time (and, in the case of officers eligible for benefits under the Company's Executive Severance Plan and Management Severance Plan, two years).

    The Merger Agreement provides that, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, determined as of the Effective Time, in respect of matters existing at or occurring at or prior to the Effective Time, to the fullest extent that the Company or such subsidiary would have been permitted to indemnify such person under applicable law and the Certificate of Incorporation or By-Laws of the Company or such subsidiary in effect on December 6, 1994 (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). CNA has also agreed to cause the Surviving Corporation to maintain officers' and directors' liability insurance for such officers and directors comparable in coverage to the directors' and officers' insurance policy currently maintained by the Company for a period of at least six years from the Effective Time; provided, however, that CNA shall not be required to spend in respect of such coverage annual premiums in excess of 200% of the premium currently paid by the Company for such coverage on December 6, 1994.

    The Merger Agreement provides that the Company, CNA and Acquisition will each act in good faith towards and use its reasonable best efforts to consummate the transactions contemplated by the Merger Agreement.

    CONDITIONS TO THE MERGER. The respective obligations of the Company, CNA and Acquisition to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the Shareholders; (ii) the absence of any statute, rule, regulation, order, decree or injunction which prohibits consummation of the Merger or any other transaction contemplated by the Merger Agreement or any pending action by a governmental authority to enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement; (iii) the procurement of necessary governmental approvals; and
(iv) the expiration or termination of the applicable waiting period under the HSR Act (which waiting period has been terminated).

    The respective obligations of CNA and Acquisition to consummate the Merger are further subject to, among others, the satisfaction of the following conditions, prior to or at the Effective Time: (i) that the Company shall have complied with and performed in all material respects all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by it at or prior to the closing, and the representations and warranties made by the Company in the Merger Agreement shall be true and correct in all material respects at and as of the closing, with the same force and effect as though such representations and warranties had been made at and as of the closing, except for changes expressly contemplated by the Merger Agreement; (ii) that all material consents required for the lawful consummation of the transactions contemplated in the Merger Agreement the failure to obtain which would have a material adverse effect on the Company and its subsidiaries taken as a whole shall have been obtained; and (iii) that, with certain exceptions, there shall not have occurred, after September 30, 1994, any material adverse effect on the Company and its subsidiaries taken as a whole.

    The obligations of the Company to consummate the Merger are further subject to, among other things, the satisfaction of the following conditions, prior to or at the Effective Time: (i) that CNA shall have complied with and performed in all material respects all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by it at or prior to the closing, and the representations and warranties made by CNA in the Merger Agreement shall be true and correct in all material respects at and as of the closing, with the same force and effect as though such representations and warranties had been made at and as of the closing, expect for changes contemplated by the Merger Agreement; and (ii) that all material consents required for the lawful consummation of the transactions contemplated in the Merger Agreement shall have been obtained.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written consent of the Company and CNA; (ii) by either the Company or CNA if the Effective Time shall not have occurred on or before December 31, 1995 (provided that the failure to consummate the Merger is not attributable to the failure to fulfill any obligation under the Merger Agreement by the terminating party); (iii) by the Company or CNA if any final and nonappealable judgment, injunction, order or decree enjoining the consummation of the transactions contemplated by the Merger Agreement is entered and becomes final and nonappealable (provided the terminating party used all reasonable efforts to remove such judgment, injunction, order or decree); (iv) by CNA, if the Company has materially breached any representation, warranty or material covenant or agreement which is incurable or which is not cured within 30 days after written notice by CNA to the Company; (v) by the Company, if CNA has materially breached any representation, warranty, or covenant or agreement which is incurable or has not been cured within 30 days after written notice by the Company to CNA; (vi) by either the Company or CNA if the Merger Agreement and the Merger fail to receive the requisite vote for approval at the Special Meeting; or (vii) by CNA if (a) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to CNA or Acquisition or shall have resolved to do any of the foregoing or (b) any person shall have acquired beneficial ownership or the right to acquire the same of, or any "group" (as defined under Section 13(d) of the Securities and Exchange Act of 1934, as amended) (the "Exchange Act") shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 20% of the then outstanding Common Shares.

    PAYMENTS UPON TERMINATION. In the event that CNA is not in material breach of its covenants or agreement contained in the Merger Agreement at the time of termination and either the Company is in material breach of its representations, warranties or material covenants or if the Board of Directors of the Company withdraws, modifies or changes, or resolves to, its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to CNA or Acquisition or any person shall have acquired beneficial ownership or the right to acquire the same of, or any "group" (as defined in Sec. 13(d) of the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 20% of the then outstanding common stock of the Corporation, then the Company shall be required to pay CNA an amount equal to its reasonable out-of-pocket expenses (including, without limitation, disbursements and fees paid to outside advisors (including counsel and accountants) incurred, arising from or in any way related to the possible business combination between the Company and a CNA affiliate).

    No other termination fees are payable under the Merger Agreement; however, termination of the Merger Agreement under the provisions described above has certain effects in respect of the Preferred Shares. Upon certain specified events that constitute or may result in the acquisition by another person or group of 30% or more of the voting securities of the Company (or rights to acquire such securities), the holders of the Preferred Shares have the right to require the Company to redeem such shares. In the case of two of the three series of Preferred Shares, the redemption price upon a change in control includes a premium that increases over time. See "RECENT DEVELOPMENTS--Securities Purchase Agreement--Redemption at the Option of the Holder of New Preferred Upon a Specified Corporate Event."

    AMENDMENT; WAIVER. The Merger Agreement provides that it may be amended in writing by agreement of the parties thereto at any time, provided, however, subsequent to any Shareholder approval of the Merger, no amendment which may not be made without the approval of the Shareholders may be made without such approval. The Merger Agreement further provides that at any time prior to the Effective Time, any party to the Merger Agreement may in a writing signed by the party or parties to be bound (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance by any other party with any of the conditions and agreements contained in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the Merger, Shareholders should be aware that certain members of the Company's management and the Board of Directors may receive economic benefits as a result of the Merger and may have other interests in the Merger. The Board of Directors was aware of these interests and considered them along with the other matters described above under "--Background of and Reasons for the Merger--Reasons for the Merger."

    SHARE OWNERSHIP. As of the Record Date, executive officers and directors of the Company owned of record or beneficially an aggregate of 63,939 shares of Common Stock of the Company (exclusive of shares which could be acquired upon exercise of options but including 20,728 shares held by the Company's Incentive Savings Plan) for which they will receive the same Merger Consideration as other Shareholders, for a total of $1,278,780, if the Merger is consummated. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Beneficial Ownership by Directors and Officers."

    In addition, under the Company's Long-Term Incentive Plan ("LTIP"), its officers and other key employees held 4,255,750 outstanding stock options at the time of the execution of the Merger Agreement. The exercise price per share with respect to all but 3,000 of the shares subject to these outstanding options exceeds the Merger Consideration. Under the terms of the LTIP, unless the optionees elect to exercise the options (which will all become exercisable, to the extent not currently exercisable, for a period of sixty days following shareholder approval of the Merger), these options would remain outstanding and be converted into options for the stock of the Surviving Corporation following the Merger. Under the Merger Agreement, as of the Effective Time, the holder of each outstanding option shall be solely entitled to receive, in exchange for such option, a cash payment from the Company in an amount equal to the product of (a) the excess, if any, of the per share Merger Consideration over the per share exercise price of such Option and (b) the number of shares of Common Stock covered by such option, whether or not such option is then exercisable. The Company is required to use its best efforts to cause each holder of such options (whether or not presently exercisable) to execute an agreement consenting to the cancellation prior to the Effective Time, of his or her outstanding options. See "THE MERGER--The Merger Agreement--Employee Stock Options." The Company is offering each optionee a cash payment of the greater of $.25 per share and the difference, if positive, between the exercise price and the Merger Consideration in exchange for the cancellation of all outstanding options held by such optionee, with such cancellation to occur at the Effective Time. Mr. Mascotte, Ms. Tocklin and Charles Parker, who retired effective February 1, 1995 and was a director and officer of the Company at the time of the execution of the Merger Agreement, hold options to purchase 156,400, 52,300 and 85,050 Common Shares, respectfully, and would be entitled to receive $39,100.00, $13,075.00 and $21,262.50, respectively, upon cancellation of such options. See also "-- Severance Benefits" below.

    SEVERANCE BENEFITS. Messrs. Mascotte and Parker and Ms. Tocklin, were, at the time of the execution of the Merger Agreement, senior executive employees of the Company entitled to the benefits of the Company's Executive Severance Plan (Effective January 1, 1988) (the "Plan") and Executive Termination Program (Effective September 22, 1994) (the "Program"). The Compensation Committee of the Board of Directors determines the senior executives who participate in the Plan and the Program. Presently, 15 executives participate in the Plan and Program. Under the Plan if a change of control (such as the Merger) occurs and a participant's employment terminates within two years after such change of control for any reason other than retirement, disability, death or certain criminal convictions, the participant will receive a payment equal to 299.9% of the average of his or her annual compensation paid during the five preceding years minus the amount of benefits to which such participant is entitled under the Company's other compensation and benefit plans (including its Long Term Incentive Plan and Annual Management Incentive Plan) which are accelerated by or contingent on a change of control ("Offsetting Benefits"). Pursuant to a separation agreement between Mr. Parker and the Company, Mr. Parker will receive benefits as if he continued to be a participant in the Plan upon a change in control. Under the Plan, and, in the case of Mr. Parker, his separation agreement, Messrs. Mascotte and Parker will receive, based on their 1994 compensation levels, approximately $2.5 million and $1.5 million, respectively, less Offsetting Benefits (including benefits with respect to employee stock options described under "--Employee Stock Options"). Ms. Tocklin has accepted an offer of employment with CNA, effective only upon consummation of the Merger. Under that offer, Ms. Tocklin will be entitled to receive $0.9 million if her employment is voluntarily or involuntarily terminated for any reason except cause during the 24 month period following the Merger. As a condition to such employment, Ms. Tocklin will be required to waive benefits that would otherwise be payable under the Plan (under which she would have been eligible to receive, based on her 1994 compensation level, approximately $0.8 million less Offsetting Benefits (including benefits with respect to employee stock options described under "--Employee Stock Options") if her employment is terminated) and the Program.

    The Program, adopted by the Board of Directors effective September 22, 1994, codified the Company's severance policies and its policies relating to reductions in work force and other involuntary terminations as they applied to senior executives. The Program provides severance benefits to participants in the event of the involuntary termination of their employment other than for cause or upon retirement before a change in control such as the Merger. Under the Program, a participant will receive a payment equal to twice the greater of the annualized base pay the executive is receiving on the date he or she began participation in the Program and the date of termination of employment if the participant's employment is terminated by the Company other than by reason of willful misconduct, normal retirement or disability or by the participant following a reduction in grade level responsibilities or base salary by more than 15%. If the participant becomes entitled to payment under the Plan, amounts paid under the Program are deemed to be payments under, and reduce the amount otherwise due under, the Plan. If the transactions contemplated by the IP Securities Agreement had been consummated, absent a change of control (such as the Merger), Messrs. Mascotte and Parker, whose employment with the Company was to be terminated following the consummation of the Insurance Partners transaction, would have received, based on their 1994 compensation levels, $1,500,000 and $940,000, respectively, under the Program. Ms. Tocklin who planned to remain in the employ of the Company following the Insurance Partners transaction, would have been entitled to receive, based on her 1994 compensation level, $900,000 if her employment had been involuntarily or constructively terminated. The Executive Termination Program may not be amended or terminated until January 1, 1997.

    Under the Company's Annual Management Incentive Plan, Mr. Mascotte will receive a prorated bonus in respect of his 1995 services based on a percentage of the midpoint of his salary grade established by the compensation committee of the Board of Directors. If Ms. Tocklin's employment is involuntarily or constructively terminated by the Company prior to the second anniversary of the Effective Time of the Merger, she would receive a similarly calculated prorated bonus for her services in the year in which her employment is terminated.

    INTERESTS OF MR. HAVERLAND. Under the IP Securities Agreement, which was terminated immediately following execution of the Merger Agreement, Mr. Haverland was to become Chairman and Chief Executive Officer of the Company. Mr. Haverland resigned following termination of the IP Securities Agreement. When Mr. Haverland joined the Company in October, 1994, he was granted options to purchase 1,000,000 shares of Common Stock at per share exercise prices ranging from $13.4375 per share to $17.25 per share. If Mr. Haverland had not resigned, options to purchase 500,000 shares at $13.4375 per share would have become exercisable on April 13, 1995. The remaining options would have become exercisable between October 13, 1995 and October 13, 1997. Those options terminated upon Mr. Haverland's resignation. Upon his resignation, Mr. Haverland became eligible for $10.3 million in severance benefits under his employment agreement with the Company. Such benefits were paid in December 1994.

    INTERESTS OF MR. MASCOTTE. Under the IP Securities Agreement, which was terminated immediately following execution of the Merger Agreement, Mr. Haverland was to become Chairman and Chief Executive Officer of the Company upon consummation of Insurance Partners' purchase of preferred stock from the Company. In that case, it was expected that Mr. Mascotte would have resigned as Chairman and Chief Executive Officer prior to December 31, 1994. With the termination of the IP Securities Agreement, the Company expects that Mr. Mascotte will remain as Chairman through consummation of the Merger. At CNA's request, Mr. Mascotte will, following the Merger and until the end of 1995, provide consulting services to CNA involving approximately 25% of his time (up to 45 hours a month) and will receive a fixed fee of $25,000 per month therefor and reimbursement of his expenses incurred in the performance of his services. Upon consummation of the Merger, Mr. Mascotte is also entitled to certain severance benefits as described above under "--Severance Benefits."

    INTERESTS OF MS. TOCKLIN. At the time of the December 6 Board of Directors meeting, Ms. Tocklin had received indications from CNA that it was interested in retaining her services in an unspecified capacity following the Merger. At this time Ms. Tocklin has accepted an offer of employment from CNA, effective only upon consummation of the Merger. Upon consummation of the Merger, Ms. Tocklin will also be eligible for certain severance benefits as described above under "--Severance Benefits."

    OTHER INTERESTS OF MEMBERS OF MANAGEMENT. As of the date hereof, six executive officers of the Company who are not directors had received offers of employment from CNA, effective only upon consummation of the Merger, four of which have been accepted.

    DIRECTORS AND OFFICERS INDEMNIFICATION. Under the Merger Agreement, the Surviving Corporation is required for a period of six years after the Effective Date, to indemnify, defend and hold harmless, present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Date to the fullest extent permitted under applicable law and the Certificate of Incorporation and By-laws of the Company and its subsidiaries in effect on the date of the Merger Agreement. In addition, for a period of six years after the Effective Date, the Surviving Corporation is required to maintain officers and directors liability insurance comparable in coverage to the insurance policy currently maintained by the Company for a period of six years; provided, however, that CNA is not required to spend in respect of such coverage annual premiums in excess of 200% of the premium paid by the Company for such coverage on December 6, 1994. See "--The Merger Agreement--Other Agreements of the Company, CNA and Acquisition."

    OTHER INTERESTS. Pursuant to the Merger Agreement, at the Effective Time, the officers of the Company will become officers of the Surviving Corporation. See "--The Merger Agreement--The Merger."

REGULATORY APPROVALS

    INSURANCE APPROVALS. The Company's domestic insurance subsidiaries are domiciled in 11 states and Puerto Rico. Pursuant to the insurance holding company acts that exist in each of those states, before acquiring control of an insurance company domiciled within such state, approval of the acquisition must first be secured from such state's insurance regulatory authority. Insurance subsidiaries conduct business in 39 additional states and the District of Columbia, certain of which may require the prior approval of or notice to the state's insurance regulatory authority before acquiring control of an insurance company that conducts business in such state if the insurer is "commercially domiciled" in that state or combination of the insurance line of business market shares of CNA's insurance subsidiaries and the Company's insurance subsidiaries exceed certain thresholds. Consequently, the Merger is subject to the approval of the insurance regulatory authorities of the states of California, Delaware, Hawaii, Illinois, Indiana, Massachusetts, Missouri, New Hampshire, New Jersey, Ohio, Puerto Rico and Texas. In certain of those states, public hearings are required. In other states, public hearings are discretionary. On January 23 and 25, 1995, materials required to be filed with such authorities to obtain such approvals were filed. The Delaware Insurance Department has indicated to CNA that it will approve the Merger contingent only upon shareholder approval of the Merger. Public hearings were held by the Insurance Commissioners of the States of Missouri and Indiana on February 17, 1995 and March 7, 1995, respectively. The Missouri Department of Insurance approved the merger on March 20, 1995. Public hearings have been scheduled to be held by the Insurance Commissioners of the States of New Hampshire and New Jersey to commence on April 7, 1995 and April 19, 1995, respectively. Representatives from the Insurance Departments of Hawaii and Massachusetts will participate in the New Hampshire hearing. Although the New Jersey Department of Insurance will hold its own hearing, the Department has indicated that it also intends to participate in the New Hampshire hearing. As of the date of this Proxy Statement, none of the other Insurance Commissioners who must approve the Merger has scheduled a public hearing. The Company's subsidiaries also conduct business in several foreign countries and regulatory approval in some of those countries may be required to be obtained in connection with the Merger.

    ANTITRUST MATTERS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On December 23, 1994, materials required to be filed under the HSR Act with respect to the Merger were filed with the Justice Department and the FTC. Early termination of the waiting period requirements under the HSR Act was granted on January 12, 1995. At any time before or after consummation of the Merger, the Justice Department, the FTC or some other person could seek to enjoin or rescind the acquisition on antitrust grounds.

    BANK REGULATORY APPROVALS. The Company owns indirectly 100% of California Central Trust Bank Corporation ("CalTrust"), a California State-chartered, FDIC-insured bank. A change in control of CalTrust requires prior notice to and approval of the Board of Governors of the Federal Reserve System (the "Board") and of the California Superintendent of Banks (the "Superintendent").

    CNA and the Company have determined, in order not to become subject to regulation under the Bank Holding Company Act, as amended (the "BHC Act"), to dispose of CalTrust and, if a sale is not completed prior to the Merger, to transfer ownership of CalTrust to an independent trustee (the "Trustee") subject to an irrevocable voting trust agreement. The Company has requested and received confirmation from the Board staff that, if the Company proceeds in the manner described above, the staff would not recommend that the Board require the prior approval of the Board to effect the Merger nor that the Board take any action against CNA under the BHC Act as a result of the Merger. The Company has submitted to the Superintendent an application for exemption of the transfer of CalTrust to the voting trust from the notice and approval requirements.

PAYMENT FOR THE COMMON SHARES AFTER THE MERGER; SOURCE OF FUNDS

    Pursuant to the Merger Agreement, CNA will select a payment agent (the "Payment Agent") for the payment of the Merger Consideration to the holders of the Common Shares upon surrender of certificates representing the Common Shares entitled to receive payment therefor under the Merger Agreement ("Certificates"). CNA is obligated under the Merger Agreement to deposit with the Payment Agent the aggregate Merger Consideration to be paid in exchange for the outstanding Common Shares entitled to receive payment therefor under the Merger Agreement. CNA has selected Chemical Bank to act as Payment Agent.

    After the Effective Time, each Certificate will be deemed only to represent the right to receive $20 per Common Share represented thereby in cash, without interest.

    The Merger Agreement provides that, promptly after the Effective Time, CNA will cause the Payment Agent to mail to each holder of record of a Certificate or Certificates, other than CNA and the Company: (i) a letter of transmittal (which specifies that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent, and which letter of transmittal will be in a form and contain such other provisions as CNA may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in accordance with the Merger Agreement, and the Certificate to surrender will forthwith be cancelled.

    In the event of a transfer of ownership of any Common Shares not registered in the transfer records of the Company, cash may be issued and paid in accordance with the Merger Agreement if the Certificate representing such Common Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

    At the Effective Time, the stock transfer books of the Company will be closed and, thereafter, there will be no registration of transfers of Common Shares on the stock transfer records of the Company. If after the Effective Time, Certificates are presented to CNA or the Payment Agent, they will be cancelled and exchanged for the Merger Consideration applicable thereto, as provided in the Merger Agreement.

    In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming to be the valid owner of such lost, stolen or destroyed Certificate and, if required by CNA, the posting by such person of a bond in such amount as CNA may direct as indemnity against any claim which may be made against it with respect to such Certificate, the

Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate, the consideration deliverable in respect thereof.

    The Merger Agreement contains a representation that CNA has or will have at the Effective Time sufficient funds available to consummate the transactions contemplated by the Merger Agreement. CNA has informed the Company that the funds required to consummate the Merger will come from a five-year revolving credit agreement with a syndicate of banks.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO COMMON STOCK HOLDERS

    The following is a summary of certain United States federal income tax consequences of the Merger to the holders of Common Shares. The following does not address the consequences of the Merger to holders of Preferred Shares, all of which are indirectly owned by CNA.

    The receipt of cash in exchange for Common Shares pursuant to the Merger, and the receipt of cash by a Shareholder who exercises his, her or its dissenters' rights under New York law, will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Shareholder's adjusted tax basis in the Common Shares, and the amount of cash received in exchange therefor (other than amounts received pursuant to a Shareholder's statutory rights of appraisal that are denominated as interest, which amounts would be taxable as ordinary income). Such gain or loss will be a capital gain or loss if such Common Shares are held as a capital asset, and shall be long-term capital gain or loss if, on the date of the Merger, such Common Shares were held for more than one year.

    Pursuant to the Merger Agreement, CNA will pay any real property gains or transfer taxes arising from the Merger. The amount of such taxes paid by CNA may result in the deemed receipt of additional consideration by Shareholders. However, in that event, under Section 164(a) of the Internal Revenue Code of 1986, as amended, a Shareholder should reduce the amount realized on the sale by the amount of the tax paid, so that the payment of the tax would have no effect on the amount of gain or loss recognized by the Shareholder in Merger.

    The foregoing discussion may not apply to Shareholders who acquired their Common Shares pursuant to the exercise of employee stock options or other compensation arrangement with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated among the Company's assets and liabilities based on the fair value of the assets acquired and liabilities assumed.

DISSENTERS' RIGHTS

    Shareholders who do not vote in favor of the Merger Agreement and the Merger may have the right to seek to obtain payment in cash of the fair value of their shares of Common Stock by complying with the requirements of Section 623 of the NYBCL ("Section 623"). FAILURE OF A SHAREHOLDER TO STRICTLY ADHERE TO THE REQUIREMENTS OF SECTION 623 WILL RESULT IN THE LOSS OF SUCH SHAREHOLDER'S DISSENTER'S RIGHTS.

    A dissenting shareholder must, before the taking of the vote on the Merger Agreement, file with the Company a written objection including a statement of intention to demand payment for all of such shareholder's shares of Common Stock. The written objection should be delivered to The Continental Corporation, 180 Maiden Lane, New York, New York 10038, Attention: Secretary, prior to the Special Meeting. To effectively exercise appraisal rights, such shareholder may not vote any of his, her or its shares FOR the Merger Agreement. Within 10 days after the vote of shareholders authorizing the

Merger Agreement and the Merger, the Company must give written notice of such authorization to each dissenting shareholder. Within 20 days after the giving of such notice, any shareholder who elects to dissent from the Merger Agreement must file with the Company a written notice of such election, stating such shareholder's name and residence address, the number of shares of Common Stock as to which dissent is made and a demand for payment of the fair value of such shares. Such dissenting shareholder may not dissent as to less than all Common Shares owned by him, her or it. At the time of filing the notice of election of dissent or within one month thereafter, such shareholder must submit certificates representing all such shares of Common Stock to the Company or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Failure to submit the certificates may result in the loss of dissenter's rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger), the Company must make a written offer (which, if the Merger has not been consummated, may be conditioned upon such consummation) to each such dissenting shareholder who has filed such notice of election to pay for the shares of Common Stock at a specified price which the Company considers to be their fair value. If the Company and the dissenting shareholder are unable to agree as to such fair value, Section 623 provides for judicial determination of fair value. A vote AGAINST the Merger Agreement does not constitute the written objection required to be filed by a dissenting shareholder. Failure by a shareholder to vote AGAINST the Merger Agreement, however, will not constitute a waiver of rights under Section 623 provided that a written objection has been properly filed and such shareholder has not voted any of his, her or its shares FOR the Merger Agreement.

    The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to such section, which is reproduced in full as Annex C to this Proxy Statement.

    THE PROVISIONS OF SECTION 623 ARE TECHNICAL IN NATURE AND COMPLEX. SHAREHOLDERS DESIRING TO EXERCISE APPRAISAL RIGHTS MAY WISH TO CONSULT COUNSEL SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS. IF THE RIGHT OF DISSENT IS LOST, THE SHAREHOLDER WILL BE ENTITLED TO THE MERGER CONSIDERATION.

CERTAIN LITIGATION

    Beginning on December 7, 1994, five purported class actions were filed in New York State Supreme Court, New York County, against the Company and directors of the Company by persons claiming to be stockholders of the Company. The plaintiffs in these actions allege that directors of the Company breached their fiduciary duties when they approved the Merger Agreement with CNA and its affiliates by, among other things, agreeing to the Merger at an unfair and inadequate price, failing to adequately "shop" the Company and failing to maximize value for the Company's shareholders. The plaintiffs in two of these actions have also named CNA as a defendant, and allege that CNA aided and abetted the breaches of fiduciary duty. The plaintiff in another of these actions alleges that directors of the Company also violated Sections 715 and 717 of the NYBCL (which relate to the duties of officers and directors). The plaintiffs in one or more of these purported class actions seek, among other relief, an injunction prohibiting the Merger, other injunctive relief and unspecified monetary damages. Counsel for the plaintiffs in these actions have advised counsel for the Company that they intend to serve a single, consolidated amended complaint.

    The Company does not believe that this litigation is likely to have a material adverse effect on the financial condition or results of operations of the Company because, based on its review of the complaints that have been filed, the underlying facts and the applicable law, the Company believes that the claims against it and its directors have no merit and that it is highly unlikely that an injunction will be issued or that damages will be awarded against the Company or its directors in an amount that would have a material adverse effect on the financial conditions or results of operations of the Company.

                              RECENT DEVELOPMENTS

1994 FINANCIAL RESULTS

    For information with respect to the Company's financial position at December 31, 1994 and results of operations for the year then ended, see the consolidated financial statements, related notes and other financial information, including management's discussion and analysis of financial condition and results of operations, set forth under "INDEX TO FINANCIAL INFORMATION" on page F-1.

RESTRUCTURING EFFORTS

    As described above under "THE MERGER--Background of and Reasons for the Transactions-- Restructuring Efforts," the Company has begun implementing a restructuring plan designed to increase the profitability of its underwriting businesses, shift the focus of business to more profitable lines, reduce its expense structure, reduce its exposure to catastrophes and strengthen its balance sheet. Under the Merger Agreement, the Company is required to conduct its business in the ordinary course and use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present officers and key employees. See "THE MERGER--The Merger Agreement--Other Agreements Among the Company, CNA and Acquisitions." As a result, the Company will not implement further premium reduction or other restructuring efforts pending the Merger..

    The Company is also shifting its investment focus from an objective of total return to an objective to maximize pre-tax investment income and minimize volatility of shareholders' equity. Accordingly, the Company is continuing to reduce the equity and non-investment grade bond components of its portfolio and to reduce the average maturity of its taxable fixed income investments. The Company also intends to liquidate derivative investments that are not held for hedging purposes.

    If the Merger is not approved by the Shareholders, the Board of Directors would consider what action should be taken in the interests of the Shareholders, including implementing further restructuring efforts, as well as continuing as an independent company, or exploring the sale of the Company or of an additional minority interest in the Company. If restructuring efforts were resumed, there can be no assurance that the financial condition and profitability of the Company would improve to the same extent as anticipated when the Merger Agreement was executed. See "THE MERGER--Background of and Reasons for the Merger--Restructuring Efforts." If the Merger is not approved by the Shareholders, CCC will continue to own the Preferred Shares and will be entitled to seek the necessary regulatory approvals to convert certain of those shares into shares that would give it voting and other rights, as described more fully under "--The Securities Purchase Agreement" below. CNA will retain an option to purchase certain other preferred stock of the Company, as described in "--The Securities Purchase Agreement--The Option" below. The Company would seek to raise an additional $100 million in capital through the sale of either non-convertible preferred stock or senior notes. See "-- Securities Purchase Agreement--Other Effects of Termination of the Merger Agreement." Even with further restructuring efforts and the additional investments, the Company would likely continue to have little surplus cushion available for adverse events such as additional high catastrophe losses, adverse loss development or further reductions in the value of its investment portfolio, and a high debt to capital ratio. The Company would also be subject to any adverse market consequences resulting from a failure of the Merger to be consummated.

TRANSACTIONS WITH INSURANCE PARTNERS

    As described under "THE MERGER--Background of and Reasons for the Transactions-- Negotiations with CNA," the Company has terminated the IP Securities Agreement with Insurance Partners. The Company and Insurance Partners have also terminated the CAM sale agreement. Upon termination of the IP Securities Agreement, with Insurance Partners, Insurance Partners was entitled to a termination fee of the greater of $17.5 million and 1.875% of the value of the aggregate Merger

Consideration, plus reimbursement of up to $10.0 million in expenses. The Company paid Insurance Partners $25.3 million in respect of such obligation, including $17.8 million (net of a $3.0 million agreed upon reduction) in full satisfaction of the termination fee. In addition, on December 6, 1994, Mr. Haverland resigned as Vice Chairman and a director of the Company. Mr. Haverland's employment agreement permitted him to resign upon a termination of the IP Securities Agreement. Upon such resignation, Mr. Haverland was entitled to a severance payment of $10.3 million, which amount was paid in December 1994. Such payments were funded through the issuance of the Preferred Shares. See "--The Securities Purchase Agreement--Use of Proceeds."

THE SECURITIES PURCHASE AGREEMENT

    On December 6, 1994, the Company and CNA executed the Securities Purchase Agreement, pursuant to which CCC, as CNA's designee, purchased certain securities of the Company. That investment was intended to take the place of the investments proposed by Insurance Partners, to provide the Company with needed capital prior to December 31, 1994 and to fund certain payments that the Company was required to make as a result of execution of the Merger Agreement. See "--Transactions with Insurance Partners" above. Consummation of transactions contemplated by the Securities Purchase Agreement occurred on December 9, 1994. Certain provisions of the Securities Purchase Agreement are discussed in more detail below. The discussion is qualified in its entirety by reference to the Securities Purchase Agreement and the Stock Option, each of which is hereby incorporated herein by reference.

    ISSUANCE OF SERIES T PREFERRED STOCK, SERIES F PREFERRED STOCK, SERIES H PREFERRED STOCK AND OPTION TO PURCHASE SERIES G PREFERRED STOCK. On December 9, 1994, pursuant to the Securities Purchase Agreement, CCC acquired the Preferred Shares, consisting of 828,100 shares, or $165,620,000 in liquidation value, of the Company's 9.75% Cumulative Preferred Stock, Series T (the "Series T Preferred Stock"), and 171,900 shares, or $34,380,000 in liquidation value, of the Company's 9.75% Cumulative Preferred Stock, Series F (the "Series F Preferred Stock"). The Series F Preferred Stock and the Series T Preferred Stock are redeemable under certain circumstances at the liquidation value plus an additional amount reflecting any increase in the per share price of the Company's Common Stock over $15.75 based on an average market price during a period relating to the notice of redemption. CNA received an option (the "Option") to acquire 625,000 shares, or $125 million in liquidation value, of the Company's 9.75% Cumulative Preferred Stock, Series G (the "Series G Preferred Stock"). The Option is not exercisable before termination of the Merger Agreement. The Option and its underlying preferred stock will be redeemable under certain circumstances for an amount reflecting any increase in the per share price of the Common Stock over $17.75 based on an average market price during a period relating to the notice of redemption plus, in the case of the underlying preferred stock, the liquidation value. In addition, CCC acquired 375,000 shares, or $75 million in liquidation value, of the Company's 12% Cumulative Preferred Stock, Series H (the "Series H Preferred Stock"), maturing in 10 years and redeemable under certain circumstances. CCC received a funding fee of $3 million upon such issuance.

    USE OF PROCEEDS. The Company received an aggregate of $275 million in cash proceeds from the sale of the Series T Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock and the Option. Of such proceeds, $235 million were contributed to the capital of the Company's domestic insurance subsidiaries and approximately $35.6 million were used to fund the Company's obligations to Insurance Partners and Mr. Haverland described under "--Transactions with Insurance Partners." The remainder of such funds were used to pay fees and expenses in connection with the Company's capital infusion efforts and the Merger.

    EXCHANGE OF SERIES T PREFERRED STOCK. CCC may, subject to regulatory approvals, exchange the Series T Preferred Stock for the Company's 9.75% Cumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock" and together with the Series T Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock, the "New Preferred") which would be convertible into approximately 19% of the Company's currently outstanding common shares (approximately 16% on a fully-diluted basis), at a conversion price of $15.75, subject to adjustment. Following such exchange, CCC would be entitled to nominate up to four directors to serve on the Company's Board of Directors. Among the regulatory approvals that would be required for the exchange of Series T Preferred Stock for Series E Preferred Stock would be those from insurance regulators in the states in which the domestic insurance company subsidiaries of the Company are domiciled. Such regulatory approval is required for any acquisition of 10% or more of the voting stock of the parent of an insurance company. Prior to termination of the Merger Agreement, CCC is not permitted to file any application with any insurance regulatory body seeking approval of the exchange, unless CCC has the prior written approval of the Company.

    RIGHT TO NOMINATE DIRECTORS UPON ISSUANCE OF SERIES E PREFERRED STOCK. Upon issuance of the Series E Preferred Stock, CCC would have the right to nominate up to four members of the Board of Directors and to have representation on each committee of the Board of Directors. The persons designated by CCC to be members of the Board would, unless they did not meet the qualifications of Board members, be appointed to the Board and would serve until the next annual meeting of shareholders. For that and each succeeding annual meeting, CCC would be entitled to nominate up to four members of the Board. As the original investment of CCC in Series T Preferred Stock and related stock declined (other than through exchange of such shares or conversion of related shares) to 10%, the number of directors which CCC would be able to nominate would decline proportionately to zero.

    For so long as CCC has the right to nominate at least one director, if the directors nominated by CCC are not elected by the shareholders or if the requisite numbers of Committee seats are not held by CCC nominated directors, the dividend rate of each of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series T Preferred Stock shall increase from 9.75% to 11.75% and shall remain at such increased rate until such time as CCC's nominees have been elected to the Board of Directors and appointed to the committees of the Board of Directors in accordance with the provisions of the Securities Purchase Agreement.

    VOTING RIGHTS OF THE NEW PREFERRED. Other than the Series E Preferred Stock, the New Preferred is, with limited exceptions, non-voting stock. Holders of the Series E Preferred Stock would have, upon issuance of such stock, the same voting rights as holders of Common Stock and would vote together with the Common Stock as a single class. The number of votes per share of Series E Preferred Stock would be equal to the number of votes the holder would be eligible to cast if that share had been converted to Common Stock on the record date for determining eligibility to vote on such matter. The New Preferred does have the right to elect two directors if on any date (i) the Company shall have failed to declare, or shall have failed to pay, the full amount of dividends payable on any series of New Preferred, for six quarterly dividend periods or (ii) a breach of any of certain provisions of the Securities Purchase Agreement or of the Registration Rights Agreement shall have occurred. The right to elect directors as a result of such failure to pay dividends or breach of agreement shall cease when such failure to pay dividends shall be rectified or such breach of agreement shall have been waived or ceased to exist. In the event that the New Preferred is entitled to vote for directors, the Board of Directors shall be increased by two members. Holders of the New Preferred also have the right to vote on certain changes to the Company's Certificate of Incorporation and certain merger or consolidation transactions.

    The affirmative vote of holders of at least 66 2/3% of the outstanding shares of a series of New Preferred, voting separately as a single class, is necessary to (i) authorize, adopt or approve an amendment to the Company's Certificate of Incorporation that would increase or decrease the par value of, or alter or change the powers, preferences or special rights of the shares of, such series of New Preferred, (ii) amend, alter or repeal the Company's Certificate of Incorporation so as to affect the shares of such series of New Preferred adversely or (iii), subject to certain limitations, effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of the Company or the consolidation or merger of the Company with or into any other Person, or the sale or other distribution to another Person of all or substantially all of the assets of the Company. Under the Company's

Certificate of Incorporation, no vote is required to approve a Specified Corporate Event where the Company has sufficient funds available (after giving effect to the transaction) to redeem all outstanding shares of New Preferred, is capable of undertaking the redemption in accordance with the terms of the Company's Certificate of Incorporation and sufficient funds are set aside to redeem all New Preferred. Pursuant to the Securities Purchase Agreement, if notwithstanding that provision of the Certificate of Incorporation, a vote on such matter is required under New York law, CCC and certain transferees of the New Preferred are obligated to vote shares of New Preferred held by them in the same proportion as the votes cast by the holders of Common Stock and all other holders (including holders of Series E Preferred Stock) voting as a single class with the Common Stock entitled to vote with respect to such Specified Corporate Event.

    OTHER TERMS OF THE NEW PREFERRED. The Series E, F, G and T Preferred Stock each matures in 2034, with a right of the holders to require redemption in 15 years, and may be redeemed by the Company under certain circumstances. The Series H Preferred Stock matures in 2004, and may be redeemed by the Company beginning in 1999. See "--Redemption at the Option of the Holder of the New Preferred upon a Specified Corporate Event" and "--Other Redemption of New Preferred" below. With respect to dividend rights and rights on liquidation, dissolution and winding up, the New Preferred ranks senior to Common Stock and pari passu with Series A Preferred Stock and Series B Preferred Stock.

    In the event of any liquidation, dissolution or winding up of the Company, holders of the New Preferred will be entitled to receive in preference to holders of any stock ranking junior to such stock in the event of a liquidation, dissolution or winding up of $200 per share, plus an amount equal to all accrued but unpaid dividends thereon up to but excluding the date of final distribution to such holders.

    Holders of Series F, G and T Preferred Stock (and holders of the Series E Preferred Stock, if and when issued in exchange for Series T Preferred Stock) are entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate of 9.75% per annum per share, payable in equal quarterly payments. Holders of the Series H Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate of 12% per annum per share, payable in equal quarterly payments.

    Each share of Series E Preferred Stock, if and when issued, is convertible at any time at the option of the holder thereof, unless previously redeemed, into a number of shares of Common Stock of the Company obtained by dividing $200 by a conversion price of $15.75 per share, subject to adjustment (as it may be adjusted, the "Conversion Price"). The Conversion Price is subject to adjustment upon the occurrence of certain events including, but not limited to, stock dividends, stock subdivisions or reclassification or combinations, issuance of rights or warrants to holders of Common Stock generally entitling them to purchase Common Stock at a price less than the then current Conversion Price or distributions to holders of Common Stock generally of evidences of indebtedness or assets or rights or warrants to subscribe for securities of the Company.

    On the final business day of each calendar year after 2003, so long as any shares of New Preferred are outstanding, the Company is obligated to (i) set aside a sum of money equal to 3 1/3% of the aggregate liquidation preference of the shares of New Preferred then outstanding, and (ii) apply such money to redeem such number of shares of New Preferred at the sinking fund redemption price equal to the sum of (A) the liquidation preference of such share and (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable date, in immediately available funds.

    SALE OF THE NEW PREFERRED STOCK UNDER CERTAIN CIRCUMSTANCES. If the Merger Agreement is terminated other than as a result of a breach by the Company or as a result of the Company's pursuit of another control transaction, then for a period of up to 120 days following the termination, the Company has the right, upon 30 days' prior written notice, to cause each holder of shares of New Preferred to sell all (but not part) of the shares of New Preferred then owned by such holder, to the person designated by the Company in its written notice, at a purchase price (a) equal to $200 per share plus all accrued and unpaid dividends thereon, in the event the Merger Agreement has been terminated by reason of a breach by CNA and (b) equal to the sum of (i) $220 per share (other than shares of Series H Preferred Stock) plus all accrued and unpaid dividends thereon and (ii) with respect to the shares of Series H Preferred Stock, $200 per share plus accrued and unpaid dividends thereon (or an aggregate of $295 million), in the event the Merger Agreement has been terminated for any other reason. The Company may not cause any such sales following or in anticipation of certain control transactions.

    REDEMPTION AT THE OPTION OF THE HOLDER OF THE NEW PREFERRED UPON A SPECIFIED CORPORATE EVENT. If (i) the Company takes certain action in connection with the acquisition of, or the commencement of a tender offer for, the Company, (ii) the Board of Directors makes a statement that the Board of Directors recommends, or is neutral with respect to, a tender offer for, or "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) (other than by CNA and its affiliates) of, securities of the Company entitled to vote generally in the election of directors, or securities convertible into, exchangeable for or exercisable into such securities (collectively, "Designated Securities"), representing, when added to the Designated Securities already owned by any such Person or group, thirty percent (30%) or more of such Designated Securities;
(iii) the Board of Directors takes any action under to exempt from the provisions of Section 912 of NYBCL any transaction between the Company and any of its subsidiaries, on the one hand, and any person or group (other than CNA and its affiliates or any transferee thereof), or any affiliates of any such person or group, on the other hand, who (A) acquire, own or hold beneficial ownership of Designated Securities representing thirty percent (30%) or more of such Designated Securities or (B) acquire, own or hold beneficial ownership of Designated Securities representing ten percent (10%) or more of such Designated Securities unless such other Person or group, or any affiliate of such Person or group, enters into a standstill agreement with the Company limiting the acquisition of Designated Securities by such other Person or group, or any Affiliates of such Person or group, to less than thirty percent (30%) of the Designated Securities and such standstill agreement remains in full force and effect; (iv) any Person or group (other than CNA and its affiliates or any transferee thereof) acquires, or has the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty percent (30%) of the Designated Securities; (v) the Company agrees to merge or consolidate with or into any Person, (other than CNA and its affiliates or any transferee thereof) or shall agree to sell all or substantially all its assets to any such Person other than (a) a merger or consolidation of one subsidiary of the Company into another or the Company, or (b) a merger or consolidation immediately subsequent to which all or substantially all the holders of the outstanding shares of capital stock immediately prior to such consolidation or merger are entitled to receive shares representing 50% or more of the then outstanding shares of capital stock of the resulting or surviving corporation entitled to vote generally in the election of directors; or (vi) other than as contemplated by the Merger Agreement, a majority of the Board of Directors consists of persons other than "continuing directors" (each such event, a "Specified Corporate Event"), each series of New Preferred is redeemable at the option of the holder. With respect to the New Preferred other than Series H Preferred Stock, the redemption price will be equal to (A) in the case of redemption of the Series F, Series G and Series T Preferred Stock, the greater of (x) the redemption price described below under "--Other Redemption of New Preferred" and (y) the following prices per share (stated as a percentage of the liquidation preference of $200 per share), (B) in the case of redemption of the Series E Preferred Stock, the following prices per share (stated as a percentage of the liquidation preference of $200 per share), plus, in each case, (C) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable redemption date, in immediately available funds:

                                                      MANDATORY REDEMPTION PRICE
         IF THE MANDATORY REDEMPTION DATE                 AS A PERCENTAGE OF
             OCCURS DURING THE PERIOD                   LIQUIDATION PREFERENCE
---------------------------------------------------   --------------------------
December 30, 1994 to June 29, 1995.................             110.4%
June 30, 1995 to December 29, 1995.................             116.8%
December 30, 1995 to June 29, 1996.................             126.7%
June 30, 1996 and thereafter.......................             138.0%

    If the shares to be redeemed are shares of Series H Preferred Stock, the redemption price will be equal to the sum of (A) the Liquidation Preference of $200 per such share and (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable.

    OTHER REDEMPTION OF THE NEW PREFERRED. Upon 30 days' notice on or after December 30, 2009, each holder of shares of Series E Preferred Stock may require the Company to redeem all or any part of such holder's shares of Series E Preferred Stock at a price per share equal to the sum of (A) 100% of the Liquidation Preference of such share and (B) an amount per share equal to all accrued and unpaid dividends thereon. With respect to the Series F Preferred Stock and the Series T Preferred Stock, at any time that the purchase price of the Common Stock exceeds $15.75, each holder of shares of Series F Preferred Stock or of Series T Preferred Stock may require, upon 30 days' notice, the Company to redeem all or any part of such holder's shares of Series F Preferred Stock or Series T Preferred Stock at a price per share equal to the sum of (A) 100% of the Liquidation Preference of such shares, (B) an amount per share equal to all accrued and unpaid dividends thereon and (C) a premium, that reflects increases in the price of the Common Stock over $15.75 per share. Upon certain findings by the Board of Directors, the Company may elect that, in lieu of a cash redemption, any shares of Series F or Series T Preferred Stock to be redeemed at the option of the holder be exchanged for a debt or preferred stock security having such terms as are specified in the Company's Certificate of Incorporation. At any time after December 30, 1995, each holder of shares of Series G Preferred Stock may require, upon 30 days' notice, the Company to redeem all or part of such holder's shares at a price per share equal to the sum of (A) 100% of the Liquidation Preference of such, (B) an amount per share equal to all accrued and unpaid dividends and (C) a premium that reflects increases, if any, in the price of the Common Stock over $17.75 per share. The Series H Preferred Stock is not redeemable by the holder other than as set forth in "--Redemption at the Option of the Holder of the New Preferred Upon a Specified Corporate Event" above.

    The Series E Preferred Stock is redeemable at the option of the Company at any time on and after December 31, 2009 or at any time after December 30, 2001, so long as shares of Common Stock shall have attained certain trading levels for certain time periods, at a price equal to (I) in cases where there has been no Specified Corporate Event, (A) certain prices per share that decline over time and (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable redemption date, or (II) if a Specified Corporate Event has occurred, the greater of the price set forth in (I) and the price applicable to an optional redemption by the holder upon a Specified Corporate Event redemption. Each of the Series F Preferred Stock and Series T Preferred Stock is redeemable by the Company at any time after December 30, 2009, or at any time after December 30, 2001 and prior to December 31, 2009 so long as shares of Common Stock shall have attained certain trading levels for certain time periods, at a price equal to (I) in cases where there has been no Specified Corporate Event, (A) certain prices per share that decline over time and (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable redemption date, or (II) if a Specified Corporate Event has occurred, the greater of the price set forth in (I) and the price applicable to an optional redemption by the holder upon a Specified Corporate Event redemption. The Series G Preferred Stock is redeemable by the Company after December 30, 2009 and prior to December 31, 2009, if at any time no shares of the Series E Preferred Stock remain outstanding and so long as shares of Common Stock shall have attained certain trading levels for certain time periods, or at any time after December 31, 2009, at a price per share equal to (I) in cases where there has been no Specified Corporate Event, (A) certain prices per share that decline over time and (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable redemption date, or (II) if a Specified Corporate Event has occurred, the greater of the price set forth in (I) and the price applicable to an optional redemption by the holder upon a Specified Corporate Event redemption. The Series H Preferred Stock may be redeemed by the Company, after December 30, 1999, at a price equal to (A) certain prices per share that decline over time and (B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable redemption date.

    TRANSFER RESTRICTIONS. The New Preferred and the shares of Common Stock issuable or issued upon conversion of shares of Series E Preferred Stock pursuant to the terms of the Securities Purchase Agreement (the "Conversion Shares") will be subject to transfer restrictions, certain of which are described below. There are no other limitations on the transferability of the New Preferred or the Conversion Shares except as provided under the Securities Act of 1933, as amended (the "Securities Act").

    CCC may not transfer (including any transfer upon foreclosure of a pledge or other security interest), pledge, mortgage, hypothecation or grant of a security interest of or in any share of Series E Preferred Stock or Series T Preferred Stock, Conversion Shares or certain securities the Series E or Series T Preferred Securities are exchangeable or convertible into ("Covered Securities") that under applicable law requires prior regulatory approval until such regulatory approval has been obtained. CCC may not transfer, pledge, mortgage, hypothecate or grant a security interest in any Covered Security (unless, with respect to such Covered Security, such Covered Security was previously issued pursuant to an effective registration statement under the Securities Act) except pursuant to (A) an effective registration statement under the Securities Act or
(B) an applicable exemption from registration under the Securities Act. Until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, CCC may not transfer any shares of Series T Preferred Stock, Series E Preferred Stock or Conversion Shares other than to an affiliate of CCC who agrees to be bound by certain restrictions of the Securities Purchase Agreement. In the event the Merger Agreement is terminated in accordance with its terms, the Company will cooperate with CCC in connection with any proposed transfer of the shares of Series T Preferred Stock as permitted thereunder to effect an exchange of the Series T Preferred Stock for shares of Series E Preferred Stock, subject to the satisfaction of the conditions to any such exchange by the prospective transferees of such shares, simultaneously or as promptly as practicable after any such permitted transfer. During the period (the "Restricted Period") ending upon the earliest to occur of December 9, 1997, and certain events, CCC may not transfer any Covered Security, except (1) to a CCC affiliate who agrees to be bound by certain restrictions,
(2) to a person or entity who agrees to be bound by certain restrictions, the transfer to whom has been approved in advance by the Board of Directors of the Company, (3) to a person or entity who after such transfer will beneficially own (to the knowledge of CCC based solely on the representation and warranty of such person or entity, and knowledge available from a review of publicly available filings made by such person or entity with respect to the beneficial ownership of Common Stock under Section 13 of the Exchange Act) less than 5% of the Common Stock of the Company on a fully diluted basis, (4) pursuant to Rule 144 under the Securities Act, (5) in a public offering registered under the Securities Act pursuant to which, if such offering is not an underwritten offering, no one person or entity obtains (to the knowledge of CCC, based solely on the representation and warranty of such person or entity, and knowledge available from a review of publicly available filings made by such person or entity with respect to the beneficial ownership of Common Stock under Section 13 of the Exchange Act) more than 5% of the Common Stock of the Company on a fully diluted basis or (6) pursuant to a tender offer (a) commenced by the Company or (b) commenced by any other person or entity with respect to which the Board of Directors of the Company shall send to shareholders a statement that the Board of Directors (x) recommends approval of such tender offer, or (y) is neutral with respect to such tender offer. CCC is not restricted from pledging, mortgaging, hypothecating or granting a security interest in, or granting participation rights in, any Covered Security; but foreclosure on any Covered Security may occur only if secured party agrees to be bound by certain restrictions. Notwithstanding any other restrictions, nothing in the Securities Purchase Agreement prohibits any transfer, pledge, mortgage, hypothecation or grant of a security interest of or in any Covered Security by any insurance regulator acting as conservator or receiver.

    STANDSTILL PROVISIONS. During a standstill period, CNA and its affiliates may not, subject to certain exemptions, (i) acquire, offer to acquire, or agree to acquire by purchase, including without limitation by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, hereinafter referred to as "13D Group"), any securities of the Company entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities (collectively, "Restricted Securities") or any material portion of the assets or businesses of the Company and its Subsidiaries; (ii) participate in, or encourage, the formation of any 13D Group which owns or seeks to acquire, or otherwise acts in respect of, Restricted Securities or any material portion of the assets or businesses of the Company and its Subsidiaries; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other Person to initiate any stockholder proposal; (iv) call or seek to have called any meeting of the stockholders of the Company; or (v) otherwise act, directly or indirectly, alone or in concert with others, to seek to control the management, Board of Directors, policies or affairs of the Company, or solicit, propose, seek to effect or negotiate with the Company or any other Person with respect to any form of business combination transaction with the Company or any affiliate thereof, or any restructuring, recapitalization or similar transaction with respect to the Company or any affiliate thereof, or solicit, make or propose or encourage or negotiate with any other Person with respect to, or announce an intent to make, any tender offer or exchange offer for any Restricted Securities or disclose an intent, purpose, plan or proposal with respect to the Company or any Restricted Securities inconsistent with such provisions of the Securities Purchase Agreement, including an intent, purpose, plan or proposal that is conditioned on or would require the Company to waive the benefit of, or amend, any such provisions of the Securities Purchase Agreement, or assist, participate in, facilitate, encourage or solicit any effort or attempt by any Person to do or seek to do any of the foregoing. The Securities Purchase Agreement does not, however, preclude CNA and its affiliates from exercising any voting rights of the New Preferred or, in the case of certain tender or exchange offers made to the holders of Common Stock, from making an offer to the Board of Directors on terms and conditions more favorable to the Company or its shareholders than those of such other offer, as proposed. The standstill period terminates upon the earliest to occur of certain defaults in the payment of dividends on the New Preferred, the breach of material obligations under the Merger Agreement or Registration Rights Agreement, certain defaults in the payment of principal of or interest on outstanding indebtedness, certain events of bankruptcy or insolvency, the acquisition by a person or group (other than CNA and its affiliates and without their encouragement) of, or certain tender offers for, 30% or more of the voting stock of the Company, CNA and its affiliates ceasing to own at least 5% of the Common Shares (assuming the exchange and conversion of all exchangeable and convertible securities) and, after the exchange of the Series T Preferred Stock for Series E Preferred Stock, the failure of CNA's designees to be elected to the Board of Directors or appointed to the committees thereof.

    REGISTRATION RIGHTS. Pursuant to a Registration Rights Agreement, dated December 9, 1994, between CNA and the Company, on or after December 9, 1995, holders of the New Preferred will have the right to require the Company to use its best efforts to register under the Securities Act, at the Company's expense, all or any portion of the New Preferred or the Conversion Shares ("Registrable Securities") for sale in an underwritten public offering.

    In addition, if the Company at any time before December 9, 1995 seeks to register under the Securities Act for sale to the public any of its securities, the Company must include, at CCC's request, CCC's Registrable Securities in the registration statement, subject to underwriter cutbacks and except at any time prior to December 9, 1995, with respect to a registered secondary offering pursuant to registration rights granted by the Company prior to the signing of the Securities Purchase Agreement.

    The Registration Rights Agreement also provides that, at any time after termination of the Merger Agreement pursuant to the terms thereof, CCC may request that the Company effect the registration of CCC's shares of Series T Preferred Stock, and any shares of Series E Preferred Stock exchangeable therefor, so that such Series T Preferred Stock may be sold in a widely distributed, underwritten public offering, which shares will be exchanged for Series E Preferred Stock in connection with such public offering.

    OTHER EFFECTS OF TERMINATION OF THE MERGER AGREEMENT. The Securities Purchase Agreement anticipates that, if the Merger Agreement terminates, the Company will endeavor to raise an additional $100 million either through a private placement or public offering of new preferred stock or senior notes, within 360 days after the termination of the Merger Agreement. If such additional funds are not raised or if the annual dividend rate or interest rate on such securities exceeds 13%, then the annual rate of the cumulative cash dividends on the Series E, Series F, Series G and Series T Preferred Stock will be increased to a rate of 10.75%.

    THE OPTION. In connection with the Securities Purchase Agreement, an Option was issued to CNA, pursuant to a Stock Option, dated December 9, 1994, from the Company to CNA, as amended by an agreement, dated as of January 5, 1995, between the Company and CNA. That Option gives CNA the right to purchase, for $125 million, 625,000 shares of Series G Preferred Stock, having an aggregate liquidation preference of $125 million. If the Merger Agreement terminates as a result of a breach by the Company or the Company's decision to pursue an alternative control transaction, the Option becomes exercisable upon such termination. If the Merger Agreement terminates for any other reason, the Option becomes exercisable on the earlier of the 120th day after the termination date or the date of the occurrence of certain corporate actions, including a control transaction.

    The Option is not exercisable after December 9, 2001. After the first anniversary of the commencement date of exercisability of the Option, the holder may engage in a "cash-less" exercise. In effect, the holder would redeem the Series G Preferred Stock at the moment the Option is exercised and the holder would receive from the Company the difference between the exercise price and the redemption price for the Series G Preferred Stock.

SALE OF CERTAIN SUBSIDIARIES

    On February 22, 1995, the Company sold its wholly-owned subsidiary Casualty Insurance Company, an Illinois insurance company engaged in the workers compensation insurance business ("Casualty"), to Fremont Compensation Insurance Company, a wholly-owned subsidiary of Fremont General Corporation, for $225 million in cash and a $25 million note. The Company will recognize a pre-tax gain of approximately $50 million on that sale.

    Pursuant to a Purchase Agreement, dated October 12, 1994, between The Continental Insurance Company of Canada ("Continental Canada"), The Dominion Insurance Corporation, Firemen's Insurance Company of Newark, New Jersey, Continental Reinsurance Corporation, Continental Reinsurance Corporation International Limited and the Company and Fairfax Financial Holdings Limited ("Fairfax"), the Company agreed to sell Continental Canada to Fairfax for (expressed in Canada dollars) $130 million in cash and debt securities of Fairfax with a face value of $25 million. The approximate U.S. dollar equivalents, given the exchange rate on December 31, 1994 (U.S.$.7271 to $1.00 Canadian), are $95 million and $18 million, respectively. The Company provided a guarantee of up to $40 million (Canadian) for adverse loss development on accident years 1993 and prior, which, based on current actuarial reviews, is not expected to be utilized. In addition, the Company may receive a contingent payment of up to $10 million (expressed in Canadian dollars) based on the performance of Continental Canada during the five year period following the sale. The sale of Continental Canada closed effective December 31, 1994. The Company recognized a $10 million loss on such transaction.

    The Company has had preliminary discussions to sell Continental Asset Management Corporation, its asset management company, and proposes to sell CalTrust, a California state-chartered, FDIC-insured bank. The Company does not expect the sale of these operations to have a significant impact on its financial position, results of operations or liquidity.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The historical consolidated statement of income data and balance sheet data for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1994, included in the following table have been derived from the Company's consolidated financial statements, audited by KPMG Peat Marwick LLP, independent certified public accountants. The historical selected statutory data have not been audited, but in the opinion of management of the Company reflect all adjustments necessary for the fair presentation of such data for the periods indicated. The selected financial data presented in the table should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein or incorporated herein by reference. All data are in millions except per share information, dividends declared and number of employees.

                                                                  YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------
                                                    1994        1993        1992        1991        1990
                                                  ---------   ---------   ---------   ---------   ---------
CONSOLIDATED STATEMENT OF INCOME
REVENUES:
Premiums........................................  $ 4,429.1   $ 4,416.1   $ 3,898.0   $ 3,872.5   $ 4,112.8
Investment Results..............................      580.2       666.8       805.5       748.4       781.2
Other Revenues..................................       92.1        90.8        93.5       100.1        98.0
                                                  ---------   ---------   ---------   ---------   ---------
   Total Revenues...............................    5,101.4     5,173.7     4,797.0     4,721.0     4,992.0
                                                  ---------   ---------   ---------   ---------   ---------
EXPENSES:
Losses and Loss Expenses........................    4,400.9     3,414.1     3,161.6     3,083.0     3,203.8
Insurance Operating Expenses....................    1,453.0     1,407.4     1,318.0     1,357.1     1,391.8
Other Expenses (Including Interest on Corporate
 Borrowings)....................................      255.0       174.3       186.7       185.4       199.9
                                                  ---------   ---------   ---------   ---------   ---------
   Total Expenses...............................    6,108.9     4,995.8     4,666.3     4,625.5     4,795.5
                                                  ---------   ---------   ---------   ---------   ---------
Income (Loss) from Continuing Operations before
 Income Taxes...................................   (1,007.5)      177.9       130.7        95.5       196.5
Total Income Taxes (Benefits)...................     (365.1)       18.2        28.7       (15.1)       25.2
                                                  ---------   ---------   ---------   ---------   ---------
Income (Loss) from Continuing Operations........     (642.4)      159.7       102.0       110.6       171.3
Total Income (Loss) from Discontinued
 Operations, Net of Income Taxes................       39.5        48.7      (174.7)      (54.9)      (30.2)
                                                  ---------   ---------   ---------   ---------   ---------
Income (Loss) before Extraordinary Item and Net
 Cumulative Effect of Changes in Accounting
 Principles.....................................     (602.9)      208.4       (72.7)       55.7       141.1
Extraordinary Item--Utilization of Net Operating
 Loss Carryforwards.............................     --          --          --             0.7      --
Net Cumulative Effect of Changes in Accounting
 Principles.....................................     --             1.6       (11.0)     --          --
                                                  ---------   ---------   ---------   ---------   ---------
Net Income (Loss)...............................  $  (602.9)  $   210.0   $   (83.7)  $    56.4   $   141.1
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------

                                                                  YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------
                                                    1994        1993        1992        1991        1990
                                                  ---------   ---------   ---------   ---------   ---------
CONSOLIDATED BALANCE SHEET
Total Assets....................................  $15,969.6   $16,140.4   $15,573.9   $14,821.9   $13,767.6
Long-Term Debt..................................      775.9       774.4       624.1       723.6       731.4
Redeemable Preferred Stocks at Fair
 Value/Redemption Value.........................      275.0      --            20.5        20.5        20.5
Shareholders' Equity............................      915.7     2,183.1     1,910.6     2,099.0     2,060.9
PER COMMON SHARE:
Income (loss) from Continuing Operations........  $  (11.60)  $    2.83   $    1.80   $    1.97   $    3.09
Total Income (Loss) from Discontinued
 Operations, Net of Income Taxes................       0.71        0.88       (3.18)      (1.01)      (0.56)
                                                  ---------   ---------   ---------   ---------   ---------
Income (Loss) before Extraordinary Item and Net
 Cumulative Effect of Changes in Accounting
 Principles.....................................     (10.89)       3.71       (1.38)       0.96        2.53
Net Cumulative Effect of Changes in Accounting
 Principles.....................................     --            0.03       (0.20)     --          --
Net Income (Loss)...............................     (10.89)       3.74       (1.58)       0.98        2.53
Book Value......................................      16.46       39.40       34.73       38.35       37.83
Book Value (Securities at Market)...............      16.46       39.40       35.08       42.38       38.29
Dividends Declared..............................       0.50        1.00        2.20        2.60        2.60
SELECTED OTHER DATA
Net Written Premium:
 Net Written Premium (Domestic Only)............  $ 3,740.0   $ 4,086.2   $ 3,646.8   $ 3,484.7   $ 3,605.0
Statutory Surplus:
 Statutory Surplus (Domestic Only)..............  $ 1,467.9   $ 1,809.4   $ 1,721.0   $ 1,817.0   $ 1,801.8
Other Data:
 Number of Employees............................      9,357      12,255      13,118      14,147      15,429

                          MARKET PRICES AND DIVIDENDS

    The Company's Common Stock has traded on the New York Stock Exchange since May 27, 1968 (symbol: CIC). The Common Stock also trades on the Midwest Stock Exchange and the Pacific Stock Exchange.

    The following table sets forth, for the calendar periods indicated, the high and low sale prices per share of the Company's Common Stock as reported by the NYSE.

                                                         COMMON STOCK
                                                      -----------------
                                                    HIGH              LOW
                                                ------------      ------------
Calendar 1992
  First Quarter..............................         29 1/2            26 3/8
  Second Quarter.............................         29 5/8            25 3/8
  Third Quarter..............................         34 3/4                20
  Fourth Quarter.............................             28            23 7/8
Calendar 1993
  First Quarter..............................         29 1/2            24 3/4
  Second Quarter.............................         31 1/4            24 3/8
  Third Quarter..............................         34 5/8            30 3/8
  Fourth Quarter.............................             33            27 1/2
Calendar 1994
  First Quarter..............................         28 1/2            22 1/8
  Second Quarter.............................         23 5/8            14 1/8
  Third Quarter..............................         19 7/8            13 3/8
  Fourth Quarter.............................         19 1/8                12
Calendar 1995
  First Quarter (through March 27, 1995).....         19 5/8            18 7/8

    On October 12, the day prior to the announcement of the IP Securities Agreement, the closing sales price of the Common Stock on the New York Stock Exchange was $13.50 per share. On December 5, 1994, the day prior to the announcement of the proposed Merger, the high, low and closing sales prices of the Common Stock on the New York Stock Exchange were $14.375, $14.125 and $14.375 per share, respectively. On March 27, 1995, a day shortly prior to the mailing of this Proxy Statement, the closing sale price of the Common Stock on such exchange was $19.50 per share. Shareholders are urged to obtain current market quotations for the Company's Common Stock.

    As of March 27, 1995, there were approximately 11,750 registered holders of the Company's Common Stock.

    The Company paid $0.50, $1.00 and $2.20 per share in dividends in the first nine months of 1994 and in 1993 and 1992, respectively. In August 1994, the Board of Directors, citing the need to further strengthen the Company's capital base, eliminated the quarterly cash dividend on the Common Stock. The Company is prohibited under the New Preferred from paying Common Stock dividends until December 9, 1997, and will be restricted from paying Common Stock dividends thereafter under certain circumstances.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information regarding beneficial ownership, as of March 27, 1995, of Common Stock of the Company by directors of the Company, the Company's five most highly compensated executive officers and the Company's directors and executive officers as a group.

                                               AMOUNT AND          PERCENT OF
                                          NATURE OF BENEFICIAL    OUTSTANDING
                                               OWNERSHIP          COMMON STOCK
                                          --------------------    ------------
Ivan A. Burns..........................             3,600                *
Alec Flamm.............................               600                *
Irvine O. Hockaday.....................             1,100                *
John E. Jacob..........................               612                *
John P. Mascotte.......................           173,213(a)             *
John F. McGillicuddy...................             5,100                *
Richard de J. Osborne..................             1,100                *
John W. Rowe...........................               400                *
Patricia Carry Stewart.................               600                *
Adrian M. Tocklin......................            53,358(a)             *
Francis T. Vincent, Jr.................             1,100                *
Michael Weintraub......................             7,100                *
Anne Wexler............................               600                *
Wayne H. Fisher........................            77,632(a)             *
Charles A. Parker......................            85,050(a)(b)          *
Steve J. Smith.........................            68,242(a)             *
All Directors and Executive Officers
  as a group (28)......................         2,708,205(a)(c)       4.8%

------------

 (a)  The numbers of the Company's shares shown as beneficially owned by Messrs. Mascotte,
      Fisher, Parker and Smith, Ms.Tocklin and all directors and executive officers as a group include 156,400, 74,150, 85,050, 67,200, 52,300 and 749,650 stock options, respectively, granted under the Company's Long Term Incentive Plan to such executive officers and all executive officers as a group, which are exercisable or become exercisable prior to May 26, 1995.
 (b)  Mr. Parker retired effective February 1, 1995.
 (c)  The number of the Common Shares shown includes 1,915,344 shares held by the Continental
      Incentive Savings and Retirement Plans, for which a subsidiary of the Company shares investment power.

* Less than 1% of the Company's outstanding shares of Common Stock.

OTHER OWNERSHIP OF THE COMPANY'S COMMON STOCK

    The following table sets forth information, as of December 31, 1994, concerning persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's voting stock.

                                                    AMOUNT AND         PERCENT
                                               NATURE OF BENEFICIAL      OF
    NAME/ADDRESS                                    OWNERSHIP           CLASS
--------------------------------------------   --------------------    -------
CNA Financial Corporation...................        10,616,566(a)       16.1%
CNA Insurance Company
  CNA Plaza
  Chicago, Illinois
The Prudential Insurance....................         6,469,512(b)       11.6%
Company of America
  Prudential Plaza
  Newark, New Jersey
Norwest Corporation.........................         4,675,936(c)        8.4%
Norwest Center
  Sixth and Marquette
  Minneapolis, Minnesota

------------

(a) CNA reports that 100,000 of such shares are held by CCC, a subsidiary of CNA, and that 10,516,566 of such shares are issuable upon the exchange of the Series T Shares held by CCC into shares of Series E Preferred Stock and the conversion thereof. CNA also reports that CCC has acquired shares of Series F Preferred Stock and an option to acquire Series G Preferred Stock. Shares of such New Preferred are redeemable at prices that reflect any increase in the per share market price of the Common Stock over $15.75 and $17.75, respectively. See "RECENT DEVELOPMENTS--The Securities Purchase Agreement." CNA reports that Loews Corporation ("Loews"), 667 Madison Avenue, New York, New York, owns approximately 84% of CNA and is a "controlling" person of CNA under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). CNA reports that CNA, CCC and Loews share voting authority and investment authority with respect to all such Common Shares. CNA reports that Laurence A. Tisch and Preston B. Tisch, Co-Chairmen of the Board and Co-Chief Executive Officers of Loews, together own approximately 31.5% of Loews and may be deemed to be "controlling" persons of Loews under the Exchange Act. At the Effective Time, each Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be converted, at CNA's option, into either (a) the right to receive a cash payment equal to the liquidation preference of such share, plus any accrued and unpaid dividends on such share, at the Effective Time or (b) one share of preferred stock of CNA or its affiliate, having the same terms, designations, preferences, limitations, privileges and relative rights as the Preferred Shares, except that in the case of convertible Preferred Shares, if any, the shares shall be convertible into such consideration as would have been received by the holder of such stock had such stock been converted into Common Stock immediately prior to the Effective Time. At CNA's option and sole discretion, effective immediately prior to the Effective Time, any or all Preferred Shares owned by or held in treasury of the Company or CNA or any subsidiary thereof may be cancelled and extinguished in lieu of the conversion referred to above. See "THE MERGER--The Merger Agreement--The Merger."

(b) The Prudential Insurance Company of America reports that it has sole voting authority with respect to 28,812 shares, shared voting authority with respect to 6,441,300 shares, sole investment authority with respect to 28,812 shares and shared investment authority with respect to 6,442,700 shares.

(c) Norwest Corporation reports that it has sole voting authority with respect to 4,390,680 shares, shared voting authority with respect to 21,256 shares, sole investment authority with respect to 4,661,590 shares and shared investment authority with respect to 6,026 shares.

    The Company's management knows of no other beneficial owner of more than 5% of any class of voting security of the Company.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the offices of the Midwest Stock Exchange, Inc., One Financial Place, 440 LaSalle Street, Chicago, Illinois 60606-1070 and offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated into this Proxy Statement by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993;

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994, as amended by the Company's Report on Form 10-Q/A filed with the Commission on February 22, 1995; and

        3. The Company's reports on Form 8-K, dated October 18, 1994, December 9, 1994, and December 16, 1994.

    All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: The Continental Corporation, 180 Maiden Lane, New York, New York 10038, Attention: Corporate Communications/Investor Relations Department (telephone: (212) 440-3000).

                                    EXPERTS

    The consolidated financial statements of the Company and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are included in this Proxy Statement have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG Peat Marwick LLP refers to changes in accounting methods for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993 and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes" in 1992.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG Peat Marwick LLP serves as the Company's independent certified public accountants. A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

    Under New York Law and the by-laws of the Company, no other business may be transacted at the Special Meeting.

                                          By order of the Board of Directors,

                                          /s/ William F. Gleason, Jr.

                                          William F. Gleason, Jr.
                                          Senior Vice President,
                                          General Counsel and Secretary

                      INDEX TO 1994 FINANCIAL INFORMATION

Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................   F-2

Consolidated Statements of Income for the years ended December 31, 1994, 1993 and
  1992...............................................................................   F-17

Consolidated Balance Sheets as of December 31, 1994 and 1993.........................   F-18

Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993
  and 1992...........................................................................   F-19

Consolidated Statements of Shareholders' Equity for the years ended December 31,
  1994, 1993 and 1992................................................................   F-20

Notes to Consolidated Financial Statements...........................................   F-21

Independent Auditors' Report.........................................................   F-50

Summarized Consolidated Quarterly Financial Data (Unaudited).........................   F-51

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    BUSINESS OPERATIONS: Continental's principal business is property and casualty insurance. These Insurance Operations are comprised of three segments:
Agency & Brokerage Commercial, Agency & Brokerage Personal and Specialized Commercial. The results of Continental's non-insurance operations, including investment management, claims adjusting and risk management, are reported in the Corporate & Other Operations segment. The Insurance Operations generated 98% of consolidated revenues for 1994, including 87% from premiums earned and 11% from investment activities (net investment income and realized capital gains).

    On December 6, 1994, Continental entered into a merger agreement with CNA Financial Corporation ("CNA"). Under the merger agreement, holders of Continental common stock will receive $20 per share in cash. The proposed merger is subject to satisfaction of certain conditions and is expected to be consummated in the first half of 1995 (see "Other Developments--CNA Merger").

RESULTS OF OPERATIONS--1994 COMPARED WITH 1993.

    SUMMARY: Net results for 1994 included a $642 million loss from continuing operations and $40 million of income from discontinued operations. The loss from continuing operations included the following: a $480 million charge to establish, for the first time, loss and loss expense reserves and a reinsurance recoverable charge related to incurred but not reported asbestos-related, other toxic tort and environmental pollution claims (the "Environmental IBNR Charge") (see "Other Developments-- Asbestos-Related, Other Toxic Tort and Environmental Pollution Claims"), a $200 million charge to strengthen Continental's commercial multi-peril, workers' compensation and surety reserves (the "Reserve Strengthening Charge") (see "Other Developments--Reserve Strengthening"), $104 million in charges for premiums receivable and other assets, $59 million in restructuring charges and a $43 million charge for fees and expenses paid in connection with Continental's capital infusion efforts and the CNA Merger (see "Other Developments--Capital Infusion and CNA Merger Fees"), partially offset by a $365 million tax benefit resulting from the 1994 pretax loss (see "Results of Operations-- Income Taxes"). The $104 million in charges for premiums receivable and other assets includes a $31 million charge for an additional provision for uncollectible premiums receivable (the "Premiums Receivable Charge") and a $73 million provision for other assets. The Premiums Receivable Charge was a result of a review of premiums receivable completed in the third quarter of 1994, which included an assessment of the effects of declining books of business subject to premium accrual. The charge for other assets included a $27 million write-off of unreconciled intercompany balances, as a result of an analysis completed in the third quarter, a $17 million charge for reinsurance balances relating to the sale of Continental's Canadian insurance subsidiaries, which balances were deemed unrecoverable, a $9 million write-down of goodwill associated with a group put up for sale (see "Other Developments-- Proposed Sales of Subsidiaries") and an additional $20 million fourth quarter provision for the recoverability of other assets. The $59 million in restructuring charges includes a $45 million first quarter charge (the "Restructuring Charge") to restructure the field claims operations and several corporate staff units (see "Other Developments-- Restructuring Charge") and a $14 million third quarter charge (the "Additional Staff Reduction Charge") for additional staff reductions (see "Other Developments--Additional Improvements"). The income from discontinued operations for 1994 consisted of a $36 million reduction of various tax liabilities for operations discontinued in 1992 and a $4 million additional after-tax gain from the sale in 1993 of Continental s premium financing operations (see "Other Developments--Discontinued Operations"). Net income of $210 million for 1993 included $160 million of income from continuing operations, $49 million of income from discontinued operations and a $2 million benefit from the cumulative effect of changes in accounting principles.

    INSURANCE OPERATIONS: The Insurance Operations had a loss before income tax benefits for 1994 of $857 million, a $1,076 million decline from 1993 income before income taxes. Underwriting results for

1994 decreased $1,020 million, and investment results decreased $56 million, including a $33 million decrease in realized capital gains and a $23 million decrease in net investment income.

    The $1,020 million decrease in underwriting results was primarily due to the Environmental IBNR Charge; the Reserve Strengthening Charge; the Premiums Receivable Charge; the Insurance Operations' $37 million share of the provision for other assets; increases in weather-related losses not officially designated as catastrophic and large losses; the Restructuring Charge ($26 million in loss expenses and $19 million in insurance operating expenses); the Additional Staff Reduction Charge ($2 million in loss expenses and $12 million in insurance operating expenses); a $37 million increase in net reported environmental losses and loss expenses; a $3 million increase in catastrophe losses; and a $21 million decrease in servicing carrier income (which is recorded as a reduction in commission expenses).

    Premiums earned increased $13 million, primarily due to an increase in certain non-package standard commercial and specialty lines (resulting from both price increases and acceptance of new risks), partially offset by the cession of $170 million of domestic personal lines business under a quota share agreement (the "Quota Share Cession") (see "Reinsurance") and the Premiums Receivable Charge. Losses and loss expenses increased $987 million, primarily due to the Environmental IBNR Charge, the Reserve Strengthening Charge, increases in non-catastrophe weather-related losses and large losses, the Restructuring Charge, the increase in net reported environmental losses and loss expenses, increases in catastrophe losses and inflation in loss costs, partially offset by $119 million in ceded losses relating to the Quota Share Cession and a decrease in the amount of risk accepted. Insurance operating expenses increased $46 million, primarily due to the Restructuring Charge, the provision for other assets, the Additional Staff Reduction Charge, and a decrease in servicing carrier income, partially offset by a $61 million decrease in commission expenses (due to $98 million of ceding commission, resulting from the Quota Share Cession, less related deferred acquisition costs).

    Underwriting results for 1994 included pretax net catastrophe losses of $156 million, compared with $153 million for 1993. Catastrophe losses for 1994 included a $43 million loss from January snow and ice storms and a $30 million loss from the January California earthquake; catastrophe losses for 1993 included a $44 million loss from the March East Coast blizzard.

    The insurance segments' premiums earned and underwriting results for the past two years ended December 31 were as follows:

                                                                                  UNDERWRITING
                                                         PREMIUMS EARNED            RESULTS
                                                         ----------------      ------------------
                                                          1994      1993         1994       1993
                                                         ------    ------      --------    ------
                                                                        (MILLIONS)
INSURANCE SEGMENTS*
Agency & Brokerage Commercial.........................   $2,164    $2,121      $   (854)   $ (235)
Agency & Brokerage Personal...........................      704       862           (96)      (78)
Specialized Commercial................................    1,561     1,433          (475)      (92)
                                                         ------    ------      --------    ------
      Total Insurance Operations......................   $4,429    $4,416      $ (1,425)   $ (405)
                                                         ------    ------      --------    ------
                                                         ------    ------      --------    ------

------------

* Distinct investment portfolios are not maintained for individual insurance segments; accordingly, Insurance Operations' investment results are explained in aggregate below.

    The Agency & Brokerage Commercial segment's underwriting results for 1994 decreased $619 million from 1993, primarily due to the segment's $269 million share of the Environmental IBNR Charge; its $70 million share of the Reserve Strengthening Charge; the Premiums Receivable Charge; increases in non-catastrophe weather-related losses and large losses; its $29 million share of the Restructuring Charge ($17 million in loss expenses and $12 million in insurance operating expenses); its $21 million share of the provision for other assets; its $9 million share of the Additional Staff Reduction Charge ($1 million in loss expenses and $8 million in insurance operating expenses); and a $35 million increase in net reported environmental losses and loss expenses. Premiums earned increased $43 million, primarily due to increases in premiums from growth in business in certain non-package standard commercial lines, partially offset by the Premiums Receivable Charge. Losses and loss expenses increased $619 million, primarily due to the Environmental IBNR Charge; the Reserve Strengthening Charge; increases in non-catastrophe weather-related losses and large losses; the Restructuring Charge; the increase in net reported environmental losses and loss expenses; and inflation in loss costs. Insurance operating expenses increased $43 million, primarily due to the Restructuring Charge, the Additional Staff Reduction Charge, the provision for other assets and a $21 million decrease in servicing carrier income, partially offset by expense savings realized as a result of the re-engineering (see "Other Developments--Restructuring Charge" and "Other Developments--Additional Improvements").

    The Agency & Brokerage Personal segment's underwriting results for 1994 decreased $18 million from 1993, primarily due to a $25 million increase in catastrophe losses, the segment's $13 million share of the Restructuring Charge ($9 million in loss expenses and $4 million in insurance operating expenses), its $10 million share of the provision for other assets and its $5 million share of the Additional Staff Reduction Charge ($1 million in loss expenses and $4 million in insurance operating expenses), partially offset by better loss experience (excluding catastrophe losses) and a decrease in relative underwriting expenses. Premiums earned decreased $158 million, primarily due to the Quota Share Cession and a decrease in the amount of risk accepted, partially offset by price increases. Losses and loss expenses decreased $89 million, primarily due to the Quota Share Cession and the decrease in the amount of risk accepted, partially offset by the increase in catastrophe losses, the Restructuring Charge and inflation in loss costs. Insurance operating expenses improved $51 million, primarily due to a $61 million decrease in commission expense resulting from the Quota Share Cession and expense savings realized as a result of the re-engineering, partially offset by the Restructuring Charge, the Additional Staff Reduction Charge and the provision for other assets.

    The Specialized Commercial segment's underwriting results for 1994 decreased $383 million from 1993, primarily due to the segment's $211 million share of the Environmental IBNR Charge and its $130 million share of the Reserve Strengthening Charge, partially offset by a $13 million decrease in catastrophe losses. Premiums earned increased $128 million primarily due to price increases and the acceptance of new risk in certain lines. Premiums earned increased $69 million in domestic marine, $60 million in specialty casualty, $41 million in workers' compensation in selected markets, and $11 million in aviation. These increases were partially offset by a $68 million decrease in customized financial coverages and a $29 million decrease in multinational business. Losses and loss expenses increased $457 million, despite the decrease in catastrophe losses, primarily due to the Environmental IBNR Charge; the Reserve Strengthening Charge; the increase in the amount of risk accepted; and inflation in loss costs. Insurance operating expenses increased $54 million, primarily due to growth in business written.

    Net investment income for the Insurance Operations for 1994 was $491 million, down $23 million from 1993. The decrease was primarily due to the 1993 reinvestment of proceeds from sales, redemptions and maturities of fixed income securities into lower-yielding intermediate-term securities. Fixed income securities (short-term investments, fixed maturity investments and nonredeemable preferred stock) comprise 92% of Continental's investments (see "Financial Resources and Liquidity-Investments").

    Realized capital gains for the Insurance Operations for 1994 were $77 million, compared with $110 million for 1993. Sales of depreciated securities in the fixed income portfolio and other investments produced $54 million of net realized capital losses, compared with $53 million of net realized capital gains in 1993. Sales of appreciated securities in the common stock portfolio produced $131 million of net realized capital gains, compared with $57 million of net realized capital gains in 1993 (see "Financial Resources and Liquidity--Investments").

    CORPORATE & OTHER OPERATIONS: Corporate & Other Operations generated a loss, before income tax benefits, of $150 million for 1994, an increase of $109 million from 1993. This increase was primarily due to a $43 million charge for fees and expenses paid in connection with Continental's capital infusion efforts and the CNA Merger (see "Other Developments--Capital Infusion and CNA Merger Fees");

Corporate & Other Operations' $36 million share of the provision for other assets; a $30 million decrease in investment results (a $15 million decrease in net investment income and a $15 million decrease in realized capital gains); and higher corporate operating expenses, partially offset by an $8 million decrease in corporate interest expense.

    INCOME TAXES: In 1994, Continental recorded federal and foreign income tax benefits of $357 million and $10 million, respectively, and state and other income tax expenses of $2 million. In 1993, Continental recorded federal, foreign, and state and other income tax expenses of $13 million, $4 million, and $1 million, respectively. The income tax benefit for 1994 reflects the recognition of a deferred tax asset for the period's operating loss. In 1994, Continental recorded an overall effective tax rate of 36% compared with 10% for 1993, primarily due to the recognition of a deferred tax asset based upon management's estimate of increased future taxable income as discussed below.

    Under Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," deferred tax assets are initially recognized for net operating losses (NOLs), credits and differences between the financial statement carrying amounts and tax basis of assets and liabilities that will result in future deductible amounts; a valuation allowance is then established to reduce that deferred tax asset if it is more likely than not that the related tax benefits will not be realized from future taxable income after considering tax planning. In establishing a valuation allowance, all available evidence, both positive and negative, must be considered. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized and, then, only for that portion.

    Management believes that Continental will have future taxable income sufficient to validate a significant portion of the deferred tax asset. Management anticipates that increases in future taxable income will arise primarily as a result of a re-engineering of its operations. This re-engineering involves the following changes: (a) a reduction in volume of the business most prone to catastrophes, (b) the 1992 discontinuance of the traditional assumed reinsurance and marine reinsurance businesses, as well as indigenous international and international marine insurance businesses, (c) a reduction in staff and a concomitant estimated $120 million annual pre-tax reduction in expenses compared with Continental's reported 1993 expenses, (d) the estimated reduction in potential future charges resulting from the third and fourth quarter reserve adjustments, (e) anticipated income from a $275 million capital infusion, less $43 million of related capital infusion and CNA Merger fees (see "Other Developments--CNA Merger" and "Other Developments--Capital Infusion and CNA Merger Fees"), and (f) the disposition of various subsidiaries at taxable gains and reinvestment of the proceeds.

    Taking these actions into account, management has estimated that future taxable income will be sufficient to support a significant portion of the deferred tax asset. Because of uncertainties inherent in estimating the sufficiency of future taxable income, management concluded that a valuation allowance of approximately 20% of the net deferred tax asset after excluding unrealized depreciation is appropriate. A valuation allowance was provided for the deferred tax asset related to unrealized depreciation due to the absence of sufficient capital gains in the carryback period and due to the uncertainty regarding the ability to generate future capital gains.

    DISCONTINUED OPERATIONS: In 1994, discontinued operations had income, net of income taxes, of $40 million, including a $36 million reduction of various tax liabilities on the books of operations discontinued in 1992 and a $4 million additional after-tax gain from the sale of the premium financing operations. In 1993, discontinued operations had income, net of income taxes, from discontinued premium financing operations of $51 million and a loss, net of income tax benefits, from discontinued insurance operations of $2 million (see "Other Developments--Discontinued Operations").

RESULTS OF OPERATIONS--1993 COMPARED WITH 1992

    SUMMARY: Net income for 1993 included $160 million of income from continuing operations, $49 million of income from discontinued operations and $2 million of income from the cumulative effect of changes in accounting principles. The net result for 1992 included $102 million of income from continuing operations, a $175 million loss from discontinued operations and an $11 million charge for the cumulative effect of changes in accounting principles.

    INSURANCE OPERATIONS: Insurance Operations contributed 1993 income before income taxes of $219 million, an increase of $19 million from the previous year. Underwriting results improved $177, million while investment results decreased $158 million, including a $112 million decrease in realized capital gains and a $46 million decrease in net investment income.

    Underwriting results improved $177 million from 1992, primarily due to an $88 million decrease in net catastrophe-related charges and growth in business written without a proportionate increase in operating expenses. Premiums earned increased $518 million, primarily due to growth in commercial and personal package business and certain specialty commercial lines resulting from both price increases and acceptance of new risks. In addition, 1992 premiums earned were reduced by a $75 million charge, which did not recur in 1993, to reinstate Continental's catastrophe reinsurance coverage following hurricanes Andrew and Iniki. Losses and loss expenses increased $252 million, despite a $13 million decrease in net catastrophe losses, primarily due to inflation in loss costs and the increase in the amount of risk accepted. Insurance operating expenses increased $89 million, primarily due to growth in business written and a $32 million decrease in servicing carrier income.

    Underwriting results included pretax net catastrophe-related charges of $153 million, compared with $241 million in 1992. The 1993 net charges included a $44 million loss from the March East Coast blizzard; the 1992 charges included losses of $42 million from Hurricane Andrew, $54 million from Hurricane Iniki and $23 million from the December Northeast storm, together with the $75 million charge to reinstate catastrophe reinsurance coverage.

    The insurance segments' premiums earned and underwriting results for the past two years ended December 31 were as follows:

                                                                                   UNDERWRITING
                                                           PREMIUMS EARNED           RESULTS
                                                           ----------------      ----------------
                                                            1993      1992        1993      1992
                                                           ------    ------      ------    ------
                                                                         (MILLIONS)
INSURANCE SEGMENTS*
Agency & Brokerage Commercial...........................   $2,121    $1,920      $ (235)   $ (281)
Agency & Brokerage Personal.............................      862       777         (78)     (127)
Specialized Commercial..................................    1,433     1,201         (92)     (174)
                                                           ------    ------      ------    ------
      Total Insurance Operations........................   $4,416    $3,898      $ (405)   $ (582)
                                                           ------    ------      ------    ------
                                                           ------    ------      ------    ------

------------

* Distinct investment portfolios are not maintained for individual insurance segments; accordingly, Insurance Operations' investment results are explained in aggregate below.

    The Agency & Brokerage Commercial segment's underwriting results improved $46 million from 1992, primarily due to a $20 million decrease in net catastrophe-related charges and growth in business written without a proportionate increase in operating expenses. Premiums earned increased $201 million from 1992. Commercial package premiums earned increased $132 million due to both price increases and acceptance of new risks. Workers' compensation premiums earned increased $20 million due to price increases substantially offset by deliberate reductions in the amount of risk accepted. In addition, the segment's 1992 premiums earned were reduced by a $39 million charge, which did not recur in 1993, to reinstate catastrophe reinsurance coverage. Losses and loss expenses increased $102 million, primarily due to inflation in loss costs, the increase in the amount of risk accepted and a $19 million increase in net catastrophe losses. Insurance operating expenses increased $53 million, primarily due to growth in business written and a $32 million decrease in servicing carrier income.

    The Agency & Brokerage Personal segment's underwriting results improved $49 million from 1992, primarily due to a $50 million decrease in net catastrophe-related charges. Premiums earned increased $85 million from 1992. Personal package premiums earned increased $30 million due to price increases, despite a small reduction in the amount of risk accepted. Monoline automobile premiums earned increased $39 million due to an increase in assignments from involuntary risk pools, primarily from New Jersey. In addition, the segment's 1992 premiums earned were reduced by a $25 million charge, which did not recur in 1993, to reinstate catastrophe reinsurance coverage. Losses and loss expenses increased $44 million, despite a $25 million decrease in net catastrophe losses, primarily due to inflation in loss costs and an increase in losses from involuntary risk pools resulting from the increase in assignments. Insurance operating expenses improved $8 million, primarily resulting from cost reductions implemented in 1991.

    The Specialized Commercial segment's underwriting results improved $82 million from 1992, primarily due to better experience in domestic marine and specialty casualty insurance, an $18 million decrease in net catastrophe-related charges and growth in business written without a proportionate increase in operating expenses. Premiums earned increased $232 million from 1992 due to both price increases and acceptance of new risks. Premiums earned increased $51 million in domestic marine, $49 million in workers' compensation in selected markets, $49 million in customized financial coverages, $41 million in specialty casualty and $25 million in fidelity and surety insurance. In addition, the segment's 1992 premiums earned were reduced by an $11 million charge, which did not recur in 1993, to reinstate catastrophe reinsurance coverage. Losses and loss expenses increased $106 million, despite better experience in certain lines and a $7 million decrease in net catastrophe losses, primarily due to inflation in loss costs and the increase in the amount of risk accepted. Insurance operating expenses increased $44 million, primarily due to growth in business written.

    Net investment income for Insurance Operations was $514 million, down $46 million from 1992. The decrease was primarily due to the reinvestment of proceeds from sales, redemptions and maturities of fixed income securities, which comprise over 88% of Continental's investments, into lower available short-term and intermediate-term yields.

    Realized capital gains for Insurance Operations were $110 million, compared with $222 million in 1992. In 1992, Continental sold fixed income securities to improve statutory capital after sustaining losses from hurricanes Andrew and Iniki. These sales produced net realized capital gains of $146 million. Other sales of appreciated securities in the fixed income portfolio produced $53 million of net realized capital gains, compared with $43 million of net realized capital gains in 1992. Sales of appreciated securities in the common stock portfolio produced $57 million of net realized capital gains, compared with $33 million of net realized capital gains in 1992.

    CORPORATE & OTHER OPERATIONS: Corporate & Other Operations generated a $41 million loss before income tax benefits for 1993, an improvement of $28 million from the previous year, primarily due to higher corporate realized capital gains.

    INCOME TAXES: In 1993, Continental recorded federal, foreign, and state and other income tax expenses of $13 million, $4 million and $1 million, respectively. In 1992, Continental recorded federal and state and other income tax expenses of $28 million and $1 million, respectively, but virtually no foreign income tax expense or benefit. The decrease in the federal income tax expense is primarily due to a decrease in the valuation reserve caused by a reversal of temporary differences between reported and tax return income and expense amounts, partially offset by increased income.

    DISCONTINUED OPERATIONS: In 1993, discontinued premium financing operations had income, net of income taxes, of $51 million, an increase of $33 million from 1992, primarily due to a $36 million after-tax gain on the 1993 sale of these operations. In 1993, discontinued insurance operations produced a loss, net of income taxes, of $2 million, an improvement of $191 million from 1992, which included a $133 million after-tax charge in connection with Continental's announced withdrawal from the traditional assumed reinsurance and marine reinsurance businesses, as well as the indigenous international and international marine insurance businesses, all of which had been performing poorly.

OTHER DEVELOPMENTS

    CNA MERGER: On December 6, 1994, Continental entered into a merger agreement under which CNA will acquire Continental through a merger of a wholly-owned CNA subsidiary with and into Continental (the "CNA Merger"). Under the merger agreement, holders of Continental common stock will receive $20 per share in cash. The proposed CNA Merger is subject to satisfaction of certain conditions, including approval by Continental's shareholders and various regulatory authorities, and is required to be consummated by December 31, 1995. Consummation of the proposed CNA Merger is expected in the first half of 1995.

    Pursuant to a separate agreement, CNA invested $275 million in Continental. The capital investment by CNA, which was completed on December 9, 1994, took the place of a proposed $200 million investment in Continental under a previously announced agreement with Insurance Partners L.P. ("IP"). Of the $275 million CNA capital investment, $235 million was contributed to Continental's domestic insurance subsidiaries (see "--Additional Improvements"). The remaining $40 million was used to pay certain expenses and fees in connection with Continental's capital infusion efforts and the CNA Merger (see "--Capital Infusion and CNA Merger Fees"). In connection with the execution of the CNA merger agreement and the CNA securities purchase agreement, Continental terminated agreements with IP pursuant to which IP and its affiliates were to make the $200 million capital investment in Continental and purchase Continental Asset Management Corp., Continental's asset management subsidiary.

    Under the CNA securities purchase agreement, CNA and its affiliate Continental Casualty Company ("CCC") acquired for $275 million in cash (i) $200 million in aggregate liquidation value of two series of 9.75% non-convertible preferred stock, redeemable under certain circumstances at the liquidation value plus an additional amount reflecting any increase in the per share price of Continental's common stock over $15.75 based on an average market price during a period relating to a notice of redemption; (ii) an option, exercisable if the CNA Merger agreement related to the CNA Merger is terminated, to acquire $125 million in liquidation value of another series of 9.75% non-convertible preferred stock; and (iii) $75 million in liquidation value of a series of 12% non-convertible preferred stock, maturing in 10 years and redeemable under certain circumstances. The option and its underlying preferred stock are redeemable under certain circumstances for an amount reflecting any increase in the per share price of the common stock over $17.75 based on an average market price during a period relating to a notice of redemption plus, in the case of the underlying preferred stock, the liquidation value. The 9.75% preferred stock will mature in 40 years, with a right of the holders to require redemption in 15 years, and may be redeemed by Continental under certain circumstances. If the proposed CNA Merger is not completed, CNA may, subject to regulatory approvals, exchange approximately $166 million of the $200 million liquidation value 9.75% preferred stock for another series of preferred stock that would be convertible into approximately 19% of the Continental's currently outstanding common shares (approximately 16% on a fully diluted basis) at an initial conversion price, subject to adjustment, of $15.75. Following such exchange, CNA would be entitled to nominate up to four members of Continental's Board of Directors. CNA would also be subject to certain standstill agreements and restrictions on transfer.

    For financial statement reporting purposes, these redeemable securities are presented separately from shareholders' equity, and the $275 million of proceeds received are allocated to the preferred stock issued and to the option based on the relative fair value of the securities issued. Differences between the recorded amount and liquidation value are accreted using the interest method through a charge to retained earnings. In addition, changes in redemption prices resulting from changes in the additional amounts referred to above will adjust through retained earnings. The amounts of the preferred dividends, periodic accretion and changes for the recognition of the redemption charges will reduce income applicable to common shareholders in the calculation of earnings per share. For year end 1994, the charges to retained earnings for periodic accretion were insignificant.

    CAPITAL INFUSION AND CNA MERGER FEES: Continental's fourth quarter results reflect a $43 million charge for fees and expenses paid in connection with Continental's capital infusion efforts and the proposed CNA Merger. Included in the $43 million charge were $25 million used to pay a termination fee (including $7 million in expenses) to IP in connection with Continental's termination of the previously announced IP securities purchase agreement; $10 million used to make severance payments to Mr. Richard M. Haverland, former director and Vice Chairman of Continental, pursuant to his employment agreement with Continental, upon his resignation after termination of the IP securities purchase agreement; and $8 million used to pay certain other fees and expenses (including professional fees) incurred in connection with Continental's capital infusion efforts and the CNA Merger.

    ECONOMIC ISSUES: Price levels in the property and casualty insurance markets materially affect Continental's underwriting results. Continental is reunderwriting its existing book of business to focus on those areas in which management believes Continental can achieve an underwriting profit. The slowdown in Continental's premium growth from 1993 reflects, in part, actions taken in 1994 to significantly curtail business for which management believes prices continued to be inadequate relative to loss costs. Future premiums, net income and cash flow will depend on the degree to which these efforts are successful.

    Inflation generally increases the cost of losses covered by insurance contracts. However, the effect of inflation varies by line of business. Since the overall rate of inflation has been relatively constant and historically normal in recent years, such effects have been less significant than in previous years, except in medical care costs. The medical cost inflation rate, while now generally decreasing, is still higher than the overall inflation rate. Lines of insurance involving medical care costs, such as automobile, workers' compensation and medical malpractice, comprised 38% (32% excluding Casualty Insurance Company, which was sold in February of 1995 (see "Financial Resources and Liquidity--Subsequent Event")) of Continental's premiums earned for 1994, down from 42% in 1993. The methods used by Continental to estimate individual case reserves and reserves for unreported claims implicitly consider the effect of inflation in the projection of ultimate costs.

    ASBESTOS-RELATED, OTHER TOXIC TORT AND ENVIRONMENTAL POLLUTION CLAIMS: Prior to the third quarter of 1994, Continental did not establish reserves for incurred but not reported asbestos-related, other toxic tort and environmental pollution claims (the "Environmental IBNR Claims") because the existence of significant uncertainties (including difficulties in determining the frequency and severity of potential claims and in predicting the outcome of judicial decisions, as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language) and the absence of standard techniques to measure exposure did not allow ultimate liabilities to be reasonably estimated in accordance with accepted actuarial standards.

    While Continental continues to believe that it is not possible to reasonably estimate ultimate liabilities for Environmental IBNR Claims, it has concluded that different measurement techniques, based on industry averages, for estimating a reserve for Environmental IBNR Claims have been sufficiently developed, and accepted in the industry, to permit Continental to determine a reasonable gross estimate for Environmental IBNR Claims. However, due to the continuing level of uncertainty involved with environmental exposures, Continental may incur future charges for Environmental IBNR Claims which may be material to Continental's financial position, results of operations or liquidity.

    Included in Continental's liability for outstanding losses and loss expenses are gross undiscounted reserves of $834 million for asbestos-related, other toxic tort and environmental pollution claims. At December 31, 1994 the gross undiscounted reported environmental reserves for losses and loss expenses (Environmental Claims) were $354 million ($264 million at December 31, 1993) and a gross undiscounted environmental reserve of $480 million was established for losses and loss expenses for Environmental IBNR Claims ($0 million at December 31, 1993). The $354 million represents Continental's current best estimate for reported Environmental Claims. The $480 million represents

Continental's best estimate for its Environmental IBNR Claims, using a measurement technique believed to be reasonable, based upon information currently available. However, it is not possible at this time to estimate the amount of additional liability related to the Environmental IBNR Claims that is at least reasonably possible to exist.

    Included in Continental's reinsurance assets are amounts due for reported Environmental Claims of $175 million at December 31, 1994 ($105 million at December 31, 1993). A reinsurance asset of $80 million was recorded in conjunction with the establishment of the reserve for Environmental IBNR Claims, but was fully reserved for as not recoverable due to the degree of uncertainty in the collectibility of such amounts.

    The technique utilized by Continental involves measuring total net reserves for reported Environmental Claims and Environmental IBNR Claims in terms of the number of years such reserves could fund the net annual payments for these claims. Such technique is consistent with that utilized by an insurance rating agency and by the actuarial profession in some of its discussion papers for its preliminary work with respect to such liabilities. At the end of 1992, the industry was at a net environmental reserve to net environmental paid ratio ("Survival Ratio") of six times such paid losses, which had been increasing and was expected to continue to increase further. At December 31, 1994, Continental's net environmental claims reserves would comprise approximately nine times its historical average net paid losses and loss expenses for these claims.

    Net losses and loss expenses include charges for reported Environmental Claims and Environmental IBNR Claims of $573 million, $56 million and $81 million for 1994, 1993 and 1992, respectively. The 1994 increase is primarily related to the establishment of reserves for Environmental IBNR Claims.

    Most of Continental's environmental pollution claims result from general liability policies written prior to 1986. Certain provisions of these policies have been subject to wide-ranging challenges by policyholders and/or differing interpretations by courts in various jurisdictions, with inconsistent conclusions as to the applicability of coverage for environmental pollution claims. Asbestos-related claims have generally arisen out of product liability coverage provided by Continental under general liability policies written prior to 1986. Thereafter, asbestos-related product exclusions were included in general liability policies. Other toxic tort claims have also generally arisen out of product liability coverage under general liability policies. These claims involve a variety of allegations of bodily injury arising from exposure over a period of time to products alleged to be harmful or toxic.

    RESTRUCTURING CHARGE: In March 1994, Continental's senior management approved a definitive plan to re-engineer the operations of Continental's Agency & Brokerage division (including home office, field claims and underwriting), selected operations of Continental's Special Operations division, particularly its multinational unit, and several corporate staff divisions, including Human Resources, Corporate Claims, Actuarial, Finance, and Legal. The locations identified for re-engineering were Cranbury, New Jersey; New York, New York; Duluth, Georgia; Chicago, Illinois; Dallas, Texas; Glens Falls, New York; Overland Park, Kansas; Rancho Cordova, California; Columbus, Ohio; York, Pennsylvania and certain overseas locations. These re-engineering efforts planned the elimination of 680 positions (net of new hires and transfers and resulting from approximately 1,200 terminations), from a total company workforce of 12,255 at year end 1993, within one year from approval of the plan, as well as the achievement of business-related expense savings by the first quarter 1995. During 1994, substantially all of the employees identified for termination in the first quarter re-engineering plan were notified that their positions had been eliminated. The re-engineering plan also included vacating leased space at 27 locations. As of December 31, 1994, all of these locations have effectively been vacated. Continental has also implemented additional cost saving measures in several employee benefit programs. The first quarter re-engineering plan included severance packages for all affected employees as well as extended benefits and outplacement counseling for many of them. Underwriting results for 1994 included a $45 million restructuring charge, including $29 million in expected severance and related benefits and $16 million in expected lease vacation and other associated costs relating to the first quarter re-engineering plan.

    ADDITIONAL IMPROVEMENTS: In June 1994, Continental announced additional steps with a goal to improve its profitability and strengthen the capital base of its domestic insurance subsidiaries. To improve its profitability, Continental began to curtail its property writings (see "--Economic Issues"), especially in catastrophe-prone areas. Also, to further reduce its operating expenses, in the second quarter of 1994, Continental reconsidered its staffing needs and developed another plan in the third quarter of 1994 that would result in a further net reduction of approximately 1,100 positions (in addition to the terminations of approximately 1,200 from the first quarter plan). Underwriting results for 1994 include the $14 million Additional Staff Reduction Charge, which includes the cost for expected severance and related benefits. During 1994, substantially all employees identified for termination in the third quarter plan were notified that their positions had been eliminated. Management believes that its previously announced re-engineering actions (see "--Restructuring Charge") together with this elimination of another 1,100 positions will create annual pre-tax savings of about $120 million, compared with Continental's reported 1993 expenses.

    During 1994, Continental paid $43 million in charges ($32 million in severance and related benefits, and $11 million in lease vacation and other associated costs) associated with its first and third quarter plans, which reduced its outstanding liability at December 31, 1994 to $16 million.

    To strengthen the capital base of its domestic insurance subsidiaries, Continental deployed $510 million of capital to its domestic insurance operations. Of this capital, $235 million was contributed by the holding company from the CNA investment (see "--CNA Merger"). The remaining $275 million of capital was redeployed from non-domestic insurance subsidiaries, which represents essentially all of Continental's currently available capital from operations other than its domestic insurance operations, and investments held at the holding company level. In addition, Continental entered into the Quota Share Cession to lower its domestic insurance subsidiaries' premium-to-surplus ratio and further reduce its exposure to catastrophes (see "Financial Resources and Liquidity--Reinsurance").

    RESERVE STRENGTHENING: Continental conducted its annual fourth quarter in-depth review of its core (non-environmental) reserves, and completed a special review of workers' compensation reserves conducted in connection with the sale of Casualty Insurance Company (see "Financial Resources and Liquidity--Subsequent Event"). These reviews were completed in December on loss and loss adjustment expense information updated as of September 30, 1994. Of the $200 million in additional loss and loss adjustment reserves, $100 million of the reserves are due primarily to higher than anticipated number of claims and adverse loss development in case reserves in multi-peril and various smaller programs (primarily auto), an increase in the number of large cases and adverse loss developments in case reserves in surety. The other $100 million of additional loss and loss adjustment reserves were established in workers' compensation as a result of the annual fourth quarter review, the review conducted in connection with the sale of Casualty Insurance Company and negotiations with respect to such sale. The annual fourth quarter in-depth review of core (non-environmental) reserves completed in December of 1993 and 1992 each indicated that the then current estimate for loss and loss adjustment expense reserves was adequate.

    SALE OF SUBSIDIARY: In October 1994, Continental entered into an agreement to sell The Continental Insurance Company of Canada and its wholly owned subsidiaries ("CI Canada"), a major property and casualty insurer in Canada, to Fairfax Financial Holdings Limited ("Fairfax"), a Canadian financial services company. Under the terms of the agreement, Continental would receive (expressed in Canadian dollars) $130 million in cash and debt securities of Fairfax with a face value of $25 million. The approximate U.S. dollar equivalents at the exchange rate on December 31, 1994 are $95 million and $18 million, respectively. Continental provided a guarantee of up to $40 million (expressed in

Canadian dollars) for adverse loss development on accident years 1993 and prior which based upon current actuarial reviews is not expected to be utilized. In addition, Continental may receive a contingent payment (expressed in Canadian dollars) of up to $10 million based on the performance of CI Canada through December 31, 1999. Due to the uncertainty of future performance, no provision has been made in the accompanying Consolidated Financial Statements for any potential gain from this contingent payment. The sale was closed effective December 31, 1994. Continental recognized a $10 million loss on this transaction.

    PROPOSED SALE OF SUBSIDIARIES: Continental has had preliminary discussions with potential buyers to sell Continental Asset Management Corporation, its asset management company, and proposes to sell California Central Trust Bank Corporation, a California State-chartered, FDIC-insured bank. Continental does not expect the sale of these operations to have a significant impact on its financial position, results of operations or liquidity.

    DISCONTINUED OPERATIONS: In 1994, Continental recognized an additional after-tax gain of $4 million related to the December 1993 sale of its premium financing operations, AFCO Credit Corporation, AFCO Acceptance Corporation and their Canadian affiliate CAFO Inc., to Mellon Bank Corporation, as a result of final tax elections made for 1993. In addition, Continental reduced various tax liabilities related to previously discontinued operations and realized $36 million in additional income. The reduction in the various tax liabilities is a direct result of a recent review of Continental's tax position (see "Results of Operations--1994 compared with 1993--Income Taxes") and the development of the discontinued operations over the last two years. In 1993, Continental realized a $36 million gain from the sale of its premium financing operations, net of income taxes. Also in 1993, discontinued operations had income, net of income taxes, from discontinued premium financing operations of $15 million (in addition to the $36 million gain mentioned above) and a loss, net of income tax benefits, from discontinued insurance operations of $2 million. Continental's 1993 results and net assets of its premium financing operations, which were previously reported in the Corporate & Other Operations segment in 1992, are classified as discontinued in the accompanying Consolidated Financial Statements.

    NEW ACCOUNTING PRONOUNCEMENTS: Effective December 31, 1994, Continental adopted SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," which increased the required disclosure about derivative financial instruments. This statement did not materially change the way Continental accounts for or discloses its derivative instruments.

FINANCIAL RESOURCES AND LIQUIDITY

    CASH FLOW ANALYSIS: Operating activities for 1994 used $330 million in cash and cash equivalents, whereas operating activities for 1993 provided cash and cash equivalents of $335 million. The principal causes for the increase in cash used by operations were a $129 million increase in losses and loss expenses paid, the repayment of $188 million of obligations under reverse repurchase and dollar reverse repurchase agreements, $89 million increase in operating expenses paid and a $317 million decrease in premiums collected. These increases were partially offset by a $45 million increase in investment income received. In addition, discontinued operations provided $116 million in cash for continuing operations in 1994, whereas it provided $284 million in 1993. The decrease represents cash proceeds received from sales of discontinued operations in 1993 in excess of the cash received from notes issued by the holding company in 1994.

    Investing activities for 1994 provided $20 million in cash and cash equivalents, whereas investing activities for 1993 used $408 million in cash and cash equivalents. Increases in investments are reported as uses of cash and cash equivalents, and proceeds from sales, redemptions and maturities of investments are reported as provisions of cash and cash equivalents. The increase in cash provided by investing activities is primarily due to higher 1994 net sales of securities as a result of increased cash used by operating activities.

    Financing activities for 1994 provided $228 million in cash and cash equivalents, whereas financing activities for 1993 used $264 million in cash and cash equivalents. Increases in borrowings are reported as provisions of cash and cash equivalents, while decreases in borrowings and payments of dividends are reported as uses of cash and cash equivalents. The increase in cash provided by financing activities in 1994 is primarily due to a $275 million capital infusion by CNA, partially offset by $28 million paid in dividends to shareholders and an $18 million decrease in short-term debt. The use of cash in 1993 was primarily due to a $282 million retirement of long-term debt, $59 million in dividends paid to shareholders and a $57 million decrease in short-term debt, partially offset by the issuance of $150 million of Notes.

    As a result of the operating, investing and financing activities described above, cash and cash equivalents provided by operations increased $87 million from 1993.

    LIQUIDITY: To meet its cash obligations, including claims payments, operating expenses, interest and principal payments on debt, declared shareholder dividends and taxes, Continental holds cash reserves, short-term money market instruments and other fixed income securities with maturities of less than one year.

    In March 1993, Continental sold $150 million of a total of $350 million of Notes (which provided $148 million of a total of $346 million in cash, net of offering and underwriting costs) outstanding under its shelf registration of up to $400 million of debt securities with the Securities and Exchange Commission. During 1993, Continental used $282 million of the net proceeds from these sales to retire its outstanding 9 3/8% Notes due July 1, 1993 and $50 million of net proceeds from these sales to reduce corporate short-term borrowings. As described above (see "Other Developments--CNA Merger"), during 1994, Continental sold preferred stock and an option for $275 million in cash. Pursuant to its obligations under the CNA securities purchase agreement, Continental will endeavor to raise additional capital of approximately $100 million, through the issuance of either preferred stock or notes, if the CNA Merger is not consummated. If such additional funds are not raised within 360 days after termination of the merger agreement or if the annual dividend rate or interest rate on such securities exceeds 13%, then the annual rate of cumulative cash dividends on Continental's 9.75% preferred stock will be increased to a rate of 10.75%. Continental does not currently contemplate incurring additional borrowings other than for the purpose of reducing amounts outstanding under its revolving credit facility described below.

    During 1994, Continental's domestic insurance subsidiaries paid it $70 million in dividends. Each of the states in which one or more of these subsidiaries are domiciled has enacted a formula which governs the maximum amount of dividends that such subsidiaries may pay without prior regulatory approval. These formulas, which are substantially similar, limit such dividends based on such factors as policyholder surplus, net income, net investment income, and/or unassigned surplus. Under the restrictions currently in effect, the maximum amount available for payment of dividends to Continental by its domestic insurance subsidiaries during the year ending December 31, 1995 without regulatory approval is estimated to be $71 million. Continental anticipates that dividends from its domestic insurance subsidiaries will enable it to meet its near-term obligations for interest and principal payments on debt, preferred stock dividends, corporate expenses and taxes. To the extent that its insurance subsidiaries do not generate amounts available for distribution sufficient to meet Continental's cash requirements without regulatory approval, Continental would seek approval for additional distributions. In August 1994, Continental's Board of Directors, citing the need to further strengthen Continental's capital base, eliminated the quarterly cash dividend of $.25 per share on the Continental's common stock. The preferred stock issued to CNA prohibits payment of common stock dividends for three years and restricts common stock dividends thereafter under certain circumstances (see "Other Development--CNA Merger").

    Continental anticipates using cash flows from operations to pay for the remaining charges ($16 million) associated with its planned restructuring and additional improvements. Based on its restructuring program, the remaining costs should be paid over the first quarter of 1995.

    During 1994, Continental extended the maturity of its revolving credit facility from December 30, 1994 to December 31, 1995. In addition, the revolving credit facility has been increased by $60 million and provides for borrowings of up to $210 million from a syndicate of banks. Funds borrowed through the facility may be used for general corporate purposes, but Continental has used and intends to use the facility primarily as an alternative to traditional sources of short-term borrowings. At December 31, 1994, Continental had a $205 million balance outstanding under the facility. Under the revolving credit agreement, Continental is required, among other things, not to exceed a modified debt to capital ratio (debt plus shareholders' equity, excluding net unrealized appreciation (depreciation) of investments, plus redeemable preferred stocks), of 45%, for the period through June 29, 1995, and 40%, thereafter, and to maintain a minimum level of statutory surplus for its domestic insurance subsidiaries of, for the period through June 29, 1995, $1,400 million and, thereafter, $1,465 million. At December 31, 1994 (the most recent date for compliance computations), Continental's modified debt to capital ratio was approximately 40.1% and statutory surplus for its domestic insurance subsidiaries was $1,468 million.

    INVESTMENTS: Continental is shifting its investment focus from an objective of total return to an objective to maximize pre-tax investment income and minimize volatility of shareholders' equity. Accordingly, Continental is continuing to reduce the equity and non-investment grade bond components of its portfolio and reduce the average maturity of its taxable fixed income investments. Presently, Continental also intends to enter into derivative investments primarily as economic hedges against the fixed income portfolio.

    Fixed maturities available-for-sale consist of certain bonds and redeemable preferred stocks that management may not hold until maturity and which have an average Moody's rating of Aa1 (or its Standard & Poor's equivalent). Continental's fixed maturities available-for-sale had a balance sheet fair value of $5,795 million at December 31, 1994 (compared with a fair value of $6,916 million at December 31, 1993) and included mortgage-backed securities with a fair value of $1,432 million and an amortized cost of $1,516 million at December 31, 1994 (compared with a fair value of $1,270 million and an amortized cost of $1,255 million at December 31, 1993). Continental's mortgage-backed securities have an average Moody's rating of Aaa, Moody's highest rating, (or its Standard & Poor's equivalent), and an average life of 7 years. Continental has an insignificant investment in collateralized mortgage obligations which put the return of principal at risk if interest rates or prepayment patterns fluctuate. At December 31, 1994, Continental's fixed maturities available for sale portfolio classified by Moody's rating was as follows:
                                                           PERCENTAGE OF
                                                         FIXED MATURITIES
                                                         -----------------
                                                           AVAILABLE FOR
                                                          SALE PORTFOLIO
                                                         -----------------
                                                         1994        1993
                                                         -----       -----
MOODY'S RATING
------------------------------------------------------
Aaa...................................................    62.1%       62.0%
Aa....................................................    15.0%       15.7%
A.....................................................    15.2%       11.2%
Baa...................................................     7.2%        9.6%
Below Baa.............................................     0.5%        1.5%
                                                         -----       -----
                                                         100.0%      100.0%
                                                         -----       -----
                                                         -----       -----

    At December 31, 1994, the fixed maturities portfolio included an immaterial amount of securities, the fair value of which is expected to be lower than their carrying value for more than a temporary period; such investments have been recorded in the accompanying Consolidated Balance Sheets at their net realizable value.

    Continental also maintains an equity securities portfolio, the fair value of which was $121 million at December 31, 1994 which represents a $608 million decrease from the fair value at September 30, 1994, primarily as a result of sales of $615 million of equity securities. In the fourth quarter, Continental recognized $102 million of realized capital gains as a result of such sales. Such sales were executed as part of Continental's shift in investment focus. At December 31, 1994, Continental also had a $109 million investment in privately placed direct mortgages, which are included in the balance sheet caption "Other Long-Term Investments."

    Unrealized appreciation on investments decreased $731 million, before income taxes, from December 31, 1993, primarily as a result of a loss in value due to increased interest rates and sales of equity securities. Unrealized appreciation on fixed maturities decreased $595 million. Unrealized appreciation on common stocks decreased $128 million and unrealized appreciation on nonredeemable preferred stocks decreased $7 million. Unrealized appreciation on other long-term investments decreased $1 million. In addition, unrealized appreciation on investments held by discontinued operations decreased $44 million, before income taxes, from December 31, 1993. Increasing interest rates in 1994, fueled by expectations of inflation, is the predominate reason for the decline in the fixed-income portfolio for the year ended December 31, 1994.

    During 1994, Continental held derivative financial investments for the purposes of enhancing income and total return and/or hedging long-term investments. Presently, it is management's intent, to enter into derivative financial investments primarily as economic hedges against the fixed income portfolio. At December 31, 1994, the total notional value of Continental's derivative financial investments amounted to $184 million and included financial futures contracts, interest rate swap agreements, options and foreign currency forward contracts. Continental does not expect to recognize material gains or losses related to these investments.

    BOOK VALUE: Continental's book value per share at December 31, 1994 was $16.46, compared with $39.40 at December 31, 1993, reflecting a $10.93 per share decline in the unrealized appreciation of investments (primarily due to the rise in interest rates during 1994), the $10.89 per share loss for 1994, a $0.62 per share worsening of the foreign currency translation adjustment and a $0.50 per share shareholder dividend payment.

    RATING AGENCIES: In October, 1994, A.M. Best Company affirmed the financial strength rating of Continental's domestic insurance subsidiaries as "A-" (Excellent), A.M. Best Company's fourth highest of six secure financial strength ratings. As a result of the planned CNA merger, in December 1994, A.M. Best Company reaffirmed the financial strength rating of the domestic insurance subsidiaries as "A-" (Excellent). Management believes that failure to maintain this rating would have a material adverse effect on Continental's results of operations and financial condition.

    In September and October 1994, Moody's Investor Services ("Moody's"), an independent rating agency, lowered the claims paying ability rating of Continental's principal insurance subsidiaries from A2 (Good), Moody's sixth highest of ten investment grade ratings, to A3 (Good), Moody's seventh highest rating, and then from A3 to Baa1 (Adequate), Moody's eighth highest rating, and Continental's senior debt rating from Baa1 to Baa2, Moody's ninth highest rating, and then from Baa2 to Baa3, Moody's lowest investment grade rating. Also in October 1994, Standard & Poor's Insurance Rating Services ("S&P"), another independent rating agency, lowered the claims paying ability rating of Continental's principal insurance subsidiaries from AA- (Excellent), S&P's fourth highest of ten investment grade ratings, to A- (Good), S&P's seventh highest rating, and Continental's senior debt rating from A- to BBB-, S&P's lowest investment grade rating. The September and October downgrades by Moody's and S&P are expected to cause an increase in Continental's borrowing costs, which is not expected to be significant.

    In December 1994, S&P changed its outlook for Continental's BBB- debt rating and the A- claims-paying rating of Continental's principal insurance subsidiaries to "positive" following the announcement of the proposed CNA Merger. In February 1995, S&P changed its outlook for Continental's BBB- debt rating and its A- claims-paying rating to "negative" from "positive."

    REINSURANCE: In the ordinary course of business, Continental cedes business on both a pro-rata and excess of loss basis to other insurers and reinsurers. Purchasing reinsurance enables Continental to limit its exposure to catastrophic events and other concentrations of risk. However, purchasing reinsurance does not relieve Continental of its obligations to its insureds. Continental reviews the creditworthiness of its reinsurers on an ongoing basis. To minimize potential problems, Continental's policy is to purchase reinsurance only from carriers who meet its credit quality standards. It has also taken and is continuing to take steps to settle existing reinsurance arrangements with reinsurers who do not meet its credit quality standards. Continental does not believe that there is a significant solvency risk concerning its reinsurers. In addition, Continental regularly evaluates the adequacy of its reserves for uncollectible reinsurance. Continental believes that it makes adequate provisions for the ultimate collectibility of its reinsurance claims and therefore believes the collection of these net recoverables to be probable.

    Continental has in place various reinsurance arrangements with respect to its current operations. These arrangements are subject to retentions, coverage limits and other policy terms. Some of the principal reinsurance treaty arrangements which are presently in effect are an excess of loss treaty reducing Continental's liability on individual property losses, a blanket casualty program reducing Continental's liability on third party liability losses, a clash casualty program reducing Continental's liability on multiple insured/single event losses, and a property catastrophe program, with a net retention of $50 million in both 1994 and 1993, reducing its liability from a catastrophic event. Continental also uses individual risk facultative and other facultative agreements to further reduce its liabilities.

    Effective July 1, 1994, Continental entered into a quota share agreement (i.e., the Quota Share Cession) to reinsure a portion of its domestic personal lines business with a major U.S. reinsurer. From July 1, 1994 through December 31, 1995, the quota share participation is 50% of the covered lines. Continental ceded written premiums related to this agreement of $325 million in 1994 and expects to cede written premiums of approximately $300 million in 1995. This arrangement will help Continental lower its premium-to-surplus ratio and further reduce its exposure to catastrophes subject to the agreement's catastrophe coverage limits.

    SALE OF PREMIUMS RECEIVABLE: In December, 1994, Continental sold $408 million of premiums receivable balances. Cash received from this sale is net of transaction costs. As a result, the balance sheet caption "Premiums Receivable" at December 31, 1994 is lower by $408 million than it otherwise would have been. This sale accelerated the cash flow from the sold receivables, increasing cash provided by operations in 1994 by $384 million, whereas a similar sale in 1993 reduced 1994 cash provided by operations by $498 million. The 1994 sale of receivables will decrease cash provided by operations in 1995. In the event that the receivables are not collected, Continental's credit risk is limited to the amount that the purchasers of such receivables hold as a deposit ($13 million at December 31, 1994).

    SUBSEQUENT EVENT: In February 1995, Continental sold the stock of Casualty Insurance Company ("Casualty"), an Illinois insurance company engaged in the workers compensation insurance business, to Fremont General Corporation, a California-based corporation, for $225 million in cash and a $25 million note. In 1994, Casualty wrote $385 million in premiums. Continental will recognize a pre-tax gain of approximately $50 million on that sale.

                          THE CONTINENTAL CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                 (MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1994          1993          1992
                                                           ----------    ----------    ----------
REVENUES:
Premiums................................................   $  4,429.1    $  4,416.1    $  3,898.0
Net Investment Income...................................        504.2         542.3         589.9
Realized Capital Gains, Net.............................         76.0         124.5         215.6
Other Revenues..........................................         92.1          90.8          93.5
                                                           ----------    ----------    ----------
    Total Revenues......................................      5,101.4       5,173.7       4,797.0
                                                           ----------    ----------    ----------
EXPENSES:
Losses and Loss Expenses................................      4,400.9       3,414.1       3,161.6
Insurance Operating Expenses............................      1,453.0       1,407.4       1,318.0
Other Expenses..........................................        214.1         125.7         137.2
Interest on Corporate Borrowings........................         40.9          48.6          49.5
                                                           ----------    ----------    ----------
    Total Expenses......................................      6,108.9       4,995.8       4,666.3
                                                           ----------    ----------    ----------
Income (Loss) from Continuing Operations before Income
  Taxes (Benefits)......................................     (1,007.5)        177.9         130.7
                                                           ----------    ----------    ----------
Income Taxes (Benefits):
  Current...............................................        (12.3)         20.6          50.6
  Deferred..............................................       (352.8)         (2.4)        (21.9)
                                                           ----------    ----------    ----------
  Total Income Taxes (Benefits).........................       (365.1)         18.2          28.7
                                                           ----------    ----------    ----------
Income (Loss) from Continuing Operations................       (642.4)        159.7         102.0
                                                           ----------    ----------    ----------
Income (Loss) from Discontinued Operations, Net of
  Income Taxes (Benefits)...............................         36.0          12.7        (161.7)
Gain (Loss) on Disposal of Discontinued Operations, Net
  of Income Taxes (Benefits)............................          3.5          36.0         (13.0)
                                                           ----------    ----------    ----------
Total Income (Loss) from Discontinued Operations, Net of
  Income Taxes (Benefits)...............................         39.5          48.7        (174.7)
                                                           ----------    ----------    ----------
Income (Loss) before Net Cumulative Effect of Changes in
  Accounting Principles.................................       (602.9)        208.4         (72.7)
Net Cumulative Effect of Changes in Accounting
  Principles............................................       --               1.6         (11.0)
                                                           ----------    ----------    ----------
Net Income (Loss).......................................   $   (602.9)   $    210.0    $    (83.7)
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------
Net Income (Loss) Available to Common Shareholders......   $   (603.0)   $    206.8    $    (86.9)
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------
PER COMMON SHARE:
Income (Loss) from Continuing Operations................   $   (11.60)   $     2.83    $     1.80
                                                           ----------    ----------    ----------
Income (Loss) from Discontinued Operations, Net of
  Income Taxes (Benefits)...............................         0.65          0.23         (2.94)
Gain (Loss) on Disposal of Discontinued Operations, Net
  of Income Taxes (Benefits)............................         0.06          0.65         (0.24)
                                                           ----------    ----------    ----------
  Total Income (Loss) from Discontinued Operations, Net
    of Income Taxes (Benefits)..........................         0.71          0.88         (3.18)
                                                           ----------    ----------    ----------
  Income (Loss) before Net Cumulative
  Effect of Changes in Accounting Principles............       (10.89)         3.71         (1.38)
Net Cumulative Effect of Changes in Accounting
  Principles............................................       --              0.03         (0.20)
                                                           ----------    ----------    ----------
Net Income (Loss).......................................   $   (10.89)   $     3.74    $    (1.58)
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------
Weighted Average Shares of Common Stock Outstanding.....   55,439,251    55,306,330    54,898,736

                See Notes to Consolidated Financial Statements.

                          THE CONTINENTAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                (MILLIONS, EXCEPT PAR VALUES AND SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                         ----------------------
                                                                           1994         1993
                                                                         ---------    ---------
ASSETS:
Fixed Maturities Available-for-Sale at Fair Value (Amortized Cost
 $6,089.2; 1993--$6,615.9)............................................   $ 5,795.0    $ 6,916.4
Equity Securities Available-for-Sale at Fair Value (Cost $96.9;
 1993--$600.0)........................................................       120.9        759.1
Other Long-Term Investments at Fair Value (Cost $530.4;
 1993--$387.9)........................................................       537.7        395.9
Other Short-Term Investments..........................................     1,794.8      1,071.0
                                                                         ---------    ---------
Total Investments.....................................................     8,248.4      9,142.4
Cash and Cash Equivalents.............................................        92.7         58.5
Premiums Receivable...................................................       919.9      1,021.0
Accrued Interest and Dividends........................................       107.8        160.7
Reinsurance Receivables...............................................     3,670.2      3,152.9
Prepaid Reinsurance Premiums..........................................       452.5        321.5
Reinsurance Recoverable...............................................       301.8        329.0
Deferred Policy Acquisition Costs.....................................       383.9        494.0
Property and Equipment, Net...........................................       401.0        463.5
Deferred Tax Asset....................................................       555.1         41.7
Other Assets..........................................................       748.1        870.6
Net Assets of Discontinued Operations.................................        88.2         84.6
                                                                         ---------    ---------
TOTAL ASSETS..........................................................   $15,969.6    $16,140.4
                                                                         ---------    ---------
                                                                         ---------    ---------
LIABILITIES:
Outstanding Losses and Loss Expenses..................................   $10,278.4    $ 9,068.7
Unearned Premiums.....................................................     2,071.6      2,409.7
Short-Term Debt.......................................................       211.5        229.1
Long-Term Debt........................................................       775.9        774.4
Accounts Payable and Accrued Expenses.................................       102.5        107.9
Accrued Employee Benefits.............................................       311.9        308.3
Other Liabilities.....................................................     1,027.1      1,059.2
                                                                         ---------    ---------
TOTAL LIABILITIES.....................................................    14,778.9     13,957.3
                                                                         ---------    ---------
COMMITMENTS AND CONTINGENCIES.........................................      --           --
                                                                         ---------    ---------
REDEEMABLE PREFERRED STOCKS:
Series T at fair value (828,100 shares authorized and issued) $200 per
 share liquidation value..............................................       164.9       --
Series F at fair value (171,900 shares authorized and issued) $200 per
 share liquidation value..............................................        34.1       --
Series H at fair value (375,000 shares authorized and issued) $200 per
 share liquidation value..............................................        74.6
Series G Option.......................................................         1.4       --
                                                                         ---------    ---------
Total Redeemable Preferred Stocks.....................................       275.0       --
                                                                         ---------    ---------
SHAREHOLDERS' EQUITY:
Preferred Stock--$4 Par Value.........................................         0.3          0.3
Common Stock--$1 Par Value............................................        65.7         65.7
 Authorized Shares: 100,000,000
 Issued Shares: 65,724,192; 1993--65,720,419
 Outstanding Shares: 55,484,187; 1993--55,331,060
Paid-in Capital.......................................................       612.9        613.2
Retained Earnings.....................................................       981.3      1,612.5
Net Unrealized (Depreciation) Appreciation of Investments.............      (283.9)       322.1
Cumulative Foreign Currency Translation Adjustment....................       (95.7)       (61.1)
Common Stock in Treasury at Cost (10,240,005 shares; 1993--10,389,359
 shares)..............................................................      (364.9)      (369.6)
                                                                         ---------    ---------
TOTAL SHAREHOLDERS' EQUITY............................................       915.7      2,183.1
                                                                         ---------    ---------
TOTAL LIABILITIES, COMMITMENTS AND CONTINGENCIES, REDEEMABLE PREFERRED
 STOCKS AND SHAREHOLDERS' EQUITY......................................   $15,969.6    $16,140.4
                                                                         ---------    ---------
                                                                         ---------    ---------

                See Notes to Consolidated Financial Statements.

                          THE CONTINENTAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (MILLIONS)

                                                                     YEAR ENDED DECEMBER 31,
                                                               -----------------------------------
                                                                 1994         1993         1992
                                                               ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (Loss) from Continuing Operations....................   $  (642.4)   $   159.7    $   102.0
Adjustments to Reconcile Income (Loss) from Continuing
  Operations to Net Cash (Used in) Provided from Continuing
  Operating Activities:
    Realized Capital Gains, Net.............................       (76.0)      (124.5)      (215.6)
    Outstanding Losses and Loss Expenses....................     1,496.1          2.5        331.3
    Unearned Premiums.......................................      (180.7)       103.5        144.4
    Premiums Receivable.....................................        34.1        (74.0)        72.4
    Reinsurance Receivables.................................      (578.4)       106.8       (426.7)
    Prepaid Reinsurance Premiums............................      (135.6)        18.3        (23.5)
    Reinsurance Recoverable.................................        27.2         58.1        (63.5)
    Deferred Tax Benefits...................................      (352.8)        (2.4)       (21.9)
    Depreciation and Amortization...........................        58.8         38.8         38.0
    Other--Net..............................................        19.9         48.3         (4.8)
                                                               ---------    ---------    ---------
Net Cash (Used in) Provided from Continuing Operating
  Activities................................................      (329.8)       335.1        (67.9)
Net Cash Provided from Discontinued Operations..............       116.4        284.0         21.6
                                                               ---------    ---------    ---------
                                                                  (213.4)       619.1        (46.3)
                                                               ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net Sales (Purchase) of Property and Equipment..............         8.7        (52.1)        (2.9)
Cost of Investments Purchased...............................    (5,333.1)    (6,126.2)    (7,168.5)
Proceeds from Investments Sold..............................     5,531.9      5,430.9      6,751.6
Proceeds from Investments Matured...........................       632.6        838.6        607.6
Net Increase in Long-Term Investments.......................      (157.6)       (76.3)       (10.9)
Net Increase in Short-Term Investments......................      (662.7)      (423.1)      (257.3)
Decrease in Net Receivable on Sale of Securities............      --           --             22.2
                                                               ---------    ---------    ---------
Net Cash Provided from (Used in) Continuing Investing
  Activities................................................        19.8       (408.2)       (58.2)
                                                               ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Treasury Shares Sold..........................         4.4         10.5          8.0
Proceeds from Sale (Redemption) of Redeemable Preferred
  Stocks....................................................       275.0        (20.5)      --
Dividends to Shareholders...................................       (28.3)       (59.4)      (123.1)
(Decrease) Increase in Short-Term Debt......................       (17.6)       (56.9)       268.1
Issuance of Long-Term Debt..................................      --            150.0        200.0
Retirement of Debt..........................................      --           (281.7)      --
Other Decrease in Long-Term Debt............................        (5.7)        (5.9)      (304.8)
                                                               ---------    ---------    ---------
Net Cash Provided from (Used in) Continuing Financing
  Activities................................................       227.8       (263.9)        48.2
                                                               ---------    ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents........        34.2        (53.0)       (56.3)
Cash and Cash Equivalents at Beginning of Year..............        58.5        111.5        167.8
                                                               ---------    ---------    ---------
Cash and Cash Equivalents at End of Year....................   $    92.7    $    58.5    $   111.5
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------
Supplemental Cash Flow Information:
  Federal, Foreign and State Taxes Paid (Recovered).........   $     2.4    $    (0.6)   $     2.7
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------
  Interest Paid.............................................   $    87.7    $   105.4    $   100.6
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------
Non-Cash Transaction:
  Notes Receivable for Sale of Canadian Insurance
    Subsidiaries............................................   $   112.7    $  --        $  --
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------

                See Notes to Consolidated Financial Statements.

                          THE CONTINENTAL CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   (MILLIONS)

                                                                              NET         CUMULATIVE
                                                                           UNREALIZED       FOREIGN
                                                                          APPRECIATION     CURRENCY      COMMON        TOTAL
                               PREFERRED   COMMON   PAID-IN   RETAINED   (DEPRECIATION)   TRANSLATION   STOCK IN   SHAREHOLDERS'
                                 STOCK     STOCK    CAPITAL   EARNINGS   OF INVESTMENTS   ADJUSTMENT    TREASURY      EQUITY
                               ---------   ------   -------   --------   --------------   -----------   --------   -------------
Balance at December 31,
1991.........................    $ 0.3     $65.7    $ 616.2   $1,668.7      $  160.2        $ (21.0)    $ (391.1)    $ 2,099.0
Net Loss.....................                                    (83.7)                                                  (83.7)
Increase in Net Unrealized
  Appreciation of
  Investments................                                                   41.8                                      41.8
Decrease in Foreign Currency
  Translation Adjustment.....                                                                 (31.4)                     (31.4)
Dividends:
 Preferred...................                                     (3.2)                                                   (3.2)
 Common......................                                   (119.9)                                                 (119.9)
Treasury Stock Sold..........                                                                                8.0           8.0
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
Balance at December 31,
  1992.......................    $ 0.3     $65.7    $ 616.2   $1,461.9      $  202.0        $ (52.4)    $ (383.1)    $ 1,910.6
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
Net Income...................                                    210.0                                                   210.0
Increase in Net Unrealized
  Appreciation of
  Investments................                                                  120.1                                     120.1
Decrease in Foreign Currency
  Translation Adjustment.....                                                                  (8.7)                      (8.7)
Dividends:
 Preferred...................                                     (3.2)                                                   (3.2)
 Common......................                                    (56.2)                                                  (56.2)
Treasury Stock Sold..........                          (3.0)                                                13.5          10.5
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
Balance at December 31,
  1993.......................    $ 0.3     $65.7    $ 613.2   $1,612.5      $  322.1        $ (61.1)    $ (369.6)    $ 2,183.1
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
Net Loss.....................                                   (602.9)                                                 (602.9)
Decrease in Net Unrealized
  Appreciation of
  Investments................                                                 (606.0)                                   (606.0)
Decrease in Foreign Currency
  Translation Adjustment.....                                                                 (34.6)                     (34.6)
Dividends:
 Preferred...................                                     (0.1)                                                   (0.1)
 Common......................                                    (28.2)                                                  (28.2)
Treasury Stock Sold..........                          (0.3)                                                 4.7           4.4
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
Balance at December 31,
  1994.......................    $ 0.3     $65.7    $ 612.9   $  981.3      $ (283.9)       $ (95.7)    $ (364.9)    $   915.7
                                   ---     ------   -------   --------       -------      -----------   --------   -------------
                                   ---     ------   -------   --------       -------      -----------   --------   -------------

                See Notes to Consolidated Financial Statements.

                          THE CONTINENTAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements are presented in accordance with generally accepted accounting principles and include the accounts of The Continental Corporation and its majority-owned subsidiaries (collectively, "Continental"). Certain reclassifications, have been made to the prior years' financial information to conform to the 1994 presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INVESTMENTS: Fixed maturities available-for-sale consist of certain bonds and redeemable preferred stocks, presented at fair value, that management may not hold until maturity. Equity securities available-for-sale are comprised of common stocks and nonredeemable preferred stocks which are reported at fair value.

    Other investments are comprised of money market instruments and certificates of deposit, which are reported at amortized cost; notes receivable, time deposits and federal funds sold, which are reported at cost; venture capital investments, and mortgage receivables which are reported at lower of cost or fair value; investments in minority affiliates, which are reported under the equity method of accounting; and investments in limited partnerships, which are reported at fair value. These other investments are classified as short-term if their original maturity is one year or less. All investment transactions are recorded on the settlement date.

    Realized capital gains and losses on the sales of investments are included as a component of revenues, based upon the specific identification method. Provisions for other than temporary impairment of investment carrying values are included in realized capital losses. Unrealized gains and losses on investments reported at fair value, net of related deferred taxes, are reflected in shareholders' equity.

    For derivative financial investments which are recorded using hedge accounting, the resulting gains and losses are recorded as an adjustment to the carrying value of the underlying security and related unrealized appreciation/(depreciation) of investments. For all other derivative investments, the resulting gains and losses are recorded as an adjustment to the carrying value of the derivative financial investments with the related change in value recognized through earnings.

    At December 31, 1994, Continental did not invest in the securities of any issuer, except securities issued/backed by U.S. or Canadian government agencies, in excess of 10% of total shareholders' equity.

    CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand and certain money market funds and other debt issues that have an original maturity of ninety days or less and that are designated as necessary for use by operations.

    INSURANCE: Direct, assumed and ceded premiums are reflected as revenues on a pro rata basis over the terms of the policies and include estimates for audit and retrospectively rated policies.

    Outstanding losses and loss expenses are reported gross of reinsurance and net of estimated amounts recoverable for salvage and subrogation. Outstanding losses and loss expenses are necessarily based upon estimates for all reported claims and all unreported claims incurred. Workers' compensation pension reserves (including medical tabular reserves) are discounted to present value using an assumed market yield of 7% which is higher than the assumptions used for statutory purposes; the use of this discount rate did not impact income before income taxes in 1994, 1993 and 1992, respectively.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    PREMIUMS RECEIVABLE: In December 1994, Continental sold $407.7 million of premiums receivable balances due within the next twelve months ($513.4 million were sold in December 1993). Cash received from these sales ($384.1 million in 1994 compared with $498.4 million in 1993 with respect to the 1993 sale) is net of transaction costs. These sales accelerated the cash flow associated with the premiums receivable, increasing cash in the year of the sale and reducing it during the following year, when such receivables would otherwise have been collected. These receivables are sold on a nonrecourse basis by Continental. In the event of nonpayment, Continental's credit risk is limited to the amount that the purchaser of the receivables holds as a deposit ($12.5 million in 1994 and $15.0 million in 1993).

    DEFERRED POLICY ACQUISITION COSTS: Variable costs that are directly related to the production of business, such as commissions and premium taxes, are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their net realizable value after consideration of investment income on the related premiums.

    Policy acquisition costs deferred during the year amounted to $1,309.4 million (1993--$1,397.0 million; 1992--$1,319.7 million). Deferred policy acquisition costs amortized to income during the year amounted to $1,383.4 million (1993--$1,370.5 million; 1992--$1,282.7 million).

    PROPERTY AND EQUIPMENT: Property and equipment are reported at depreciated cost using the straight-line method over the estimated useful lives of the assets. Property and equipment are recorded net of accumulated depreciation of $230.0 million and $218.5 million at December 31, 1994 and 1993, respectively. Depreciation expense charged to operations amounted to $44.5 million for the year ended December 31, 1994 (1993--$38.8 million; 1992--$38.0 million).

    INCOME TAXES: Continental adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," retroactive to January 1, 1992. SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities and the related expenses and benefits are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Foreign subsidiaries are taxed under applicable foreign regulations. In addition, Continental provides for deferred taxes on the net unrealized appreciation (depreciation) of investments that are reported at fair value.

    EARNINGS PER COMMON SHARE: Earnings per common share are computed using net income less preferred dividends declared ($0.1 million in 1994 and $3.2 million in 1993 and 1992, respectively) less any periodic accretion for the difference between the liquidation value and fair value of the preferred shares divided by the weighted average number of common shares and common share equivalents outstanding. Shares issuable under Continental's Long-Term Incentive Plan are considered as common share equivalents in computing earnings per share. There is no significant difference between earnings per share on a primary or fully diluted basis.

NOTE 2: CHANGES IN ACCOUNTING PRINCIPLES

    Effective January 1, 1993, Continental adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits," which affects accounting for certain postemployment benefits such as salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and continuation of health care and life insurance.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2: CHANGES IN ACCOUNTING PRINCIPLES--(CONTINUED)
    Effective January 1, 1993, Continental adopted the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 93-6, "Accounting for Multiple-Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises," (EITF 93-6) which affects accounting for certain nontraditional reinsurance contracts, primarily funded cover reinsurance.

    Effective January 1, 1993, Continental adopted SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," which requires reinsurance receivables and prepaid reinsurance premiums to be reported as assets rather than being netted against outstanding losses and loss expenses and unearned premiums on the accompanying Consolidated Balance Sheets. SFAS No. 113 also requires that contracts with reinsurers which do not involve a transfer of risk be classified as deposits rather than reinsurance and that funds associated with these contracts be recorded as deposit liabilities rather than premiums earned.

    Effective December 31, 1993, Continental adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This SFAS requires debt securities that management intends and has the ability to hold until maturity be reported at amortized cost, debt and equity securities bought principally for the purpose of short-term trading be reported at fair value with unrealized gains and losses included in earnings and all other debt and equity securities be reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity.

    Effective January 1, 1992, Continental adopted SFAS No. 109, "Accounting for Income Taxes," and SFAS No.106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

    The net cumulative effect of changes in accounting principles is comprised of the following:
                                                            1993       1992
                                                           ------     -------
                                                           (Millions, except
                                                           per share amounts)
Net Cumulative Effect of the Change in Accounting for
  Postemployment Benefits...............................   $ (3.6)    $ --
Net Cumulative Effect of the Change in Accounting for
  Retrospectively Rated Reinsurance Contracts...........      5.2       --
Net Cumulative Effect of the Change in Accounting for
  Income Taxes..........................................     --         185.4
Net Cumulative Effect of the Change in Accounting for
  Postretirement Benefits Other Than Pensions...........     --        (196.4)
                                                           ------     -------
Net Cumulative Effect of Changes in Accounting
  Principles............................................   $  1.6     $ (11.0)
                                                           ------     -------
                                                           ------     -------
PER COMMON SHARE
Net Cumulative Effect of the Change in Accounting for
  Postemployment Benefits...............................   $(0.06)    $ --
Net Cumulative Effect of the Change in Accounting for
  Retrospectively Rated Reinsurance Contracts...........     0.09       --
Net Cumulative Effect of the Change in Accounting for
  Income Taxes..........................................     --          3.37
Net Cumulative Effect of the Change in Accounting for
  Postretirement Benefits Other Than Pensions...........     --         (3.57)
                                                           ------     -------
Net Cumulative Effect of Changes in Accounting
  Principles............................................   $ 0.03     $ (0.20)
                                                           ------     -------
                                                           ------     -------

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3: MERGER AND CAPITAL INFUSION

    On December 6, 1994, Continental entered into a merger agreement under which CNA Financial Corporation ("CNA") will acquire Continental through a merger of a wholly-owned CNA subsidiary with and into Continental (the "CNA Merger"). Under the merger agreement, holders of Continental common stock will receive $20 per share in cash. The proposed merger is subject to satisfaction of certain conditions, including approval by Continental's shareholders and various regulatory authorities, and is required to be consummated by December 31, 1995. Consummation of the proposed CNA Merger is expected in the first half of 1995.

    Pursuant to a separate agreement, CNA invested $275.0 million in Continental, purchasing several series of redeemable preferred stocks and a related option (see Note 16). The capital investment by CNA, which was completed on December 9, 1994, took the place of a proposed $200.0 million investment in Continental under a previously announced agreement with Insurance Partners L.P. ("IP"). Of the $275.0 million CNA capital investment, $235.0 million was contributed to Continental s domestic insurance subsidiaries. The remaining $40.0 million was used to pay certain expenses and fees in connection with Continental's capital infusion efforts and the CNA Merger. In connection with the execution of the CNA merger agreement and the CNA securities purchase agreement, Continental terminated agreements with IP pursuant to which IP and its affiliates were to make the $200.0 million capital investment in Continental and purchase Continental Asset Management Corp., Continental's asset management subsidiary.

NOTE 4: OUTSTANDING LOSSES AND LOSS EXPENSES

    Activity in the liability for outstanding losses and loss expenses is summarized as follows:
                                                1994         1993        1992
                                              ---------    --------    --------
                                                         (Millions)
Balance at January 1.......................   $ 9,068.7    $9,066.2    $9,215.2
  Less reinsurance receivables.............     3,152.9     3,259.7     3,313.3
                                              ---------    --------    --------
Net Balance at January 1...................     5,915.8     5,806.5     5,901.9
                                              ---------    --------    --------
Incurred related to:
  Current year.............................     3,547.8     3,413.0     3,036.3
  Prior years..............................       853.1         1.1       125.3
                                              ---------    --------    --------
Total incurred.............................     4,400.9     3,414.1     3,161.6
                                              ---------    --------    --------
Paid related to:
  Current year.............................     1,183.3     1,291.1     1,031.9
  Prior years..............................     2,299.9     2,013.7     2,225.1
                                              ---------    --------    --------
Total paid.................................     3,483.2     3,304.8     3,257.0
                                              ---------    --------    --------
Net Balance at December 31.................     6,833.5     5,915.8     5,806.5
  Less Sale of Canadian Insurance
Subsidiaries...............................      (225.3)      --          --
  Plus reinsurance receivables.............     3,670.2     3,152.9     3,259.7
                                              ---------    --------    --------
Balance at December 31.....................   $10,278.4    $9,068.7    $9,066.2
                                              ---------    --------    --------
                                              ---------    --------    --------

    As a result of insured events in prior years, the net provision for claims and claims adjustment expenses increased $853.1 million in 1994. This primarily was due to a $572.5 million increase in asbestos-related, other toxic tort and environmental pollution claims (including $480.0 million for establishment of incurred but not reported claims ("Environmental IBNR") initially established in the third quarter); $80.0 million due to higher than anticipated number of claims and adverse loss

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4: OUTSTANDING LOSSES AND LOSS EXPENSES--(CONTINUED) development in case reserves in multi-peril and various smaller programs (primarily auto), an increase in the number of large cases and adverse loss developments in case reserves in the surety program; and $100.0 million of additional loss and loss adjustment expense reserves established in workers compensation primarily as a result of the annual fourth quarter review, reviews conducted in connection with the sale of Casualty Insurance Company and negotiations with respect to such sale.

NOTE 5: ASBESTOS-RELATED, OTHER TOXIC TORT AND ENVIRONMENTAL POLLUTION CLAIMS

    Prior to the third quarter of 1994, Continental did not establish reserves for incurred but not reported Environmental IBNR Claims because the existence of significant uncertainties (including difficulties in determining the frequency and severity of potential claims and in predicting the outcome of judicial decisions, as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language) and the absence of standard techniques to measure exposure did not allow ultimate liabilities to be reasonably estimated in accordance with accepted actuarial standards.

    While Continental continues to believe that it is not possible to reasonably estimate ultimate liabilities for Environmental IBNR Claims, it has concluded that different measurement techniques, based on industry averages, for estimating a reserve for Environmental IBNR Claims have been sufficiently developed, and accepted in the industry, to permit Continental to determine a reasonable gross estimate for Environmental IBNR Claims. However, due to the continuing level of uncertainty involved with environmental exposures, Continental may incur future charges for Environmental IBNR Claims which may be material to Continental's financial position, results of operations or liquidity.

    Included in Continental's liability for outstanding losses and loss expenses are gross undiscounted reserves of $834.0 million for asbestos-related, other toxic tort and environmental pollution claims. At December 31, 1994 the gross undiscounted reported environmental reserves for losses and loss expenses (Environmental Claims) were $354.0 million ($263.5 million at December 31, 1993) and a gross undiscounted environmental reserve of $480.0 million was established for losses and loss expenses for Environmental IBNR Claims ($0.0 million at December 31, 1993). The $354.0 million represents Continental's current best estimate for reported Environmental Claims. The $480.0 million represents Continental's best estimate for its Environmental IBNR Claims, using a measurement technique believed to be reasonable, based upon information currently available. However, it is not possible at this time to estimate the amount of additional liability related to the Environmental IBNR Claims that is at least reasonably possible to exist.

    Included in Continental's reinsurance assets are amounts due for reported Environmental Claims of $174.9 million at December 31, 1994 ($105.3 million at December 31, 1993). A reinsurance asset of $80.0 million was recorded in conjunction with the establishment of the reserve for Environmental IBNR Claims, but was fully reserved for as not recoverable due to the degree of uncertainty in the collectibility of such amounts.

    The technique utilized by Continental involves measuring total net reserves for reported Environmental Claims and Environmental IBNR Claims in terms of the number of years such reserves could fund the net annual payments for these claims. Such technique is consistent with that utilized by an insurance rating agency and by the actuarial profession in some of its discussion papers for its preliminary work with respect to such liabilities. At the end of 1992, the industry was at a net environmental reserve to net environmental paid ratio ("Survival Ratio") of six times such paid losses, which had been increasing and was expected to continue to increase further. At December 31, 1994, Continental's net environmental claims reserves would comprise approximately nine times its historical average net paid losses and loss expenses for these claims.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5: ASBESTOS-RELATED, OTHER TOXIC TORT AND ENVIRONMENTAL POLLUTION CLAIMS--(CONTINUED)

    Net losses and loss expenses include charges for reported Environmental Claims and Environmental IBNR Claims of $572.5 million, $55.9 million and $80.9 million for 1994, 1993 and 1992, respectively. The 1994 increase is primarily related to the establishment of reserves for Environmental IBNR Claims.

    Most of Continental's environmental pollution claims result from general liability policies written prior to 1986. Certain provisions of these policies have been subject to wide-ranging challenges by policyholders and/or differing interpretations by courts in various jurisdictions, with inconsistent conclusions as to the applicability of coverage for environmental pollution claims. Asbestos-related claims have generally arisen out of product liability coverage provided by Continental under general liability policies written prior to 1986. Thereafter, asbestos-related product exclusions were included in general liability policies. Other toxic tort claims have also generally arisen out of product liability coverage under general liability policies. These claims involve a variety of allegations of bodily injury arising from exposure over a period of time to products alleged to be harmful or toxic.

NOTE 6: SALE OF SUBSIDIARY

    In October 1994, Continental entered into an agreement to sell The Continental Insurance Company of Canada and its wholly owned subsidiaries ("CI Canada"), a major property and casualty insurer in Canada, to Fairfax Financial Holdings Limited ("Fairfax"), a Canadian financial services company. Under the terms of the agreement, Continental would receive (expressed in Canadian dollars) $130.0 million in cash and debt securities of Fairfax with a face value of $25.0 million. The approximate U.S. dollar equivalents at the exchange rate on December 31, 1994 are $94.5 million and $18.2 million, respectively. Continental provided a guarantee of up to $40 million (expressed in Canadian dollars) for adverse loss development on accident years 1993 and prior which based upon current actuarial reviews is not expected to be utilized. In addition, Continental may receive a contingent payment (expressed in Canadian dollars) of up to $10.0 million based on the performance of CI Canada through December 31, 1999. Due to the uncertainty of future performance, no provision has been made in the accompanying Consolidated Financial Statements for any potential gain from this contingent payment. The sale closed effective December 31, 1994. Continental recognized a $10.2 million loss on this transaction.

NOTE 7: PROPOSED SALE OF SUBSIDIARIES

    Continental has had preliminary discussions with potential buyers to sell Continental Asset Management Corporation, its asset management company, and California Central Trust Bank Corporation, a California State-chartered, FDIC-insured bank. Continental does not expect the sale of these operations to have a significant impact on its financial position, results of operations or liquidity.

NOTE 8: RESTRUCTURING CHARGES

    In March 1994, Continental's senior management approved a definitive plan to re-engineer the operations of Continental's Agency & Brokerage division (including home office, field claims and underwriting), selected operations of Continental's Special Operations division, particularly its multinational unit, and several corporate staff divisions, including Human Resources, Corporate Claims, Actuarial, Finance, and Legal. The locations identified for re-engineering were Cranbury, New Jersey; New York, New York; Duluth, Georgia; Chicago, Illinois; Dallas, Texas; Glens Falls, New York; Overland Park, Kansas; Rancho Cordova, California; Columbus, Ohio; York, Pennsylvania and certain overseas locations. These re-engineering efforts planned the elimination of 680 positions (net of new hires and transfers and resulting from approximately 1,200 terminations), from a total company

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8: RESTRUCTURING CHARGES--(CONTINUED) workforce of 12,255 at year end 1993, within one year from approval of the plan, as well as the achievement of business-related expense savings by the first quarter 1995. During 1994, substantially all of the employees identified for termination in the first quarter re-engineering plan were notified that their positions had been eliminated. The re-engineering plan also included vacating leased space at 27 locations. As of December 31, 1994, all of these locations have effectively been vacated. Continental has also implemented additional cost saving measures in several employee benefit programs. The first quarter re-engineering plan included severance packages for all affected employees as well as extended benefits and outplacement counseling for many of them. Underwriting results for 1994 included a $45.0 million restructuring charge, including $29.0 million in expected severance and related benefits and $16.0 million in expected lease vacation and other associated costs relating to the first quarter plan.

    In June 1994, Continental announced additional steps with a goal to improve its profitability and strengthen the capital base of its domestic insurance subsidiaries. To improve its profitability, Continental began to curtail its property writings, especially in catastrophe-prone areas. Also, to further reduce its operating expenses, in the second quarter of 1994, Continental reconsidered its staffing needs and developed another plan in the third quarter of 1994 that would result in a further net reduction of approximately 1,100 positions (in addition to the terminations of approximately 1,200 from the first quarter plan). 1994 underwriting results include the $14.0 million additional staff reduction charge, which includes the cost for expected severance and related benefits. During 1994, substantially all employees identified for termination in the third quarter plan were notified that their positions had been eliminated. Management believes that its previously announced re-engineering actions together with this elimination of another 1,100 positions will create annual pretax savings of about $120.0 million compared with Continental's reported 1993 expenses.

    During 1994, Continental paid $43.2 million in charges ($32.2 million in severance and related benefits, and $11.0 million in lease vacation and other associated costs) associated with its first and third quarter plans; at December 31, 1994, Continental has a reserve of $15.6 million for unpaid severance and related benefits and lease vacation and other associated costs which is included in other liabilities.

NOTE 9: INVESTMENTS

    Effective December 31, 1993, Continental reclassified the balance of fixed maturities held-to-maturity to fixed maturities available-for-sale because Continental may not hold these securities until maturity. Proceeds from sales of available-for-sale securities during 1994 were $5,531.9 million. Gross gains of $223.4 million in 1994 and gross losses of $135.9 million in 1994 were realized on these sales. Proceeds from sales (1992 only), calls and maturities of investments from fixed maturities held-to-maturity during 1993 were $72.9 million (1992--$3,582.4 million). Gross gains of $4.6 million in 1993 (1992--$138.4 million) and gross losses of $0.2 million in 1993 (1992--$22.8 million) were realized on those transactions.

    The amortized cost and estimated fair values of the fixed maturities available-for-sale at December 31, 1994, by contractual maturity date are shown in the following table. Expected maturities may

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9: INVESTMENTS--(CONTINUED)
differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                          AMORTIZED      FAIR
                                                            COST        VALUE
                                                          ---------    --------
                                                               (Millions)
Due in One Year or Less................................   $   205.3    $  205.0
Due After One Year through Five Years..................     1,970.3     1,898.8
Due After Five Years through Ten Years.................       777.3       740.4
Due After Ten Years....................................     1,620.0     1,519.0
Mortgage Backed Securities.............................     1,516.3     1,431.8
                                                          ---------    --------
                                                          $ 6,089.2    $5,795.0
                                                          ---------    --------
                                                          ---------    --------

    Fixed Maturities Available-for-Sale and Equity Securities
Available-for-Sale: The amortized cost and estimated fair values of the fixed maturities available-for-sale and equity securities available-for-sale portfolios at December 31 are as follows:

                                                                            1994
                                             -------------------------------------------------------------------
                                                                                            NET
                                                            GROSS          GROSS         UNREALIZED
                                             AMORTIZED    UNREALIZED     UNREALIZED     APPRECIATION      FAIR
                                               COST      APPRECIATION   DEPRECIATION   (DEPRECIATION)    VALUE
                                             ---------   ------------   ------------   --------------   --------
                                                                         (Millions)
Fixed Maturities Available-for-Sale:
  U.S. Treasury Securities.................  $1,515.0       $  5.7         $ 78.3         $  (72.6)     $1,442.4
  U.S. Agency Securities...................      70.3          0.6            3.7             (3.1)         67.2
  Tax-Exempt Securities....................     666.2         16.8           56.3            (39.5)        626.7
  Canadian Government, Provincial and
    Municipal Securities...................     482.4       --               27.3            (27.3)        455.1
  Other International Securities...........     623.3          7.4           18.4            (11.0)        612.3
  Corporate Securities.....................   1,170.2          5.2           60.3            (55.1)      1,115.1
  Mortgage-Backed Securities...............   1,516.3          1.0           85.5            (84.5)      1,431.8
  Redeemable Preferred Stocks..............      45.5          0.1            1.2             (1.1)         44.4
                                             ---------       -----         ------          -------      --------
                                              6,089.2         36.8          331.0           (294.2)      5,795.0
                                             ---------       -----         ------          -------      --------
                                             ---------       -----         ------          -------      --------
Equity Securities Available-for-Sale:
  Common Stocks............................      92.3         33.5            8.6             24.9         117.2
  Nonredeemable Preferred Stocks...........       4.6       --                0.9             (0.9)          3.7
                                             ---------       -----         ------          -------      --------
                                             $   96.9       $ 33.5         $  9.5             24.0      $  120.9
                                             ---------       -----         ------          -------      --------
                                             ---------       -----         ------                       --------
Unrealized Depreciation on Fixed Maturities
  and Equity Securities Available-for-Sale.                                                 (270.2)
Unrealized Appreciation on Other Long-Term
  Investments..............................                                                    7.3
                                                                                           -------
Unrealized Depreciation of Investments.....                                                 (262.9)
Less: Deferred Taxes (The net calculated
  deferred tax benefit of $92.0 million has
  been fully reserved).....................                                                --
Discontinued Operations, net of deferred
  taxes (The net calculated deferred tax
  benefit of $7.4 million has been fully
  reserved)................................                                                  (21.0)
                                                                                           -------
Net Unrealized Depreciation of
  Investments..............................                                               $ (283.9)
                                                                                           -------
                                                                                           -------

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9: INVESTMENTS--(CONTINUED)

                                                                            1993
                                             -------------------------------------------------------------------
                                                                                            NET
                                                            GROSS          GROSS         UNREALIZED
                                             AMORTIZED    UNREALIZED     UNREALIZED     APPRECIATION      FAIR
                                               COST      APPRECIATION   DEPRECIATION   (DEPRECIATION)    VALUE
                                             ---------   ------------   ------------   --------------   --------
                                                                         (Millions)
Fixed Maturities Available-for-Sale:
  U.S. Treasury Securities.................  $1,647.9       $ 63.7         $  5.1          $ 58.6       $1,706.5
  U.S. Agency Securities...................      25.3          2.0            0.2             1.8           27.1
  Tax-Exempt Securities....................   1,325.2         95.1            1.7            93.4        1,418.6
  Canadian Government, Provincial and
    Municipal Securities...................     518.0         41.2            0.2            41.0          559.0
  Other International Securities...........     646.8         44.4            1.3            43.1          689.9
  Corporate Securities.....................   1,148.7         53.5            9.1            44.4        1,193.1
  Mortgage-Backed Securities...............   1,255.1         21.6            6.4            15.2        1,270.3
  Redeemable Preferred Stocks..............      48.9          3.0         --                 3.0           51.9
                                             ---------      ------          -----          ------       --------
                                              6,615.9        324.5           24.0           300.5        6,916.4
                                             ---------      ------          -----          ------       --------
                                             ---------      ------          -----          ------       --------
Equity Securities Available-for-Sale:
  Common Stocks............................     500.8        166.1           13.2           152.9          653.7
  Nonredeemable Preferred Stocks...........      99.2          6.6            0.4             6.2          105.4
                                             ---------      ------          -----          ------       --------
                                             $  600.0       $172.7         $ 13.6           159.1       $  759.1
                                             ---------      ------          -----          ------       --------
                                             ---------      ------          -----                       --------
Unrealized Appreciation on Fixed Maturities
  and Equity Securities Available-for-Sale.                                                 459.6
Unrealized Appreciation on Other Long-Term
  Investments..............................                                                   8.0
                                                                                           ------
Unrealized Appreciation of Investments.....                                                 467.6
Less: Deferred Taxes (Net of $4.5 Million
  in Tax Rate Change)......................                                                (160.6)
Discontinued Operations (Net of $8.1
  Million Deferred Taxes)..................                                                  15.1
                                                                                           ------
Net Unrealized Appreciation of
  Investments..............................                                                $322.1
                                                                                           ------
                                                                                           ------

    In 1994, Continental held derivative financial investments for the purpose of enhancing income and total return and/or hedging long-term investments. Presently, it is Continental's intent to enter into derivative financial investments primarily as economic hedges against the fixed income portfolio. Derivative financial investments with on or off-balance-sheet risk and their associated contract or notional amounts as of December 31, 1994 and 1993 are foreign currency forward contracts of $2.7 million and $0.0 million, options of $24.8 million and $0.0 million, interest rate swaps of $33.6 million and $208.0 million, and futures contracts of $123.2 million and $123.0 million, respectively. Continental does not participate in these types of financial instruments as an intermediary and, therefore, believes it limits its credit risk of nonperformance by any counterparty to an insignificant amount. The market risks of the derivative portfolio are monitored using a value at risk methodology, and at December 31, 1994, the overall potential loss is determined to be insignificant. The derivatives program is reviewed and approved by senior investment management.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9: INVESTMENTS--(CONTINUED)
    Continental has foreign currency forward contracts in place to hedge the cash proceeds (expressed in Canadian dollars) from the sale of its Canadian operations of $130.0 million. These contracts expire in 1995, and at December 31, 1994 have an unrealized gain of $1.1 million.

    For future contracts (notional $123.2 million), initial margins and daily margin calls are met in cash or securities. Cash flows for interest rate swaps (notional $33.6 million) are settled in cash at reset date or maturity and have an average maturity of 4.3 years. Foreign currency forward contracts (notional $2.7 million) are settled in net cash on settlement date. Options (notional $24.8 million) are settled in cash on date of exercise or settlement date of closing contract.

    Continental has established a securities lending program. At December 31, 1994 and 1993 the fair value of securities on loan was $520.3 million and $275.8 million, respectively. The company requires a minimum collateral of 105% of the fair value of loaned securities.

    Continental manages its investments to limit credit risk by diversifying its portfolio among various security types and industry sectors. The credit risk of financial instruments is controlled through credit approvals, limits and monitoring procedures. Management believes that significant concentrations of credit risk do not exist.

NOTE 10: NET INVESTMENT INCOME AND REALIZED CAPITAL GAINS (LOSSES), NET

    Net investment income by source for the year ended December 31 is as follows:

                                                                      1994      1993      1992
                                                                     ------    ------    ------
                                                                             (Millions)
Fixed Maturities Held-to-Maturity.................................   $ --      $ 17.2    $326.1
Fixed Maturities Available-for-Sale...............................    459.6     465.5     202.9
Equity Securities Available-for-Sale
  Common Stocks...................................................     19.8      17.5      18.4
  Nonredeemable Preferred Stocks..................................      6.1      10.0      16.4
Minority Affiliates*..............................................     --        10.1      11.7
Other Long-Term Investments.......................................     23.6      22.6      20.6
Other Short-Term Investments......................................     32.5      34.5      26.8
                                                                     ------    ------    ------
Investment Income.................................................    541.6     577.4     622.9
Less: Applicable Expenses.........................................     37.4      35.1      33.0
                                                                     ------    ------    ------
Net Investment Income.............................................   $504.2    $542.3    $589.9
                                                                     ------    ------    ------
                                                                     ------    ------    ------

------------

* Earnings in minority affiliates are shown net of taxes accrued by such affiliates. Dividends paid by minority affiliates aggregated $0.0 million in 1994 (1993--$0.0 million; 1992--$1.0 million).

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10: NET INVESTMENT INCOME AND REALIZED CAPITAL GAINS (LOSSES), NET--(CONTINUED)

    Set forth below are summaries of realized capital gains (losses), net, for the year ended December 31:
                                                      1994      1993      1992
                                                     ------    ------    ------
                                                             (Millions)
Fixed Maturities Held-to-Maturity.................   $ --      $  4.4    $115.6
Fixed Maturities Available-for-Sale...............    (45.6)     87.8      69.6
Equity Securities Available-for-Sale..............    133.1      59.9      34.5
Sales of Subsidiaries.............................    (14.6)      1.0      --
Other.............................................      3.1     (28.6)     (4.1)
                                                     ------    ------    ------
Realized Capital Gains, Net.......................   $ 76.0    $124.5    $215.6
                                                     ------    ------    ------
                                                     ------    ------    ------

NOTE 11: REINSURANCE

    In the ordinary course of business, Continental cedes business on both a pro-rata and excess of loss basis to other insurers and reinsurers. Purchasing reinsurance enables Continental to limit its exposure to catastrophic events and other concentrations of risk. However, purchasing reinsurance does not relieve Continental of its obligations to its insureds. Continental assumes business from other reinsurance organizations, primarily through its participation in voluntary and involuntary risk-sharing pools.

    Premiums written, premiums earned and losses and loss expenses information by direct, assumed and ceded for the year ended December 31 is as follows:
                                                  1994        1993        1992
                                                --------    --------    --------
                                                           (Millions)
PREMIUMS WRITTEN
Direct Business..............................   $4,820.6    $5,199.7    $4,774.7
Reinsurance Assumed..........................      567.6       533.7       601.8
Reinsurance Ceded............................    1,428.2     1,195.6     1,357.5
                                                --------    --------    --------
Premiums Written.............................   $3,960.0    $4,537.8    $4,019.0
                                                --------    --------    --------
                                                --------    --------    --------
PREMIUMS
Direct Business..............................   $5,169.6    $5,125.8    $4,764.3
Reinsurance Assumed..........................      556.7       504.2       467.7
Reinsurance Ceded............................    1,297.2     1,213.9     1,334.0
                                                --------    --------    --------
Premiums Earned..............................   $4,429.1    $4,416.1    $3,898.0
                                                --------    --------    --------
                                                --------    --------    --------
LOSSES AND LOSS EXPENSES
Direct Business..............................   $4,991.9    $3,590.8    $3,924.7
Reinsurance Assumed..........................      485.6       686.1       899.4
Reinsurance Ceded............................    1,076.6       862.8     1,662.5
                                                --------    --------    --------
Loss and Loss Expenses.......................   $4,400.9    $3,414.1    $3,161.6
                                                --------    --------    --------
                                                --------    --------    --------

    Continental reviews the creditworthiness of its reinsurers on an ongoing basis. To minimize potential problems, Continental's policy is to purchase reinsurance only from carriers who meet its

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11: REINSURANCE--(CONTINUED)
credit quality standards. It has also taken and is continuing to take steps to settle existing reinsurance arrangements with reinsurers who do not meet its credit quality standards. Continental does not believe that there is a significant solvency risk concerning its reinsurers. In addition, Continental regularly evaluates the adequacy of its reserves for uncollectible reinsurance. Continental believes that it makes adequate provisions for the ultimate collectibility of its reinsurance claims and therefore believes the collection of these net recoverables to be probable. During 1994, Continental charged $135.1 million to earnings for uncollectible reinsurance (which includes the $80.0 million charge in connection with the establishment of the reserves for Environmental IBNR Claims) ($15.0 million in 1993; $41.0 million in 1992).

    Continental has in place various reinsurance arrangements with respect to its current operations. These arrangements are subject to retentions, coverage limits and other policy terms. Some of the principal reinsurance treaty arrangements which are presently in effect are an excess of loss treaty reducing Continental's liability on individual property losses, a blanket casualty program reducing Continental's liability on third party liability losses, a clash casualty program reducing Continental's liability on multiple insured/single event losses and a property catastrophe program with a net retention of $50.0 million in both 1994 and 1993 reducing its liability from catastrophic events. Continental also uses individual risk facultative and other facultative agreements to further reduce its liabilities.

    Continental also has in place, for future potential adverse reserve development, an aggregate excess of loss reinsurance contract with a full limit of $400.0 million. This contract was purchased in 1992 from National Indemnity Insurance Company. It covers losses and allocated loss expenses for 1991 and prior policy years. The business covered includes all lines of business written by Continental's domestic property and casualty insurance subsidiaries with specific exclusions for nuclear exposure, war risks and business written through the Workers' Compensation Reinsurance Bureau and involuntary market pools, insolvency and guarantee fund assessments, taxes, unallocated loss adjustment expenses and extra contractual obligations. At December 31, 1994, Continental has ceded $137.0 million in losses under this contract.

    Effective July 1, 1994, Continental entered a quota share agreement to reinsure a portion of its domestic personal lines business with a major U.S. reinsurer. From July 1, 1994 through December 31, 1995, the quota share participation is 50% of the covered lines. Continental ceded written premiums related to this agreement of $325.5 million in 1994 and expects to cede additional written premiums of approximately $300.0 million in 1995. This arrangement will help Continental lower its premium-to-surplus ratio and further reduce its exposure to catastrophes subject to the agreement's catastrophe coverage limits.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12: DEBT

    Short-term and long-term debt consisted of the following at December 31:

                                                              AT BOOK VALUE       AT FAIR VALUE
                                                             ----------------    ----------------
                                                              1994      1993      1994      1993
                                                             ------    ------    ------    ------
                                                                          (Millions)
SHORT-TERM
Notes Payable.............................................   $208.5    $225.1    $208.5    $225.1
Current Portion of Long-Term Debt.........................      3.0       4.0       3.0       4.0
                                                             ------    ------    ------    ------
  Total Short-Term Debt...................................   $211.5    $229.1    $211.5    $229.1
                                                             ------    ------    ------    ------
                                                             ------    ------    ------    ------
LONG-TERM
Secured Debt:
  Mortgage Notes Payable, 11.0%, Final Installment Due
    6/2013................................................   $378.1    $373.4    $387.6    $415.7
  Capitalized Leases, Rates Ranging from 8.0% to 13.7%,
    Due through 12/2011...................................     47.1      48.2      53.2      65.1
                                                             ------    ------    ------    ------
  Total Secured Debt......................................    425.2     421.6     440.8     480.8
                                                             ------    ------    ------    ------
Unsecured Debt:
  8.25% Notes Due 4/15/1999...............................    100.0     100.0      98.5     108.5
  7.25% Notes Due 3/1/2003................................    150.0     150.0     136.4     154.7
  8 3/8% Notes Due 8/15/2012..............................    100.0     100.0      89.2     113.4
  Other...................................................      0.7       2.8       0.7       2.8
                                                             ------    ------    ------    ------
  Total Unsecured.........................................    350.7     352.8     324.8     379.4
                                                             ------    ------    ------    ------
Total Long-Term Debt......................................   $775.9    $774.4    $765.6    $860.2
                                                             ------    ------    ------    ------
                                                             ------    ------    ------    ------

    In 1994, Continental extended the maturity of its revolving credit facility from December 30, 1994 to December 31, 1995. In addition, the revolving credit facility has been increased by $60.0 million and provides for borrowings of up to $210.0 million from a syndicate of banks. Funds borrowed through the facility may be used for general corporate purposes, but Continental has used and intends to use the facility primarily as an alternative to traditional sources of short-term borrowings. At December 31, 1994 and 1993, Continental had a $205.0 million and $0.0 million balance outstanding through the facility, respectively. The proceeds from the facility were used to repay short-term notes payable with an average interest rate of 3.68% which were due January 31, 1994 in the amount of $223.9 million. Under the revolving credit agreement, Continental is required, among other things, to not exceed a modified debt to capital ratio (debt plus shareholders' equity, excluding net unrealized appreciation (depreciation) of investments, plus redeemable preferred stocks) of 45%, for the period through June 29, 1995, and 40%, thereafter, and a minimum level of statutory surplus for its domestic insurance subsidiaries of, for the period through June 29, 1995, $1,400.0 million and, thereafter, $1,465.0 million. As at December 31, 1994 (the most recent date for compliance computations), Continental's modified debt to capital ratio was approximately 40.1% and statutory surplus for such subsidiaries was $1,468.0 million.

    Mortgage notes are payable in monthly installments of $3.1 million through June 1998, $4.4 million from July 1998 to June 2004 and $5.2 million from July 2004 until June 2013, at which time the mortgages will be completely amortized. The effective interest rate for the mortgage notes is 11.0%. The

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12: DEBT--(CONTINUED)
mortgages are secured by buildings and land with a carrying value of $302.1 million at December 31, 1994.

    Obligations pursuant to capital leases are payable in installments through the year 2011 at imputed interest rates ranging from 8.0% to 13.7%, and are secured by assets (primarily occupied buildings) with a carrying value of $48.2 million at December 31, 1994. The payment schedule is as follows:

                                                             PAYMENT
                                                             -------
                                                             (Millions)
1995......................................................   $  6.6
1996......................................................      6.6
1997......................................................      6.6
1998......................................................      6.5
1999......................................................      6.5
Thereafter................................................     77.6
                                                             -------
Total Payments............................................    110.4
Less: Amount Representing Interest........................     62.2
Obligations under Capital Leases Included
     in Current Portion of Long-Term Debt.................      1.1
                                                             -------
Obligations under Capital Leases..........................   $ 47.1
                                                             -------
                                                             -------

    Maturities of capitalized lease obligations and other long-term debt for each of the next five years are as follows: 1995--$3.0 million; 1996--$3.0 million; 1997--$2.2 million; 1998--$3.5 million; 1999--$104.7 million.

    In 1993, Continental sold $150.0 million of a total $350.0 million of Notes (which provided $148.0 million of a total $346.0 million in cash, net of offering and underwriting costs) outstanding under its shelf registration of up to $400.0 million of debt securities with the Securities and Exchange Commission. During 1993, Continental used $281.7 million of the net proceeds from these sales to retire its outstanding 9 3/8% Notes due July 1, 1993 and $50.0 million of net proceeds from these sales to reduce corporate short-term borrowings. Continental will endeavor to raise additional capital of approximately $100.0 million, through the issuance of either preferred stock or notes, if the CNA merger is not consummated. Continental does not currently contemplate incurring additional borrowings other than for the purpose of reducing amounts outstanding under its revolving credit facility described above.

    Interest expense is reported in the following lines in the accompanying consolidated Statements of Income:

                                  INSURANCE                INTEREST ON
                                  OPERATING     OTHER       CORPORATE
                                  EXPENSES     EXPENSES    BORROWINGS     TOTAL
                                  ---------    --------    -----------    ------
                                                    (Millions)
1994...........................     $47.4         4.6          40.9       $ 92.9
                                    =====         ===          ====       ======
1993...........................     $47.6         4.1          48.6       $100.3
                                    =====         ===          ====       ======
1992...........................     $47.1         4.1          49.5       $100.7
                                    =====         ===          ====       ======

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following presents carrying value and the estimated fair values of Continental's financial instruments at December 31, 1994 and 1993. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                               1994                    1993
                                                       --------------------    --------------------
                                                       CARRYING      FAIR      CARRYING      FAIR
                                                        AMOUNT      VALUE       AMOUNT      VALUE
                                                       --------    --------    --------    --------
                                                                        (Millions)
Financial Assets:*
Fixed Maturities Available-For-Sale**...............   $5,795.0    $5,795.0    $6,916.4    $6,916.4
Equity Securities Available-For-Sale................      120.9       120.9       759.1       759.1
Other Long-Term Investments.........................      537.7       537.7       395.9       395.9
Other Short-Term Investments........................    1,794.8     1,794.8     1,071.0     1,071.0
Financial Liabilities:*
Short-Term Debt.....................................      211.5       211.5       229.1       229.1
Long-Term Debt......................................      775.9       765.6       774.4       860.2

------------

 * The carrying amounts presented above are included in the consolidated balance sheet under the indicated caption.

** The carrying value for fixed maturities available-for-sale includes a carrying value adjustment of $4.1 million net gains on derivative financial investments recorded under hedge accounting. The carrying value and fair value for other derivative financial investments are insignificant.

    The following methods and assumptions were used to estimate the fair value for Continental financial instruments:

    Fair value of marketable fixed maturity securities and marketable equity securities are based on quoted market prices. For those securities that are not actively traded, fair values are obtained from independent pricing services, dealer quotes, or quoted market prices of comparable financial instruments.

    Fair value for short-term investments approximates the carrying value reported in the balance sheet.

    Fair value of certain mortgage receivables (classified as long-term investments) are based on discounted cash flow analysis on a specific loan basis using rates not less than rates offered for similar loans to borrowers with comparable credit ratings. Other mortgage receivables (also classified as long-term investments) are valued using dealer quotes.

    Fair value of other long-term invested assets include limited partnerships, venture capital investments and other miscellaneous investments. Fair values for these instruments are calculated using the fair value of the underlying investments, quoted market values or the equity interest in such investment.

    The fair value of short-term debt approximates carrying value based on the short duration until maturity. The fair value of long-term debt is based on quoted market prices for the Continental's senior notes outstanding and a discounted cash flow analysis, based on incremental borrowing rates for similar types of borrowing arrangements, for other long-term debt.

    Cash, receivables, and payables carrying values approximate fair value because of the short maturity of those instruments.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14: INCOME TAXES

    Continental files consolidated federal income tax returns with its eligible subsidiaries. Under the tax reform act of 1986 (the "Act"), deductibility of unearned premium and loss reserves and exclusions of income that were tax-exempt under prior law have been limited. The adjustment associated with the initial recomputation (discounting) of reserves as of January 1, 1987 was not taxed ("fresh start"). Under the Act, Continental must pay the higher of the regular tax on taxable income or an Alternative Minimum Tax (AMT) which, in the event it is applicable, creates a credit which can be carried forward indefinitely.

    The Omnibus Budget Reconciliation Act of 1990 requires an accrual for discounted estimates of salvage. The 1990 Act further provides a "fresh start" for 87% of the January 1, 1990 discounted salvage accrual. The Omnibus Budget Reconciliation Act of 1993 increased the corporate tax rate from 34% to 35%, resulting in an increase in Continental's net deferred tax asset before valuation allowance of $4.7 million at December 31, 1993.

    Continental files foreign tax returns in those jurisdictions where it is required.

    Provision has not been made for foreign taxes on undistributed earnings of foreign subsidiaries or for additional U.S. tax on pre-January 1, 1993 undistributed earnings of Continental's domestic subsidiaries which are less than 80% owned. These earnings could become subject to additional tax if they were remitted as dividends, or if Continental should sell its stock in a subsidiary. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings; however, Continental believes that U.S. foreign tax credits would largely eliminate any U.S. tax.

    Continental adopted the provisions of SFAS No. 109 retroactive to January 1, 1992. SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities and the related expenses and benefits are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

    The provision for income taxes from continuing operations was as follows for the year ended December 31:

                                                  1994       1993      1992
                                                 -------    ------    -------
                                                          (Millions)
Current Taxes (Benefits)
  U.S. Federal................................   $ (16.0)   $ 14.8    $  50.6
  State and Local.............................       2.3       0.6        1.0
  Foreign.....................................       1.4       5.2       (1.0)
                                                 -------    ------    -------
Total Current Taxes (Benefits)................     (12.3)     20.6       50.6
                                                 -------    ------    -------

Deferred Taxes (Benefits)
  U.S. Federal................................    (341.0)     (1.0)     (22.7)
  State and Local.............................     --         (0.1)     --
  Foreign.....................................     (11.8)     (1.3)       0.8
                                                 -------    ------    -------
Total Deferred Tax Benefits...................    (352.8)     (2.4)     (21.9)
                                                 -------    ------    -------
Total Income Taxes (Benefits).................   $(365.1)   $ 18.2    $  28.7
                                                 -------    ------    -------
                                                 -------    ------    -------

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14: INCOME TAXES--(CONTINUED)
    Set forth below are the significant differences between the U.S. federal income tax rate (1994-- 35%; 1993--35% and, 1992--34%) and the effective tax rates as reflected in the accompanying Consolidated Statements of Income for the year ended December 31:

                                            1994                      1993                     1992
                                  ------------------------    ---------------------    ---------------------
                                               % OF PRETAX              % OF PRETAX              % OF PRETAX
                                   AMOUNT        INCOME       AMOUNT      INCOME       AMOUNT      INCOME
                                  ---------    -----------    ------    -----------    ------    -----------
                                                        (Millions, Except Percentages)
Income from Continuing
Operations before Income
  Taxes........................   $(1,007.5)                  $177.9                   $130.7
                                  ---------                   ------                   ------
Statutory Federal Corporate
  Tax..........................      (352.6)        35%         62.3         35%         44.4         34%
Increases (Deductions) in Taxes
  Resulting from:
  Tax-Exempt Interest..........       (18.9)         2         (23.1)       (13)        (20.0)       (15)
  Dividends Received
    Deduction..................        (4.9)        --          (5.5)        (3)         (7.1)        (6)
  Foreign Income at Higher
    Rates......................        (0.1)        --          (2.5)        (1)         (4.9)        (4)
  Prior Year Tax Adjustment....          --         --          (2.9)        (2)           --         --
  Capital Transaction costs....        12.5         (1)           --         --            --         --
  Change in Valuation
    Allowance..................         3.3         --         (26.4)       (15)         19.2         15
  Effect of Rate Change on
    Unrealized Appreciation of
      Investments..............        (4.5)        --           4.5          3            --         --
  Effect of Rate Change on
    Deferred Tax Assets and
      Liabilities..............          --         --          (5.4)        (3)           --         --
  Benefits Used against
    Discontinued Operations....          --         --          18.5         10            --         --
  Other Items, Net.............         0.1         --          (1.3)        (1)         (2.9)        (2)
                                  ---------         --        ------         --        ------
Total Income Taxes
  (Benefits)...................   $  (365.1)        36%       $ 18.2         10%       $ 28.7         22%
                                  =========         ==        ======         ==        ======         ==

    In 1994, there were no reductions in current income taxes through the utilizations of tax net operating loss carryforwards and tax credit carryforwards. Income taxes payable for 1993 were reduced by $1.0 million through the utilization of tax credit carryforwards.

    Unused domestic net operating loss carryforwards at December 31, 1994, available for use in future years on a tax return basis, amount to $1,133.0 million for regular tax and $812.2 million for AMT and expire at various stages through the year 2009. Continental also has a foreign tax credit, a general business credit and AMT credit carryforwards of $29.2 million, $15.2 million and $10.0 million, respectively; the foreign tax and general business credits expire at various stages through the year 2000.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14: INCOME TAXES--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993, and the provision for deferred income taxes under SFAS No. 109 for the years ended December 31, 1994 and 1993 are as follows:

                                                   BALANCE      STATEMENT                       BALANCE
                                                  JANUARY 1,       OF        SHAREHOLDERS'    DECEMBER 31,
                                                     1994        INCOME         EQUITY            1994
                                                  ----------    ---------    -------------    ------------
                                                                         (Millions)
Deferred Tax Assets:
Unearned Premium Reserve.......................    $  126.6      $ (18.3)       $--             $  108.3
Loss Reserve Discounting.......................       245.4         44.8         --                290.2
Adoption of SFAS No. 106.......................        70.4        --            --                 70.4
Net Operating Loss Carryforwards...............      --            302.7         --                302.7
Tax Credit Carryforwards.......................        72.5        (18.1)        --                 54.4
Real Estate Basis Differences..................        46.7        (10.1)        --                 36.6
Allowance for Bad Debts........................        16.1          1.1         --                 17.2
Capital Leases.................................        15.1         (6.7)        --                  8.4
Provision for Early Retirement.................        14.8        (10.5)        --                  4.3
Unrealized Depreciation of Investments.........      --            --              92.0             92.0
Other Items....................................        28.0         (5.2)        --                 22.8
                                                  ----------    ---------    -------------    ------------
Total Gross Deferred Tax Assets................       635.6        279.7           92.0          1,007.3
Valuation Allowance............................      (136.0)        (3.3)         (92.0)          (231.3)
                                                  ----------    ---------    -------------    ------------
Deferred Tax Assets, net of Valuation
Allowance......................................       499.6        276.4         --                776.0
                                                  ----------    ---------    -------------    ------------
Deferred Tax Liabilities:
Deferred Acquisition Costs.....................       153.8         25.2         --                128.6
Accrual for Retrospectively Rated Premiums.....        13.1         13.1         --               --
Audit Premiums.................................        43.3        --            --                 43.3
Installment Receivables........................        18.1        (10.9)        --                 29.0
Unrealized Appreciation of Investments.........       165.1          4.5          160.6           --
Other Items....................................        64.5         44.5         --                 20.0
                                                  ----------    ---------    -------------    ------------
Total Gross Deferred Tax Liabilities...........       457.9         76.4          160.6            220.9
                                                  ----------    ---------    -------------    ------------
Net Deferred Tax Asset.........................    $   41.7      $ 352.8        $ 160.6         $  555.1
                                                  ----------    ---------    -------------    ------------
                                                  ----------    ---------    -------------    ------------

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14: INCOME TAXES--(CONTINUED)

                                                   BALANCE      STATEMENT                       BALANCE
                                                  JANUARY 1,       OF        SHAREHOLDERS'    DECEMBER 31,
                                                     1993        INCOME         EQUITY            1993
                                                  ----------    ---------    -------------    ------------
                                                                         (Millions)
Deferred Tax Assets:
Unearned Premium Reserve.......................    $  112.3      $  14.3        $--             $  126.6
Loss Reserve Discounting.......................       269.2        (23.8)        --                245.4
Adoption of SFAS No. 106.......................        68.4          2.0         --                 70.4
Tax Credit Carryforwards.......................        76.3         (3.8)        --                 72.5
Real Estate Basis Differences..................        50.0         (3.3)        --                 46.7
Allowance for Bad Debts........................        21.6         (5.5)        --                 16.1
Capital Leases.................................        14.9          0.2         --                 15.1
Provision for Early Retirement.................        13.6          1.2         --                 14.8
Other Items....................................        34.7         (6.7)        --                 28.0
                                                  ----------    ---------        ------       ------------
Total Gross Deferred Tax Assets................       661.0        (25.4)        --                635.6
Valuation Allowance............................      (158.7)        22.7         --               (136.0)
                                                  ----------    ---------        ------       ------------
Deferred Tax Assets, net of Valuation
Allowance......................................       502.3         (2.7)        --                499.6
                                                  ----------    ---------        ------       ------------
Deferred Tax Liabilities:
Deferred Acquisition Costs.....................       139.8        (14.0)        --                153.8
Accrual for Retrospectively Rated Premiums.....        13.1        --            --                 13.1
Audit Premiums.................................        42.1         (1.2)        --                 43.3
Installment Receivables........................        14.9         (3.2)        --                 18.1
Unrealized Appreciation of Investments.........       101.0         (4.5)         (59.6)           165.1
Other Items....................................        92.5         28.0         --                 64.5
                                                  ----------    ---------        ------       ------------
Total Gross Deferred Tax Liabilities...........       403.4          5.1          (59.6)           457.9
                                                  ----------    ---------        ------       ------------
Net Deferred Tax Asset.........................    $   98.9      $   2.4        $ (59.6)        $   41.7
                                                  ----------    ---------        ------       ------------
                                                  ----------    ---------        ------       ------------

    The net deferred tax asset, before considering deferred taxes (benefits) on unrealized appreciation (depreciation) of investments, increased by $348.3 million at December 31, 1994. The increase was caused predominately by an increase in tax net operating loss (NOL's) carryforwards; an increase in loss reserve discounting resulting from the $480.0 million charge to establish, for the first time, Environmental IBNR and a $200.0 million charge to strengthen Continental's core (non-environmental) reserves; and $104.0 million in charges for premiums receivable and other assets.

    In light of significant re-engineering of operations in 1994 and the expected results such actions will have on increasing future taxable income, management believes it is more likely than not that a significant portion of the deferred tax asset will be realized against future taxable income. Because of the uncertainties inherent in estimating the sufficiency of future taxable income, management concluded that a valuation allowance of approximately 20% of the net deferred tax asset after excluding unrealized depreciation is appropriate.

    The valuation allowance for deferred tax assets was $136.0 million at December 31, 1993. The net change in the valuation allowance for deferred tax assets was an increase of $95.3 million, resulting in a $231.3 million allowance at December 31, 1994. The $95.3 million increase in the valuation allowance resulted primarily from a $92.0 increase in the deferred tax assets attributable to unrealized depreciation in the securities portfolio. A valuation allowance was provided for the deferred tax asset related to unrealized depreciation due to absence of sufficient capital gains in the carryback period and due to the uncertainty regarding the ability to generate future capital gains.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15: COMMON AND PREFERRED STOCK

    COMMON STOCK: Continental has authorized a total of 100,000,000 shares of $1 par value common stock. At December 31, 1994, 55,484,187 shares were outstanding. These common shares paid dividends of $0.50 per share in 1994, $1.00 per share in 1993 and $2.20 per share in 1992. Aggregate annual dividends paid on common shares were $28.2 million in 1994 (1993--$56.2 million; 1992-- $119.9 million).

    PREFERRED STOCK: Continental has issued two series of preferred stock:
Series A and B. Series A (2,750,000 shares authorized and issued) and Series B (1,094,096 shares authorized and issued) are $4 par value $2.50 cumulative, convertible preferred stock. These preferred shares are convertible into common shares at the rate of 2.2 shares of common stock for each share of preferred stock. In the event of liquidation or redemption by Continental, the holders of these preferred shares are entitled to receive $50 per share plus accrued dividends. The aggregate liquidation value of Series A and B preferred shares outstanding at December 31, 1994, amounted to $2.7 million. These preferred shares paid dividends of $2.50 per share in each of the years in the three-year period ended December 31, 1994. Aggregate annual dividends paid on these preferred shares were $0.1 million in 1994, 1993 and 1992, respectively. In 1995, Continental has called for redemption of both series of preferred stock for $50 per share plus accrued dividends of $0.60.

    A summary of common and preferred share activity is set forth below:

                                                                                    OUTSTANDING
                                                                                  PREFERRED STOCK,
                                                           COMMON STOCK                SERIES
                                                     -------------------------    ----------------
                                                       ISSUED      IN TREASURY      A         B
                                                     ----------    -----------    ------    ------
Balance at December 31, 1991......................   65,705,274     11,052,630    33,482    28,478
                                                     ----------    -----------    ------    ------
                                                     ----------    -----------    ------    ------
Conversion of Shares..............................       11,135                   (2,648)   (2,420)
Treasury Stock Sold...............................                    (261,860)
Balance at December 31, 1992......................   65,716,409     10,790,770    30,834    26,058
                                                     ----------    -----------    ------    ------
                                                     ----------    -----------    ------    ------
Conversion of Shares..............................        4,010                   (1,509)     (278)
Treasury Stock Sold...............................                    (401,411)
Balance at December 31, 1993......................   65,720,419     10,389,359    29,325    25,780
                                                     ----------    -----------    ------    ------
                                                     ----------    -----------    ------    ------
Conversion of Shares..............................        3,773                   (1,553)     (217)
Treasury Stock Sold...............................                    (149,354)
Balance at December 31, 1994......................   65,724,192     10,240,005    27,772    25,563
                                                     ----------    -----------    ------    ------
                                                     ----------    -----------    ------    ------

NOTE 16: REDEEMABLE PREFERRED STOCK

    SERIES C: The Series C (20,500 shares authorized) is $4 par value redeemable, cumulative, convertible preferred stock. These preferred shares were redeemed in 1993 for $1,000 per share plus accrued dividends. These preferred shares paid dividends of $150 per share in each of the years in the two-year period ended December 31, 1993. Aggregate annual dividends paid on these preferred shares were $3.1 million in 1993 and 1992, respectively.

    SERIES T: The Series T (828,100 shares authorized and issued) is a $200 per share liquidation value redeemable, cumulative, non-convertible preferred stock. This series (issued December 9, 1994) is redeemable under certain circumstances at the liquidation value plus an additional amount reflecting any increase in the per share price of Continental's common stock over $15.75 based on an average

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16: REDEEMABLE PREFERRED STOCK--(CONTINUED) market price during a period relating to a notice of redemption. These preferred shares will pay an annual dividend of 9.75% of liquidation value. During 1994, there were no dividends paid on these preferred shares. These preferred shares are recorded at their relative fair value of $164.9 million. Differences between the fair value and liquidation value will be accreted using the interest method through a charge to retained earnings, which for 1994 was insignificant. In addition, changes in redemption prices resulting from changes in the additional amounts referred to above will adjust through retained earnings. If the CNA merger is not completed, CNA may, subject to regulatory approvals, exchange these preferred shares for another series of preferred stock that would be convertible into approximately 19% of Continental currently outstanding common shares (approximately 16% on a fully diluted basis) at an initial conversion price, subject to adjustment, of $15.75.

    SERIES F: The Series F (171,900 shares authorized and issued) is a $200 per share liquidation value redeemable, cumulative, non-convertible preferred stock. This series (issued on December 9, 1994) is redeemable under certain circumstances at the liquidation value plus an additional amount reflecting any increase in the per share price of Continental's common stock over $15.75 based on an average market price during a period relating to a notice of redemption. These preferred shares will pay an annual dividend of 9.75% of liquidation value. During 1994, there were no dividends paid on these preferred shares. These preferred shares are recorded at their relative fair value of $34.1 million. Any difference between the fair value and liquidation value will be accreted using the interest method through a charge to retained earnings, which for 1994 was insignificant. In addition, changes in redemption prices resulting from changes in the additional amounts referred to above will adjust through retained earnings.

    SERIES H: The Series H (375,000 shares authorized and issued) is a $200 per share liquidation value redeemable, cumulative, non-convertible preferred stock. This series (issued on December 9, 1994) matures in 10 years and is redeemable under certain circumstances. These preferred shares will pay an annual dividend of 12% of liquidation value. During 1994, there were no dividends paid on these preferred shares. These preferred shares are recorded at their relative fair value of $74.6 million. Any difference between the fair value and liquidation value will be accreted using the interest method through a charge to retained earnings, which for 1994 was insignificant.

    SERIES G OPTION: An option was also issued to CNA to acquire $125 million liquidation value of another series of 9.75% non-convertible preferred stock. The option, exercisable if the CNA merger agreement is terminated, and its underlying preferred stock will be redeemable under certain circumstances for an amount reflecting any increases in the per share price of the common stock over $17.75 based on an average market price during a period relating to a notice of redemption plus, in the case of the underlying preferred stock, the liquidation value. This option is recorded at its relative fair value of $1.4 million.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16: REDEEMABLE PREFERRED STOCK--(CONTINUED)

    A summary of redeemable preferred share activity is set forth below:

                                                       OUTSTANDING REDEEMABLE PREFERRED STOCK,
                                                                       SERIES
                                                     -------------------------------------------
                                                        C           T           F           H
                                                     -------     -------     -------     -------
Balance at December 31, 1991......................    20,500       --          --          --
                                                     -------     -------     -------     -------
                                                     -------     -------     -------     -------
Shares Issued.....................................
Redemption of Shares..............................
Balance at December 31, 1992......................    20,500       --          --          --
                                                     -------     -------     -------     -------
                                                     -------     -------     -------     -------
Shares Issued.....................................
Redemption of Shares..............................    20,500
Balance at December 31, 1993......................     --          --          --          --
                                                     -------     -------     -------     -------
                                                     -------     -------     -------     -------
Shares Issued.....................................               828,100     171,900     375,000
Redemption of Shares..............................
Balance at December 31, 1994......................     --        828,100     171,900     375,000
                                                     -------     -------     -------     -------
                                                     -------     -------     -------     -------

    Fair value for these preferred issues and related option was determined by employing an expected value model which was based on the underlying values and probabilities. During the next five years, there are no fixed or determinable redemption requirements for the above issues of redeemable preferred stocks.

NOTE 17: DISCONTINUED OPERATIONS

    In 1994, Continental recognized an additional after-tax gain of $3.5 million related to the sale of its premium financing operations as a result of final tax elections made for 1993. In addition, Continental reduced various tax liabilities related to previously discontinued operations and realized $36.0 million in additional income. The reduction in the various tax liabilities is a direct result of a recent review of Continental's tax position and the development of the discontinued operations over the last two years.

    In 1993, Continental sold its premium financing operations, AFCO Credit Corporation, AFCO Acceptance Corporation and Canadian affiliate CAFO Inc., to Mellon Bank Corporation ("Mellon"). Continental realized a 1993 fourth quarter pretax gain from the sale of approximately $45.0 million. Proceeds from the sale approximated $220.0 million, comprised of a $120.0 million dividend from AFCO to Continental and $100.0 million in cash from Mellon. In addition, the sale agreement provides for a contingent payment to Continental based on AFCO's premium finance growth through December 31, 1998, for a potential maximum payment of up to $78.0 million. No provision has been made in the accompanying Consolidated Financial Statements for any potential gain from this contingent payment from Mellon.

    In 1992, Continental's management instituted a program to withdraw from traditional assumed reinsurance and marine reinsurance businesses, as well as indigenous international and international marine insurance businesses. Continental has been accomplishing this withdrawal by running off the insurance reserves of certain of these discontinued operations and by selling the remaining operations which included the 1993 sale of Unionamerica Insurance Company, Limited, a United Kingdom insurance subsidiary for $95.0 million in cash and $15.0 million face value of redeemable preferred stock. The results and net assets of these operations have been reported as discontinued.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 17: DISCONTINUED OPERATIONS--(CONTINUED)
    The financial statements reflect the operating results and balance sheet items of the discontinued insurance and premium financing operations separately from continuing operations.

    Operating results of the discontinued insurance operations for the year ended December 31, are as follows:

                                                     1994      1993      1992
                                                    ------    ------    -------
                                                            (Millions)
Total Revenues...................................   $ 62.7    $282.2    $ 549.8
Total Expenses...................................     62.7     285.5      740.0
                                                    ------    ------    -------
Loss before Income Taxes.........................     --        (3.3)    (190.2)
Income Taxes (Benefits)..........................    (36.0)     (0.7)      (9.7)
Loss on Disposal of Discontinued Insurance
Operations, Net of Income Taxes..................     --        --        (13.0)
                                                    ------    ------    -------
Net Income (Loss) from Discontinued Insurance
Operations.......................................   $ 36.0    $ (2.6)   $(193.5)
                                                    ------    ------    -------
                                                    ------    ------    -------

    Operating results of the discontinued premium financing operations for the year ended December 31, are as follows:

                                                     1994      1993      1992
                                                    ------    ------    -------
                                                            (Millions)
Total Revenues...................................   $ --      $ 92.4    $ 103.0
Total Expenses...................................     --        75.4       79.5
                                                    ------    ------    -------
Income before Income Taxes.......................     --        17.0       23.5
Income Taxes.....................................     --         1.7        4.7
Gain on Disposal of Discontinued Premium
Financing Operations, Net of Income Taxes........      3.5      36.0      --
                                                    ------    ------    -------
Net Income from Discontinued Premium Financing
Operations.......................................   $  3.5    $ 51.3    $  18.8
                                                    ------    ------    -------
                                                    ------    ------    -------

    Net assets of discontinued insurance operations at December 31, are as follows:

                                                            1994        1993
                                                          --------    --------
                                                               (Millions)
ASSETS
Cash and Investments...................................   $  733.5    $1,166.5
Other Assets...........................................      806.7       528.4
                                                          --------    --------
                                                           1,540.2     1,694.9
                                                          --------    --------

LIABILITIES
Outstanding Losses and Loss Expenses...................    1,154.6     1,346.0
Unearned Premiums......................................        1.4         3.0
Other Liabilities......................................      296.0       261.3
                                                          --------    --------
                                                           1,452.0     1,610.3
                                                          --------    --------
Net Assets.............................................   $   88.2    $   84.6
                                                          --------    --------
                                                          --------    --------

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 18: DIVIDEND RESTRICTIONS

    Continental's insurance subsidiaries are subject to various state statutory and regulatory restrictions, applicable generally to each insurance company in its state of incorporation, which limit the amounts of dividends and other distributions that those subsidiaries may pay to Continental. Each of the states in which one or more of these subsidiaries are domiciled has enacted a formula which governs the maximum amount of dividends that such subsidiaries may pay without prior regulatory approval. These formulas, which are substantially similar, limit such dividends based on such factors as policyholders' surplus, net income, net investment income and/or unassigned surplus. These restrictions will, under certain circumstances, significantly reduce the maximum amount of dividends and other distributions payable to Continental by its subsidiaries without approval by state regulatory authorities. To the extent that its insurance subsidiaries do not generate sufficient amounts available for distributions to meet Continental's cash requirements without regulatory approval, Continental would seek approval for additional distributions. Under the restrictions currently in effect, the maximum amount available for payment of dividends to Continental by its domestic insurance subsidiaries during the year ending December 31, 1995 without regulatory approval is estimated to be $71.3 million as of December 31, 1994.

    The statutory surplus at December 31, 1994, for the domestic insurance subsidiaries was $1,467.9 million (1993--$1,809.4 million; 1992--$1,721.0 million). The domestic insurance subsidiaries' statutory net income (loss), including realized capital gains for 1994, was ($267.7) million (1993-- $268.4 million; 1992--$(5.2) million).

    To strengthen the capital base of its domestic insurance subsidiaries, Continental deployed $510 million of capital to its domestic insurance operations. Of this capital, $235 million was contributed by the holding company from the CNA investment. The remaining $275 million of capital was redeployed from non-domestic insurance subsidiaries, which represents essentially all of Continental's currently available capital from operations other than its domestic insurance operations, and investments held at the holding company level.

NOTE 19: FINANCIAL GUARANTEES

    Continental, through its former participation in the Municipal Bond Insurance Association, issued guarantees of financial obligations. During 1986, this association was reorganized as a corporation named MBIA, Inc. Continental's net par value exposure at December 31, 1994 on guarantees issued before the reorganization is $1.1 billion (1993--$1.4 billion) all of which has been reinsured by MBIA, Inc.

    In addition, Continental has issued financial guarantees of limited partners' obligations, municipal lease obligations, industrial development bonds and other obligations. Continental's net par value exposure on these guarantees at December 31, 1994 was $132.9 million (1993--$151.0 million). The maturity dates of these obligations range between 1 and 12 years.

NOTE 20: EMPLOYEE BENEFIT PLANS

    PENSION PLANS: Continental has a defined benefit retirement plan that covers substantially all its United States employees. Benefits are based on an employee's years of service and average compensation for the highest paid 60 consecutive months of the last 120 months of credited service. Continental's funding policy is to provide, on a systematic basis, amounts sufficient to provide expected benefits to participants as of their retirement dates. Plan assets consist principally of equity and fixed-income

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 20: EMPLOYEE BENEFIT PLANS--(CONTINUED) securities, of which $15.8 million (at market value) at December 31, 1994 is invested in the common stock of The Continental Corporation.

    Continental's other foreign subsidiaries provide retirement benefits for their employees consistent with local practices. Prior to the sale of the Canadian operations, Continental had a separate defined benefit plan covering substantially all Canadian employees. The provisions of the plan are similar to those of the United States plan. As part of the sale, Fairfax assumed sponsorship of the plan.

    Pension costs for the United States and Canadian plans (1993 and 1992 only) include the following:

                                                    1994       1993       1992
                                                   ------     ------     ------
                                                        (Millions, Except
                                                           Percentages)
Service Cost: Benefits Earned During the
Period..........................................   $ 19.9     $ 19.3     $ 16.5
Interest Cost on Projected Benefit Obligation...     49.4       51.4       51.2
Actual Return on Assets.........................     33.9      (44.9)     (32.9)
Net Amortization and Deferral...................    (69.8)       3.7      (12.6)
                                                   ------     ------     ------
Net Pension Cost................................   $ 33.4     $ 29.5     $ 22.2
                                                   ------     ------     ------
                                                   ------     ------     ------
Assumptions Used for U.S. Plan:*
Discount Rate for Obligations...................     7.50%      7.50%      8.00%
Rate of Compensation Increase...................     5.75       5.75       6.00
Long-Term Rate of Return on Assets..............     8.25       8.25       8.00

------------

* Pension costs are determined using the assumptions as of the prior year.

    The financial status of the retirement plans at December 31 follows:

                                                1994                   1993
                                            -------------    -------------------------
                                            UNITED STATES    UNITED STATES    CANADIAN
                                            -------------    -------------    --------
                                                            (Millions)
Actuarial Present Value of:
  Vested Benefit Obligation..............      $(505.5)         $(499.0)       $(33.7)
  Accumulated Benefit Obligation.........       (519.6)          (516.1)        (33.7)
Projected Benefit Obligation (PBO).......       (609.1)          (630.4)        (43.6)
Plan Assets at Fair Value................        448.0            480.5          51.5
                                            -------------    -------------    --------
PBO (in Excess of) Less Than Plan
Assets...................................       (161.1)          (149.9)          7.9
Unrecognized Net Loss (Gain).............         72.5             72.6          (8.8)
Unrecognized Prior Service Cost..........         19.1             21.3           1.1
Unrecognized Net Asset (Liability) at
  Date of Initial Obligation.............        (14.8)           (18.7)         11.3
                                            -------------    -------------    --------
Prepaid Pension Asset (Pension
Liability)...............................      $ (84.3)         $ (74.7)       $ 11.5
                                            -------------    -------------    --------
                                            -------------    -------------    --------

    HEALTH CARE AND POSTRETIREMENT BENEFITS: Comprehensive health care and dental care benefits are provided by Continental to enrolled domestic employees and their families if they elect such coverage. Benefits are funded through employer and employee contributions to a trust fund. Funding levels are set on the basis of current benefit payments.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 20: EMPLOYEE BENEFIT PLANS--(CONTINUED)
    Group term life insurance is provided by Continental to full-time United States employees. Amounts of insurance are subject to reduction upon retirement. Employer and employee contributions are used to pay premiums for such insurance. In addition to pension benefits, Continental provides certain health care and life insurance benefits to substantially all of its retired domestic employees and retired employees at certain foreign locations.

    Effective January 1, 1992, Continental adopted SFAS No. 106. This statement requires accrual, during the years that an employee renders service to Continental, of the expected cost of providing postretirement benefits other than pensions to an employee and the employee's beneficiaries. Prior years' Consolidated Financial Statements have not been restated to reflect the adoption of SFAS No. 106. The components of Continental's cost for postretirement benefits in 1994, 1993 and 1992 (excluding the cumulative effect of the change in accounting principle) and the accumulated postretirement benefit obligation at December 31, 1994 and 1993 were as follows:

                                                       1994      1993     1992
                                                      ------    ------    -----
                                                             (Millions)
NET PERIODIC COST
Service Cost--Benefits Earned during the Period:...   $  2.3    $  2.1    $ 2.1
Interest Cost on Accumulated Benefits..............     15.0      14.8     15.4
                                                      ------    ------    -----
Net Cost...........................................   $ 17.3    $ 16.9    $17.5
                                                      ------    ------    -----
                                                      ------    ------    -----
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION:
Retirees...........................................   $153.4    $165.8
Fully Eligible Active Plan Participants............      1.3       1.4
Other Active Plan Participants.....................     33.6      36.5
Unrecognized Net (Gains) Losses, Including Effects
  of Assumption Changes............................     21.7       2.3
                                                      ------    ------
Total..............................................   $210.0    $206.0
                                                      ------    ------
                                                      ------    ------
The major assumptions used to compute the accumulated postretirement benefit as of December 31, 1994, are as follows: a discount rate for obligations of 8.25%, a rate of compensation increase of 6.25% and an ultimate rate of health and dental care inflation of 6% by utilizing an initial inflation rate of 14% grading down to 6% over 10 years (7.5%, 6% and 6%, at January 1, 1993 and 8%, 6% and 6%, at January 1, 1992, respectively).

    The effect of a one percentage point increase in health and dental care inflation for each future year would increase the net periodic cost for the year ended December 31, 1994 and the accumulated postretirement benefit obligation at December 31, 1994 by $0.8 million and $10.6 million, respectively.

    LONG-TERM INCENTIVE PLANS: Continental has a long-term incentive plan under which it issues stock options and grants performance awards to key employees. Continental has granted both incentive stock options and nonqualified stock options under the plan. Nine million shares of common stock, the maximum number of shares that may be issued under the plan, have been reserved for issuance. No employee stock options have been granted below the market price of Continental's common stock at the time of grant.

    Stock options become exercisable beginning one year after the day of grant. Generally, 50% can be exercised at that time, and the remaining 50% become exercisable the following year. All options expire on the tenth anniversary of the day of grant.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 20: EMPLOYEE BENEFIT PLANS--(CONTINUED)
    Stock option activity during 1993 and 1994 was as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                         OPTIONS FOR    EXERCISE
                                                           COMMON         PRICE
                                                           SHARES       PER SHARE
                                                         -----------    ---------
1992
  Outstanding at Year-End.............................     4,792,143     $ 30.45
                                                         -----------
1993
  Granted.............................................       780,950       26.90
  Exercised...........................................       308,800       25.42
  Canceled............................................       582,800       33.73
                                                         -----------
  Outstanding at Year-End.............................     4,681,493       29.78
                                                         -----------
1994
  Granted.............................................     1,000,000       14.84
  Exercised...........................................         4,700       25.32
  Canceled............................................     1,456,125       19.74
                                                         -----------
  Outstanding at Year-End.............................     4,220,668       29.71
                                                         -----------

    Options exercisable and weighted average exercise price per share at year-end 1994 and 1993 were 3,906,768 ($29.94 per share) and 3,532,518 ($30.88 per share), respectively. Upon completion of the merger with CNA, Continental will exchange the outstanding options for $0.25 per share. Continental expects to pay approximately $1.0 million related to this transaction.

    Performance awards are payable in either cash or shares of The Continental Corporation's common stock in amounts determined on the basis of review, by the Compensation Committee of the Board of Directors, of Continental's performance for four-year award cycles. As of December 31, 1994, there were 647,495 common shares reserved for possible payment of such awards. Also upon completion of the merger with CNA, Continental will pay $20 per reserved share pro-rated by the percentage of time each share is in the four year performance cycle. Continental expects to pay approximately $4.5 million related to the transaction.

    Continental offers a 401(k) Incentive Savings Plan, where eligible employees may voluntarily contribute a percentage of compensation of up to 15%. In addition, Continental matches 50 percent (100% prior to July 1994) of the employer contributions up to 6% of compensation. Employer costs for the Incentive Savings Plan for the years ended December 31, 1994, 1993 and 1992 were $15.7 million, $20.8 million and $20.5 million, respectively.

NOTE 21: SEGMENT REPORTING

    Continental's principal business is property and casualty insurance. This business (Insurance Segments) is comprised of three segments: Agency & Brokerage Commercial, Agency & Brokerage Personal, and Specialized Commercial. Continental's other segment is Corporate & Other Operations, which includes investment management, claims adjusting and risk management services. As a result of the sale of Continental's Canadian insurance subsidiaries, at December 31, 1994, essentially all of Continental's continuing operation's assets and 94% of continuing operation's revenues were provided by United States based operations.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 21: SEGMENT REPORTING--(CONTINUED)
    Identifiable assets by business segment--December 31:

                                              1994         1993         1992
                                            ---------    ---------    ---------
                                                        (Millions)
Insurance Segments*......................   $14,186.7    $15,471.9    $15,113.5
Corporate & Other Operations.............     1,694.7        583.9        149.9
                                            ---------    ---------    ---------
Total Assets from Continuing
Operations...............................    15,881.4     16,055.8     15,263.4
Net Assets of Discontinued Operations....        88.2         84.6        310.5
                                            ---------    ---------    ---------
Total Assets.............................   $15,969.6    $16,140.4    $15,573.9
                                            ---------    ---------    ---------
                                            ---------    ---------    ---------

------------

* Distinct investment portfolios are not maintained for each insurance segment, and accordingly, allocation of assets to each segment is not performed.

    Operational information by business segment for the year ended December 31:

                                                            REVENUES
                                                --------------------------------
                                                  1994        1993        1992
                                                --------    --------    --------
                                                           (Millions)
Agency & Brokerage Commercial................   $2,164.5    $2,121.3    $1,919.5
Agency & Brokerage Personal..................      704.0       861.6       777.4
Specialized Commercial.......................    1,560.6     1,433.2     1,201.1
                                                --------    --------    --------
Total Premiums Earned........................    4,429.1     4,416.1     3,898.0
Net Investment Income*.......................      490.8       514.3       559.5
Realized Capital Gains*......................       76.7       110.3       222.3
                                                --------    --------    --------
Insurance Segments...........................    4,996.6     5,040.7     4,679.8
Corporate & Other Operations.................      104.8       133.0       117.2
                                                --------    --------    --------
Total........................................   $5,101.4    $5,173.7    $4,797.0
                                                --------    --------    --------
                                                --------    --------    --------

                                                   INCOME (LOSS) BEFORE INCOME
                                                              TAXES
                                                 -------------------------------
                                                   1994        1993       1992
                                                 ---------    -------    -------

                                                           (Millions)
Agency & Brokerage Commercial.................   $  (853.6)   $(234.8)   $(281.0)
Agency & Brokerage Personal...................       (96.1)     (78.1)    (127.0)
Specialized Commercial........................      (475.1)     (92.5)    (173.6)
                                                 ---------    -------    -------
GAAP Underwriting Loss........................    (1,424.8)    (405.4)    (581.6)
Net Investment Income*........................       490.8      514.3      559.5
Realized Capital Gains*.......................        76.7      110.1      222.3
                                                 ---------    -------    -------
Insurance Segment.............................      (857.3)     219.0      200.2
Corporate & Other Operations..................      (150.2)     (41.1)     (69.5)
                                                 ---------    -------    -------
Total.........................................   $(1,007.5)   $ 177.9    $ 130.7
                                                 ---------    -------    -------
                                                 ---------    -------    -------

------------

* Distinct investment portfolios are not maintained for each insurance segment, and accordingly, allocation of net investment income and realized capital gains to each segment is not performed.

                          THE CONTINENTAL CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 22: COMMITMENTS AND CONTINGENCIES

    OPERATING LEASE COMMITMENTS: Continental leases certain office facilities and operating equipment under cancelable and noncancelable agreements. Total rental expense under these agreements amounted to $94.4 million in 1994 (1993--$90.7 million; 1992--$100.5 million). At December 31, 1994, the minimum aggregate rental commitment under all noncancelable leases (net of subleases) is as follows:

                                                                     (MILLIONS)
                                                                     ----------
1995..............................................................     $ 65.1
1996..............................................................       57.4
1997..............................................................       48.8
1998..............................................................       44.0
1999..............................................................       28.0
Thereafter........................................................      164.9
                                                                     ----------
Total.............................................................     $408.2
                                                                     ----------
                                                                     ----------

    Certain of these leases provide for additional charges based on increases in property taxes or other negotiated items, and certain of these leases require the payment of property taxes directly by the lessee.

    LEGAL PROCEEDINGS: Beginning on December 7, 1994, five purported class actions were filed in New York State Supreme Court, New York County, against the Company and directors of the Company by persons claiming to be stockholders of the Company. The plaintiffs in these actions allege that directors of the Company breached their fiduciary duties when they approved the Merger Agreement with CNA and its affiliates by among, other things, agreeing to the Merger at an unfair and inadequate price, failing to adequately "shop" the Company and failing to maximize value for the Company's shareholders. The plaintiffs in two of these actions have also named CNA as a defendant, and allege that CNA aided and abetted the breaches of the fiduciary duty. The plaintiff in another of these actions alleges that directors of the Company also violated Sections 715 and 717 of the New York Business Corporation Law (which relate to the duties of officers and directors). The plaintiffs in one or more of these purported class actions seek, among other relief, an injunction prohibiting the Merger, other injunctive relief and unspecified monetary damages. Counsel for the plaintiffs in these actions have advised counsel for the Company that they intend to serve a single, consolidated amended complaint.

    The Company does not believe that this litigation is likely to have a material adverse effect on the financial condition or results of operations of the Company because, based on its review of the complaints that have been filed, the underlying facts and the applicable law, the Company believes that the claims against it and its directors have no merit and it is highly unlikely that an injunction will be issued or that damages will be awarded against the Company or its directors in an amount that would have a material adverse effect on the financial conditions or results of operations of the Company.

    Continental and its subsidiaries are defendants in various other lawsuits generally incidental to their business. Management does not expect the ultimate disposition of these other lawsuits to have a material effect on Continental's financial condition.

NOTE 23: SUBSEQUENT EVENT

    In February 1995, Continental sold the stock of Casualty Insurance Company ("Casualty"), an Illinois insurance company engaged in the workers compensation insurance business, to Fremont General Corporation, a California based corporation, for $225.0 million in cash and a $25.0 million note. In 1994, Casualty wrote $384.7 million in premiums. Continental will recognize a pre-tax gain of approximately $50.0 million on that sale.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Continental Corporation:

    We have audited the accompanying consolidated balance sheets of The Continental Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Continental Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, The Continental Corporation and subsidiaries changed their methods of accounting for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes" were adopted in 1992.

                                          KPMG PEAT MARWICK LLP

New York, New York
February 16, 1995

                          THE CONTINENTAL CORPORATION
          SUMMARIZED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)
                      (MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                FIRST QUARTER        SECOND QUARTER         THIRD QUARTER        FOURTH QUARTER
                             -------------------   -------------------   -------------------   -------------------
                               1994       1993       1994       1993       1994       1993       1994       1993
                             --------   --------   --------   --------   --------   --------   --------   --------
REVENUES:
Premiums...................  $1,104.1   $1,049.2   $1,164.8   $1,082.1   $1,080.0   $1,175.3   $1,080.2   $1,109.5
Investment Results.........     154.1      162.1      122.5      193.0      117.8      158.9      185.8      152.8
Other Revenues.............      21.8       22.2       24.6       28.5       25.8       21.3       19.9       18.8
                             --------   --------   --------   --------   --------   --------   --------   --------
       Total Revenues......   1,280.0    1,233.5    1,311.9    1,303.6    1,223.6    1,355.5    1,285.9    1,281.1
                             --------   --------   --------   --------   --------   --------   --------   --------

EXPENSES:
Losses and Loss Expenses...     978.0      823.5      891.3      822.8    1,340.4      920.8    1,191.2      847.0
Insurance Operating
Expenses...................     377.2      338.0      367.1      347.8      353.6      352.5      355.1      369.1
Other Expenses Including
 Interest on Corporate
Borrowings)................      39.7       45.8       44.6       50.3       84.1       34.4       86.6       43.8
                             --------   --------   --------   --------   --------   --------   --------   --------
Total Expenses.............   1,394.9    1,207.3    1,303.0    1,220.9    1,778.1    1,307.7    1,632.9    1,259.9
                             --------   --------   --------   --------   --------   --------   --------   --------
Income (Loss) from
 Continuing Operations
 before Income Taxes.......    (114.9)      26.2        8.9       82.7     (554.5)      47.8     (347.0)      21.2
Total Income Taxes
(Benefits).................     (25.0)       7.3        3.0       14.9     (235.6)       3.4     (107.5)      (7.4)
                             --------   --------   --------   --------   --------   --------   --------   --------
Income (Loss) from
 Continuing Operations.....     (89.9)      18.9        5.9       67.8     (318.9)      44.4     (239.5)      28.6
Total Income from
 Discontinued Operations
 Net of Income Taxes.......     --           3.7      --           4.0       39.5        0.6      --          40.4
                             --------   --------   --------   --------   --------   --------   --------   --------
Income (Loss) before Net
 Cumulative Effect of
 Changes in Accounting
Principles.................     (89.9)      22.6        5.9       71.8     (279.4)      45.0     (239.5)      69.0
Net Cumulative Effect of
 Changes in Accounting
Principles.................     --           1.6      --         --         --         --         --         --
                             --------   --------   --------   --------   --------   --------   --------   --------
Net Income (Loss)..........  $  (89.9)  $   24.2   $    5.9   $   71.8   $ (279.4)  $   45.0   $ (239.5)  $   69.0
                             --------   --------   --------   --------   --------   --------   --------   --------
                             --------   --------   --------   --------   --------   --------   --------   --------
Net Income (Loss) Available
to Common Shareholders.....  $  (89.9)  $   23.4   $    5.8   $   71.0   $ (279.4)  $   44.2   $ (239.5)  $   68.2
                             --------   --------   --------   --------   --------   --------   --------   --------
                             --------   --------   --------   --------   --------   --------   --------   --------

PER COMMON SHARE:
Income (Loss) from
 Continuing Operations.....  $  (1.62)  $   0.33   $   0.10   $   1.22   $  (5.75)  $   0.79   $  (4.33)  $   0.50
                             --------   --------   --------   --------   --------   --------   --------   --------
Income from Discontinued
 Operations, Net of Income
Taxes......................     --          0.07      --          0.07       0.71       0.01      --          0.73
                             --------   --------   --------   --------   --------   --------   --------   --------
Income (Loss) before Net
 Cumulative Effect of
 Changes in Accounting
Principles.................     (1.62)      0.40       0.10       1.29      (5.04)      0.80      (4.33)      1.23
Net Cumulative Effect of
 Changes in Accounting
Principles.................     --          0.03      --         --         --         --         --         --
                             --------   --------   --------   --------   --------   --------   --------   --------
Net Income (Loss)..........  $  (1.62)  $   0.43   $   0.10   $   1.29   $  (5.04)  $   0.80   $  (4.33)  $   1.23
                             --------   --------   --------   --------   --------   --------   --------   --------
                             --------   --------   --------   --------   --------   --------   --------   --------

COMMON STOCK DATA:
Dividends Declared.........  $   0.25   $   0.25   $   0.25   $   0.25   $  --      $   0.25   $  --      $   0.25
High Stock Price...........     28.50      29.50      23.63      31.25      19.88      34.63      19.13      33.00
Low Stock Price............     22.13      24.75      14.13      24.38      13.38      30.38      12.00      27.50

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           CNA FINANCIAL CORPORATION,

                           CHICAGO ACQUISITION CORP.,

                                      AND

                          THE CONTINENTAL CORPORATION

                          DATED AS OF DECEMBER 6, 1994

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                         ARTICLE I
                                         THE MERGER
SECTION 1.1.    The Merger...........................................................     1
SECTION 1.2.    [Intentionally omitted]..............................................     1
SECTION 1.3.    Closing..............................................................     1
SECTION 1.4.    Effective Time.......................................................     2
SECTION 1.5.    Effect of the Merger.................................................     2
SECTION 1.6.    Directors and Officers; Certificate of Incorporation; By-Laws........     2
SECTION 1.7.    Effect on Capital Stock..............................................     2
SECTION 1.8.    Payment Fund.........................................................     3
SECTION 1.9.    Stock Transfer Books.................................................     4
SECTION 1.10.   Employee Stock Options...............................................     4
SECTION 1.11.   Dissenting Shares....................................................     4

                                         ARTICLE II
                         REPRESENTATIONS AND WARRANTIES OF NEW YORK
SECTION 2.1.    Organization, Good Standing, Power, Authority, Etc. .................     5
SECTION 2.2.    Capitalization of New York...........................................     5
SECTION 2.3.    SEC Documents........................................................     6
SECTION 2.4.    [Intentionally omitted]..............................................     7
SECTION 2.5.    Authority and Qualification of New York..............................     7
SECTION 2.6.    Subsidiaries.........................................................     7
SECTION 2.7.    Outstanding Securities...............................................     8
SECTION 2.8.    No Contravention, Conflict, Breach, Etc. ............................     8
SECTION 2.9.    Consents.............................................................     8
SECTION 2.10.   No Existing Violation, Default, Etc. ................................     9
SECTION 2.11.   Licenses and Permits.................................................     9
SECTION 2.12.   Title to Properties..................................................     9
SECTION 2.13.   Environmental Matters................................................     9
SECTION 2.14.   Taxes................................................................    10
SECTION 2.15.   Litigation...........................................................    10
SECTION 2.16.   Labor Matters........................................................    10
SECTION 2.17.   Contracts............................................................    11
SECTION 2.18.   Finder's Fees........................................................    11
SECTION 2.19.   Financial and Statutory Statements...................................    11
SECTION 2.20.   Employee Benefits....................................................    11
SECTION 2.21.   Contingent Liabilities...............................................    12
SECTION 2.22.   No Material Adverse Change...........................................    12
SECTION 2.23.   Investment Company...................................................    13
SECTION 2.24.   No Bank Regulatory Oversight.........................................    13
SECTION 2.25.   October Agreements...................................................    13

                                                                                        PAGE
                                                                                        ----
                                        ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF CHICAGO AND MERGER SUB
SECTION 3.1.    Organization, Good Standing, Power, Authority, Etc. .................    13
SECTION 3.2.    No Conflicts; No Consents............................................    14
SECTION 3.3.    Proxy Statement, Etc. ...............................................    14
SECTION 3.4.    Available Funds......................................................    14
SECTION 3.5.    Finder's Fees........................................................    14

                                         ARTICLE IV
                          CONDUCT OF BUSINESSES PENDING THE MERGER
SECTION 4.1.    Pre-Closing Activities...............................................    15
SECTION 4.2.    Acquisition Proposals................................................    16
SECTION 4.3.    Shareholders Rights Plan.............................................    17

                                         ARTICLE V
                                    ADDITIONAL COVENANTS
SECTION 5.1.    Notification of Certain Matters......................................    17
SECTION 5.2.    Action by Shareholders...............................................    17
SECTION 5.3.    Regulatory Approvals.................................................    18
SECTION 5.4.    Access...............................................................    19
SECTION 5.5.    Further Action; Reasonable Best Efforts..............................    19
SECTION 5.6.    Employee Matters.....................................................    19
SECTION 5.7.    Public Announcements.................................................    19
SECTION 5.8.    Indemnification......................................................    20
SECTION 5.9.    Redemption of the Series A and Series B Preferred Stock..............    20

                                         ARTICLE VI
                                     CLOSING CONDITIONS
SECTION 6.1.    Conditions to Obligations of Each Party to Effect the Merger.........    21
SECTION 6.2.    Conditions Precedent to the Obligations of Chicago...................    21
SECTION 6.3.    Conditions Precedent to Obligations of New York......................    22

                                        ARTICLE VII
                             TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1.    Termination..........................................................    22
SECTION 7.2.    Effect of Termination................................................    23
SECTION 7.3.    Amendment............................................................    23
SECTION 7.4.    Waiver...............................................................    23

                                        ARTICLE VIII
                                     GENERAL PROVISIONS
SECTION 8.1.    Effectiveness of Representations, Warranties and Agreements..........    23
SECTION 8.2.    Fees, Expenses and Other Payments....................................    23
SECTION 8.3.    Notices..............................................................    24
SECTION 8.4.    Headings.............................................................    24
SECTION 8.5.    Severability.........................................................    25
SECTION 8.6.    Entire Agreement.....................................................    25
SECTION 8.7.    Assignment...........................................................    25
SECTION 8.8.    Parties in Interest..................................................    25
SECTION 8.9.    [Intentionally omitted]..............................................    25
SECTION 8.10.   Governing Law........................................................    25
SECTION 8.11.   Counterparts.........................................................    25

ANNEX A         Securities Purchase Agreement

    AGREEMENT AND PLAN OF MERGER, dated as of December 6, 1994 (this "Agreement"), by and among CNA FINANCIAL CORPORATION, a Delaware corporation ("Chicago"), CHICAGO ACQUISITION CORP., a newly formed New York corporation and a wholly owned subsidiary of Chicago ("Merger Sub"), and THE CONTINENTAL CORPORATION, a New York corporation ("New York").

                                  WITNESSETH:

    WHEREAS, New York has entered into a Securities Purchase Agreement, dated October 13, 1994 (the "October SPA"), by and between New York and TCC-PS Limited Partnership, a Delaware limited partnership (together with its permitted assignees, "Partnership"), pursuant to which New York has agreed to sell to Partnership certain securities of New York (the "October SPA Securities"), and has entered into the related Asset Purchase Agreement, dated October 13, 1994 (the "October APA" and together with the October SPA, the "October Agreements"), by and among New York and the other parties thereto;

    WHEREAS, the Boards of Directors of New York and Chicago have determined it advisable and in the best interests of their respective shareholders for Merger Sub, subject to the terms and conditions of this Agreement, to merge with and into New York, with New York being the surviving corporation (the "Merger");

    WHEREAS, New York will terminate the October Agreements in accordance with and subject to the terms and conditions set forth therein;

    WHEREAS, Chicago has agreed to purchase certain securities (the "Chicago SPA Securities" and the shares of preferred stock of New York included therein, the "Chicago Preferred Stock") from New York, substantially concurrently with the execution of this Agreement pursuant to the terms of a Securities Purchase Agreement, dated as of the date hereof, by and between New York and Chicago (the "Chicago SPA"), a copy of which is attached hereto as Annex A, in accordance with and subject to the terms and conditions set forth therein.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL"), at the Effective Time, Merger Sub shall be merged with and into New York. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and New York shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    SECTION 1.2. [Intentionally omitted.]

    SECTION 1.3. Closing. Unless this Agreement shall have been terminated in accordance with the terms hereof and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the consummation of the Merger shall take place as promptly as practicable (and, in any event, within five business days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.4. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause a certificate of merger (the "New York Certificate") to be executed, verified and delivered to the Department of State of the State of New York as provided in Section 907 of the NYBCL. The Merger shall become effective at such time as the New York Certificate has been filed by the Department of State of the State of New York in accordance with the provisions of Section 907 of the NYBCL, or at such later time as may be specified in the New York Certificate in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    SECTION 1.5. Effect of the Merger. The Merger shall have the effects specified in the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of New York and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of New York and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.6. Directors and Officers; Certificate of Incorporation;
By-Laws. (a) At the Effective Time, the directors of Merger Sub shall become the directors, and the officers of New York shall become the officers, of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    (b) At the Effective Time, the Certificate of Incorporation and the By-Laws of Merger Sub, as in effect immediately prior the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

    SECTION 1.7. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Chicago, Merger Sub, New York or the holders of any shares of New York Common Stock:

        (a) Each share of common stock of New York ("New York Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of New York Common Stock to be cancelled pursuant to Section 1.7(b) and other than any Dissenting Shares) (the "Converted Shares") shall be converted into the right to receive $20 per share in cash (the "Per Share Merger Consideration" and the aggregate amount of cash into which all shares of New York Common Stock shall be converted, the "Merger Consideration"). All such shares of New York Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of New York Common Stock (other than Dissenting Shares) (the "Certificates") shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of this Section, the Per Share Merger Consideration into which such shares have been converted in accordance herewith. The holders of Certificates previously evidencing shares of New York Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such shares), except as otherwise provided herein.

        (b) Each share of New York Common Stock owned by or held in the treasury of New York or any direct or indirect wholly owned Subsidiary of New York (other than any share held in a fiduciary capacity and beneficially owned by a third party or as a result of debts previously contracted and other than any share which is part of the regulatory or statutory capital of such Subsidiary) immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof and no consideration shall be given with respect thereto.

        (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        (d) Each share of Chicago Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted, at Chicago's option, into either (i) the right to receive a cash payment equal to the liquidation preference of such share, plus any accrued and unpaid dividends on such share, at the Effective Time or (ii) one share of preferred stock of Chicago or its Affiliate ("Chicago Mirror Preferred Stock"), having the same terms, designations, preferences, limitations, privileges, and relative rights as such share of Chicago Preferred Stock, except that in the case of any series of convertible preferred stock, the shares shall be convertible under the same terms and conditions as are set forth in the Certificate of Amendment creating such series of preferred stock, including, without limitation, the adjustment provisions thereof, into such consideration as would have been received by the holder of such stock had such stock been converted into New York Common Stock immediately prior to the Effective Time (collectively, the "Preferred Stock Consideration"). At Chicago's option, and in its sole discretion, effective immediately prior to the Effective Time, any or all shares of Chicago Preferred Stock owned by or held in the treasury of New York or Chicago or any direct or indirect wholly owned Subsidiary of New York or Chicago may be cancelled and extinguished in lieu of the conversion referred to in the previous sentence.

    SECTION 1.8. Payment Fund. (a) Payment Agent. As of the Effective Time, Chicago shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company (the "Payment Agent") designated by Chicago and reasonably satisfactory to New York, in trust for the benefit of the holders of shares of New York Common Stock (other than Dissenting Shares) for exchange through the Payment Agent in accordance with this Article, cash in the amount of the product of the Per Share Merger Consideration and the number of Converted Shares (such cash, the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, deliver the Payment Fund to holders of shares of New York Common Stock and the Payment Fund shall not be used for any other purpose. Such funds shall be invested by the Payment Agent only in short-term securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have consolidated total assets of not less than $5,000,000,000 and are "well capitalized" within the meaning of the applicable Federal bank regulations. Any interest or other income earned on the investment of cash held in the Payment Fund shall be for the account of Chicago.

    (b) Payment Procedures. Promptly after the Effective Time, Chicago shall cause the Payment Agent to mail to each holder of record of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent and shall be in such customary form and have such other provisions as Chicago may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in accordance with Section 1.7, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of New York Common Stock which is not registered in the transfer records of New York, cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of New York Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Per Share Merger Consideration applicable to the shares of New York Common Stock evidenced by such Certificate.

    (c) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of New York Common Stock for six months after the Effective Time shall be delivered to Chicago upon demand, and any holders of New York Common Stock who have not theretofore complied with this Article shall thereafter look only to Chicago for the Merger Consideration to which they are entitled pursuant to this Article. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government entity), any cash or other consideration payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (d) No Liability. None of Chicago, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of New York Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) Withholding Rights. Chicago or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of New York Common Stock such amounts as Chicago or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Chicago or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of New York Common Stock in respect of which such deduction and withholding was made by Chicago or the Payment Agent.

    (f) Transfer Taxes. Except as provided in paragraphs (b) or (e) above, Chicago shall pay or cause to be paid any transfer or gains tax (including, without limitation, any real property gains or transfer tax) imposed in connection with or as a result of the Merger, including any such tax that is imposed on a shareholder of New York.

    SECTION 1.9. Stock Transfer Books. At the Effective Time, the stock transfer books of New York shall be closed, and there shall be no further registration of transfers of shares of New York Common Stock thereafter on the records of New York. On or after the Effective Time, any Certificates presented to the Payment Agent or Chicago for any reason shall be converted into the Per Share Merger Consideration applicable to the shares of New York Common Stock evidenced by such shares.

    SECTION 1.10. Employee Stock Options. As of the Effective Time, the holder of each outstanding employee stock option ("Option") to purchase shares of capital stock of New York shall be solely entitled to receive in exchange for such Option a cash payment from New York in an amount equal to the product of
(a) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Option and (b) the number of shares of New York Common Stock covered by such Option, whether or not such Option is then exercisable, except as specified in the Disclosure Letter. New York shall use its best efforts to cause each holder of an Option (whether or not presently exercisable) to execute an agreement consenting to the cancellation prior to the Effective Time of his outstanding Options.

    SECTION 1.11. Dissenting Shares. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of New York Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the NYBCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such shares of New York Common Stock held by them in accordance with the provisions of the NYBCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of New York Common Stock under the NYBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in
Section 1.7, of the certificate or certificates that formerly evidenced such shares of New York Common Stock.

    (b) New York shall give Chicago (i) prompt notice of any demands for appraisal received by New York, withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by New York and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. New York shall not, except with the prior written consent of Chicago, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF NEW YORK

    New York hereby represents and warrants to Chicago and Merger Sub that, except as specifically disclosed in the single writing from New York to Chicago and Merger Sub that is identified as such and is dated the date hereof (the "Disclosure Letter"):

    SECTION 2.1. Organization, Good Standing, Power, Authority, Etc. New York is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. New York has the full corporate power and authority to execute and deliver this Agreement and the Chicago SPA and to perform its obligations under this Agreement and the Chicago SPA. New York has taken all action required by law, its Certificate of Incorporation, its By-Laws or otherwise required to be taken by it to authorize the execution, delivery and, other than the approval and adoption of this Agreement by the holders of New York Common Stock and Existing Preferred Stock (if the record date for the Special Meeting is prior to the redemption date provided in Section 5.9) voting together as a class, performance by it of this Agreement and the Chicago SPA. This Agreement and the Chicago SPA are valid and binding obligations of New York, enforceable against New York in accordance with their respective terms. True and complete copies of the Certificate of Incorporation and the By-Laws of New York as in effect on the date hereof have been provided by New York to Chicago. Other than the approval and adoption of this Agreement by the holders of New York Common Stock and Existing Preferred Stock (if the record date for the Special Meeting is prior to the redemption date provided in Section 5.9) voting together as a class, no approval or authorization of the shareholders and no further approval of the Board of Directors of New York is required under applicable law, New York's Certificate of Incorporation or By-laws or the rules of the New York Stock Exchange, Inc. for the execution and delivery of this Agreement and the Chicago SPA by New York and, the consummation by New York of this Agreement and the Chicago SPA, other than such as have been obtained or made and are in full force and effect. Without limiting the generality of the foregoing, New York has taken actions necessary to exempt all future transactions contemplated by this Agreement and the Chicago SPA between New York and its Subsidiaries, on the one hand, and Chicago and its "affiliates" and "associates" (each as defined in Section 912 of the NYBCL), on the other hand, from the provisions of such Section 912, and any and all other applicable state takeover laws.

    SECTION 2.2. Capitalization of New York. Other than with respect to the Chicago SPA Securities, the authorized capital stock of New York consists of:
(A) 100,000,000 shares of Common Stock, par value $1.00 per share,55,484,091 of which shares were outstanding as of November 30, 1994; and (B) 10,000,000 shares of preferred stock, par value $4.00 per share ("New York Preferred Stock"), of which (i) 2,750,000 shares have been designated as $2.50 Cumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock"), 27,816 of which shares were outstanding as of November 30, 1994, (ii) 1,094,096 shares have been designated $2.50 Cumulative Preferred Stock, Series B ("Series B Preferred Stock"), 25,563 of which shares were outstanding as of November 30, 1994, (iii) 20,500 shares were designated $150 Cumulative Convertible Preferred Stock, Series C, all of which shares have been redeemed and are not outstanding, and
(iv) 40,000 shares were designated Cumulative

Preferred Stock, Series D, all of which shares have been redeemed and are not outstanding. No other capital stock of New York is authorized and no other capital stock is issued or reserved for issuance. Since September 30, 1994, New York has only issued shares of New York Common Stock in the amounts as specified in the Disclosure Letter and in accordance with the terms of its employee benefit plans as in existence on September 30, 1994, in all cases in the ordinary course of business and in a manner and in amounts consistent with past practice. All outstanding shares of capital stock of New York have been duly authorized, are validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. The shareholders of New York have no preemptive or similar rights with respect to the securities of New York. The shares of Series A Preferred Stock and of Series B Preferred Stock (collectively, the "Existing Preferred Stock") are convertible into an aggregate of 117,847 shares of New York Common Stock. 10,240,005 shares of New York Common Stock were held by New York and it Subsidiaries (other than any shares held in a fiduciary capacity and beneficially owned by a third party) as of November 16, 1994. Other than as specified in this paragraph, there is no outstanding capital stock, securities or indebtedness (or options or other securities or indebtedness convertible or exchangeable for such capital stock, securities or indebtedness) of New York carrying the right to vote in any matter requiring the approval of the shareholders of New York.

    SECTION 2.3. SEC Documents. (a) New York has delivered to Chicago true and complete copies of: (i) the Annual Report and its Annual Report on Form 10-K for the fiscal years ended December 31, 1992 and December 31, 1993, as filed with the Securities and Exchange Commission (the "SEC"), (ii) New York's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, each as filed with the SEC (the "Quarterly Reports"), (iii) its Current Reports on Form 8-K filed with the SEC since January 1, 1993, (iv) its proxy or information statements relating to meetings of, or actions without a meeting by, the stockholders of New York held since January 1, 1993 and (v) all other documents filed by New York with the SEC since January 1, 1993 (the foregoing clauses (i) through (v), collectively the "SEC Documents").

    (b) As of its filing date, each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in Section 2.3(a) filed, and each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) that will be filed by New York prior to the Effective Time, as amended or supplemented, if applicable, pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (c) Each such final registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in Section 2.3(a) filed, and each final registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) that will be filed by New York prior to the Effective Time, as amended or supplemented, if applicable, pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), as of the date such statement or amendment became or will become effective (i) complied or will comply in all material respects with the applicable requirements of the Securities Act and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

    (d) New York has (i) delivered to Chicago true and complete copies of all correspondence between the SEC and New York or its legal counsel, accountants or other advisors since January 1, 1993, and (ii) disclosed to Chicago in writing the content of all material discussions between the SEC and New York or its legal counsel, accountants or other advisors concerning the adequacy or form of any SEC

Document filed with the SEC since January 1, 1993. New York is not aware of any issues raised by the SEC with respect to any of the SEC Documents, other than those disclosed to Chicago pursuant to clause (i) or (ii) of this Section 2.3(d).

    SECTION 2.4. [Intentionally omitted.]

    SECTION 2.5. Authority and Qualification of New York. New York has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted. New York is duly qualified to transact business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not, individually or in the aggregate with all such other failures, reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, business or financial condition of New York and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of New York to perform its obligations under this Agreement (a "Material Adverse Effect"; provided, however, that the termination fees associated with Section 6.10 of the October SPA, severance obligations arising as a result of the transactions contemplated by this Agreement, and any impact on the business of New York and its Subsidiaries, including but not limited to its relationships with employees, agents, brokers and investment advisory clients, resulting from the execution or announcement of this Agreement and consummation of the transactions contemplated hereby shall not be considered in determining whether a Material Adverse Effect shall have occurred). For purposes of this Agreement, "Subsidiary" shall mean, with respect to any person, any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly, by such person.

    SECTION 2.6. Subsidiaries. Exhibit 21 to New York's Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the SEC (the "Annual Report") is an accurate and correct statement of all of the information required to be set forth therein by the regulations of the SEC and is an accurate and correct list of all Subsidiaries of New York as of the date hereof. Each Subsidiary of New York has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not, individually or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement, all of the outstanding capital stock of each Subsidiary of New York has been duly authorized and validly issued, is fully paid and nonassessable and is owned by New York, directly or through other Subsidiaries of New York (other than directors' qualifying shares), free and clear of any mortgage, pledge, lien, security interest, restrictions upon voting or transfer, claim or encumbrance of any kind ("Encumbrance") (other than such transfer restrictions as may exist under federal and state securities, banking and insurance laws or any Encumbrances between or among New York and/or any Subsidiary of New York or any liens for taxes not yet due and payable), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity), other than New York or any Subsidiary of New York, to acquire any such capital stock, any additional capital stock or any other securities of any such Subsidiary. There exists no restriction, other than those pursuant to applicable law or regulation, on the payment of cash dividends by any Subsidiary of New York. Neither New York nor any of its Subsidiaries holds any interest in a partnership or joint venture of any kind or any equity interests in any other person representing more than 10% of the equity interests of such person.

    SECTION 2.7. Outstanding Securities. Except as set forth in Section 2.2 and except pursuant to the Chicago SPA, there are no outstanding (i) securities or obligations of New York convertible into or exchangeable for any capital stock of New York, (ii) warrants, rights or options to subscribe for or purchase from New York any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of New York to issue, sell, transfer, repurchase, redeem or otherwise acquire or vote such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

    SECTION 2.8. No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of each of this Agreement and the Chicago SPA by New York and the consummation of the transactions contemplated herein and therein will not (A) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, give rise to any right of termination of, result in the material modification of any terms of, or the forfeiture of any material rights or the loss of any material benefits under, or result in the creation or imposition of any Encumbrance upon any assets or properties of it or of any of its Subsidiaries under any statute, rule, regulation, order or decree of any governmental agency or body or any court having jurisdiction over it or any such Subsidiary or any of its or their respective properties, assets or operations, or any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of such Subsidiaries is a party or by which it or any such Subsidiary is bound or to which any of the properties, assets or operations of it or any such Subsidiary is subject, which conflict, breach, violation, default, creation or imposition has, or will have, individually or in the aggregate, a Material Adverse Effect or (B) contravene any provision of the Certificate of Incorporation, By-Laws or other organizational documents of it or of any of its Subsidiaries.

    SECTION 2.9. Consents. (a) No consent, approval, authorization, order, registration, filing or qualification of or with any (A) court, (B) government agency or body, (C) stock exchange on which the securities of New York are traded or (D) other third party (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by New York or any of its Subsidiaries for the consummation of the transactions contemplated by this Agreement other than (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the various states in which New York and its Subsidiaries conduct insurance business (a true and complete list of which states is contained in the Disclosure Letter) with respect to the Merger, (iii) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement, the Chicago SPA and the transactions contemplated herein and therein, (iv) the filing of the New York Certificate and appropriate documents with the relevant authorities of other states in which New York is qualified to do business, (v) any required bank regulatory approvals in connection with the Bank, (vi) the vote of the stockholders of New York described in Section 2.9(b) and (vii) such other filings, authorizations, consents, approvals and notices as are set forth in the Disclosure Letter and such other filings, authorizations, consents, approvals and notices the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect.

    (b) The affirmative vote of the holders of two-thirds of the outstanding shares of New York Common Stock and Existing Preferred Stock (if the record date for the Special Meeting is prior to the redemption date provided in Section 5.9) voting together as a class is the only vote of the holders of any class or series of New York capital stock, securities or indebtedness necessary to approve this Agreement, the Chicago SPA and the transactions contemplated herein and therein.

    SECTION 2.10. No Existing Violation, Default, Etc. Neither New York nor any of its Subsidiaries is in violation of (A) its Certificate of Incorporation, By-Laws or other organization documents or (B) any applicable law, ordinance, administrative, governmental or stock exchange rule or regulation, which violation has or could reasonably be expected to have a Material Adverse Effect or (C) any applicable order, decree or judgment of any court or governmental agency or body having jurisdiction over New York or such Subsidiary, which violation has or could reasonably be expected to have a Material Adverse Effect. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by New York of the transactions contemplated by this Agreement or the Chicago SPA, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument to which New York or any of its Subsidiaries is a party or by which New York or any such Subsidiary is bound or to which any of the properties or assets of New York or any such Subsidiary is subject, which event of default, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default, has or could reasonably be expected to have a Material Adverse Effect.

    SECTION 2.11. Licenses and Permits. New York and its Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate insurance and other governmental agencies and bodies ("Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such licenses that the failure to have or to be in full force and effect, individually or in the aggregate, do not have, and are not reasonably expected to have, a Material Adverse Effect. Neither New York nor any of its Subsidiaries has received any written notice that any violations are being or have been alleged in respect of any such License and no proceeding is pending or, to the best of New York's knowledge, after due inquiry, threatened, to suspend, revoke or limit any such License. To the best of New York's knowledge, after due inquiry, New York and its Subsidiaries are in compliance in all material respects with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have, and are not reasonably expected to have, a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation, suspension, limitation or termination of such Licenses, except such events as would have not have, or could not reasonably be expected to have, a Material Adverse Effect.

    SECTION 2.12. Title to Properties. New York and its Subsidiaries have sufficient title to all material properties (real and personal) owned by New York and any such Subsidiary that are necessary for the conduct of the business of New York and such Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of New York and such Subsidiaries, taken as a whole, and to the best of New York's knowledge, after due inquiry, all material properties held under lease by New York or the Subsidiaries are held under valid, subsisting and enforceable leases, other than such imperfections or Encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.13. Environmental Matters. Neither New York nor any of its Subsidiaries is the subject of any federal, state, local or foreign investigation, and neither New York nor any of its Subsidiaries has received any notice or claim (or is aware on the date hereof of any facts that would form a reasonable basis for any claim), nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under Environmental Laws (other than in respect of or related to insurance policies issued by or of New York or any of its Subsidiaries), except such liability or remedial action as has not had, or could not reasonably be expected to have, a Material Adverse Effect, nor are there any pending, reasonably anticipated or, to the best knowledge of New York, threatened actions, suits or proceedings against or affecting New York, any of the Subsidiaries or their properties, assets or operations in connection with any such Environmental Laws (other than in respect of or related to insurance policies issued by or of New York or any of its Subsidiaries), except such actions, suits or proceedings as have not had, or could not reasonably be expected to have, a Material Adverse Effect. The properties, assets and operations of New York and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), other than any such failure to be in compliance as would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the best knowledge of New York on the date hereof, after due inquiry, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of New York or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, reasonably be expected to have a Material Adverse Effect. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

    SECTION 2.14. Taxes. New York and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns that are required to be filed and have paid or caused to be paid all taxes due with respect to the periods covered by said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles applied on a consistent basis except as set forth in the SEC Reports, have been set aside. New York and its Subsidiaries have paid or caused to be paid, or have established reserves that New York or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to New York and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States Federal income tax returns of New York and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1978. The net operating loss of the Company is not, as of the date hereof (without regard to the execution of this Agreement or the Chicago SPA or the consummation of the transactions contemplated by this Agreement or the Chicago SPA), subject to limitation under Section 382 of the Code.

    SECTION 2.15. Litigation. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against New York or any of its Subsidiaries or any of their respective properties or assets that would prevent or materially delay the consummation of the transactions contemplated by this Agreement, or that would, individually or in the aggregate taken net of claims reserves established and after giving effect to reinsurance, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, a Material Adverse Effect; and, to the best knowledge of New York on the date hereof, after due inquiry, except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no such actions, suits, proceedings or investigations are threatened.

    SECTION 2.16. Labor Matters. No labor disturbance by the employees of New York or any of its Subsidiaries that has had or that is reasonably expected to have a Material Adverse Effect exists or, to the best knowledge of New York on the date hereof, after due inquiry, is threatened, except that New York makes no representation hereunder as to the effect of this Agreement on any such matters. Employees of neither New York nor any of its Subsidiaries are represented by any labor union or any collective bargaining organization.

    SECTION 2.17. Contracts. All of the material contracts of New York or any of its Subsidiaries that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been delivered by New York to Chicago. Neither New York nor any of its Subsidiaries nor, to the best knowledge of New York, any other party is in breach of or in default under any such contract except for such breaches and defaults as in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. Neither New York nor any of its subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of New York or any Subsidiary to (A) sell any products or services of any other person, (B) engage in any line of business, or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to New York or any Subsidiary.

    SECTION 2.18. Finder's Fees. Other than pursuant to the arrangements with Goldman, Sachs & Co. as described in the Disclosure Letter, no broker, finder or other party is entitled to receive from New York or any of its Subsidiaries any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement or the Chicago SPA.

    SECTION 2.19. Financial and Statutory Statements. (a) The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of New York and its Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents present fairly the financial condition, results of operations and cash flows of New York and its Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis consistent with that of the audited financial statements referred to above except as otherwise stated therein.

    (b) New York has heretofore delivered to Chicago true and complete copies of the Annual Statements and Quarterly Statements of each of the Subsidiaries of New York engaged in the insurance business as filed with the applicable insurance regulatory authority for the years ended December 31, 1992 and December 31, 1993 and for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Statutory Statements"). The Statutory Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Subsidiary as at the respective dates thereof and the results of operations of such Subsidiary for the respective periods then ended. The Statutory Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Statutory Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory balance sheets and income statements included in the Statutory Statements have been audited by KPMG Peat Marwick, and New York has delivered to Chicago true and complete copies of all audit opinions related thereto.

    SECTION 2.20. Employee Benefits. (a) Except for the plans set forth in the Disclosure Letter (the "Benefit Plans"), there are no employee benefit plans, agreements or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA")), under which New York or any of its Subsidiaries has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the "Code")), any liability with respect to any current or former employee of New York, any of its Subsidiaries, or any Commonly Controlled Entity. No such Benefit Plan is a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)) or a multiple employer plan described in Section 4063 of ERISA. With respect to each Benefit Plan New York has delivered or made available to Chicago complete and accurate copies of (A) all plan texts and agreements, (B) all material employee communications (including summary plan descriptions), (C) the most recent annual report, (D) the most recent annual and periodic accounting of plan assets, (E) the most recent determination letter received from the Internal Revenue Service and (F) the most recent actuarial valuation. With respect to each Benefit Plan: (i) such Benefit Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) no event has occurred and there exists no circumstance under which New York or any of its Subsidiaries could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits and other liabilities arising in the ordinary course pursuant to the normal operation of such Benefit
Plan); (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of New York, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan; (iv) all contributions and premiums due and owing have been made or paid on a timely basis; and (v) all contributions made under any Benefit Plan have met the requirements for deductibility under the Code, and all contributions that have not been made and all unpaid premiums with respect to Benefit Plans have been properly recorded on the books of New York or a Commonly Controlled Entity thereof in accordance with generally accepted accounting principles. The Disclosure Letter contains a true and complete list of each outstanding Option, identifying the grant date and exercise price of such Option.

    (b) With respect to each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (each, a "Qualified Plan"), the Internal Revenue Service has issued a favorable determination letter that has not been revoked, and New York knows of no circumstance or event that could adversely affect the qualified status of any Qualified Plan or the related trust.

    (c) Except as set forth in the Disclosure Letter with respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals at least 90% of the actuarial present value of all accrued benefits under Plan (whether or not vested), on a termination basis; (iii) no reportable event within the meaning of Section 4043(b) of ERISA has occurred; and (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full.

    SECTION 2.21. Contingent Liabilities. Except as fully reflected or reserved against in the financial statements included in the Annual Report or New York's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, or disclosed in the footnotes contained in such financial statements, New York and its Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, other than such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.22. No Material Adverse Change. Since September 30, 1994, other than as set forth in SEC Documents filed with the SEC prior to the date of this
Agreement: (A) New York and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect; (B) New York and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect; (C) there has been no material change in the indebtedness of New York and its Subsidiaries (except for changes relating to intercompany indebtedness of New York and/or its Subsidiaries), no change in the stock of New York, except for the issuance of the Chicago SPA Securities or shares of New York Common Stock pursuant to options or conversion rights in existence at the date of this Agreement, and no dividend or distribution of any kind declared, paid or made by New York or any of its Subsidiaries (other than dividends or distributions declared, paid or made by a wholly owned Subsidiary of New York and regular quarterly dividends declared or paid on New York Preferred Stock) on any class of its stock; (D) neither New York nor any of its Subsidiaries has made (nor does it propose to make) (i) any material change in its accounting or reserving methods or practices or (ii) any material change in the depreciation or amortization policies or rates adopted by it, in either case, except as may be required by law or applicable accounting standards; (E) there has been no event causing a Material Adverse Effect, nor any development that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and
(F) none of New York or any of its Subsidiaries has taken, or agreed or committed to take, any action which would violate Section 4.1 in any material respect if taken, or agreed or committed to be taken, after the date hereof.

    SECTION 2.23. Investment Company. None of New York or any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    SECTION 2.24. No Bank Regulatory Oversight. Upon the consummation of the transactions contemplated by this Agreement and the Chicago SPA, including but not limited to the actions described in Section 5.3, neither Chicago nor any of its Affiliates shall, as the result of the consummation of the transactions contemplated by this Agreement and the Chicago SPA, be subject to regulation or oversight by any federal or state bank regulatory authority nor will the approval of any such regulatory authority be required to be obtained by New York, any Subsidiary of New York, Chicago or any Affiliate thereof in order to consummate the transactions contemplated by this Agreement and the Chicago SPA other than the Bank Restrictions and the Bank Trust. For purposes of this Agreement, "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

    SECTION 2.25. October Agreements. (a) Prior to the issuance of the Chicago SPA Securities, the October Agreements will have been terminated in accordance with their respective terms, and, upon such termination, New York will have no liability or obligation (financial or otherwise) pursuant to or in connection with the October Agreements other than under Section 6.10 of the October SPA. New York has not modified or waived, and will not modify or waive, its rights to terminate the October Agreements as provided therein.

    (b) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, violates or constitutes a breach under any provision of any of the October Agreements.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF CHICAGO AND MERGER SUB

    Chicago and Merger Sub hereby jointly and severally represent and warrant to New York that:

    SECTION 3.1. Organization, Good Standing, Power, Authority, Etc. Each of Chicago and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Chicago and Merger Sub has the full power and authority to execute and deliver this Agreement and the Chicago SPA and to perform its obligations under and to consummate the transactions contemplated by this Agreement and the Chicago SPA. Each of Chicago and Merger Sub has taken all action required by law, its organizational documents or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the Chicago SPA and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Chicago SPA and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Chicago and Merger Sub and by Chicago as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Chicago or Merger Sub are necessary to authorize this Agreement or the Chicago SPA or to consummate the transactions contemplated hereby or thereby. This Agreement is a valid and binding agreement of each of Chicago and Merger Sub, enforceable against each of Chicago and Merger Sub in accordance with its terms. The Chicago SPA is a valid and binding agreement of Chicago, enforceable against Chicago in accordance with its terms.

    SECTION 3.2. No Conflicts; No Consents. Neither the execution and delivery of this Agreement and the Chicago SPA nor the consummation by Chicago and Merger Sub of the transactions contemplated hereby and thereby will (A) conflict with, or result in a breach of, any provision of their respective organizational documents (B) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to Chicago or Merger Sub or
(C) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee or any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of its subsidiaries is a party or by which any of their assets or properties are subject which has or will have, individually or in the aggregate, a material adverse effect on the ability of Chicago or Merger Sub to consummate the transactions contemplated hereby or by the Chicago SPA including but not limited to the Merger. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by Chicago and Merger Sub of their respective obligations under, this Agreement and the Chicago SPA or the consummation by Chicago and Merger Sub of the transactions contemplated hereby and by Chicago of the transactions contemplated thereby, other than (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under state insurance laws, (iii) the filing of the New York Certificate and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices the failure to make or obtain which, individually or in the aggregate, will not prevent or materially delay the consummation of the transactions contemplated hereby.

    SECTION 3.3. Proxy Statement, Etc. None of the information supplied by Chicago or Merger Sub for inclusion in the Proxy Statement will, at the respective times, the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first mailed to holders of New York Common Stock, and at the time of the Special Meeting or at the Effective Time, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.4. Available Funds. Chicago has or will have at the Effective Time sufficient funds available to consummate the transactions contemplated hereby.

    SECTION 3.5. Finder's Fees. No broker, finder or other party is entitled to receive any brokerage or finder's fees or other fee, commission or payment as a result of the transactions contemplated by this Agreement or the Chicago SPA based upon arrangements made by or on behalf of Chicago or Merger Sub.

                                   ARTICLE IV

                    CONDUCT OF BUSINESSES PENDING THE MERGER

    SECTION 4.1. Pre-Closing Activities. (a) Except as set forth in the Disclosure Letter, from the date hereof until the Effective Time, New York shall conduct the business of it and its Subsidiaries in the ordinary course and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the present officers and key employees.

    (b) Without limiting the generality of the foregoing, except as contemplated by this Agreement, New York shall not, and shall cause each of its Subsidiaries not to, take or agree to commit to take any action that would (x) make any representation or warranty of New York hereunder required to be true at and as of the Closing as a condition to Chicago's obligations to consummate the transactions contemplated hereby inaccurate in any material respect at the Closing or (y) result in any of the conditions to the Merger set forth in
Article VI not being satisfied. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter or as expressly provided herein or in the Chicago SPA, New York shall, and shall cause each of its Subsidiaries to, not take any of the following actions (it being understood that the term "material," as used in this Section, shall mean "material to New York and its Subsidiaries, taken as a whole") without the consent of Chicago, which consent shall not be unreasonably withheld or denied:

        (1) adopt or propose (or agree to commit to) any change in its respective Certificate of Incorporation, By-Laws or other organizational documents except as contemplated by the Chicago SPA;

        (2) make any material change in its investment policies, accounting methods, principles or practices, in any case except as may be required by law or applicable accounting standards;

        (3) except as may be required to satisfy contractual obligations existing as of the date hereof, a full and complete description of which are contained in the SEC Documents, or to satisfy the requirements of applicable law, enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or modify any of Benefit Plans or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or change in any material respect the compensation (whether in respect of terms or method) of its agents, unless such action has the effect of reducing the aggregate liabilities of New York under any such agreements or arrangements;

        (4) (i) enter into any loan or other agreement pursuant to which New York or such Subsidiary incurs or guarantees indebtedness for borrowed money in excess of $25,000,000 (other than any such agreement among New York and its wholly owned Subsidiaries or among New York's wholly owned Subsidiaries) or (ii) amend in any material respect any such existing agreement;

        (5) sell any of the assets of New York or any of its Subsidiaries (or the securities of entities holding the same) the total consideration for which exceeds $10,000,000 other than (i) the sale of assets or securities in the ordinary course of business or (ii) the sale or other disposal on the terms as described in the Disclosure Letter of all or any substantial portion of the capital stock or assets of Casualty Insurance Company, Worker's Compensation and Indemnity Company of California, The Continental Insurance Company of Canada, The Dominion Insurance Corporation, Lombard Insurance Company Limited, Lombard General Insurance or California Central Trust Bank Corporation;

        (6) enter into any new quota share or reinsurance transaction pursuant to which $50,000,000 or more in gross written premiums are ceded by Subsidiaries of New York;

        (7) (i) split, combine or reclassify any outstanding capital stock; (ii) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to any of its capital stock, other than dividends paid exclusively to New York or any of its wholly owned Subsidiaries or Regular Quarterly Cash Dividends; or (iii) except for the redemption of the Existing Preferred Stock, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (for purposes of this Section, "Regular Quarterly Cash Dividends" means quarterly cash dividends declared, set aside and paid in the ordinary and usual course of business on dates consistent with past practice in amounts not exceeding such amounts as are prescribed in New York's Certificate of Incorporation with respect to outstanding shares of Existing Preferred Stock and Chicago Preferred Stock);

        (8) (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than shares of New York Common Stock issuable pursuant to convertible securities or Options outstanding on the date hereof; (ii) mortgage, pledge or encumber any material property or assets other than in the ordinary and usual course of business and for fair consideration; or (iii) make any material acquisition of, or investment in, assets, stock or other securities of any other person or entity other than its wholly owned Subsidiaries or in the ordinary and usual course of business;

        (9) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material;

        (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (i) in the ordinary course of business consistent with past practice, in accordance with their terms or within the amounts reflected, reserved or contemplated by the most recent consolidated financial statements (or the notes thereto) of New York included in the SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

        (11) enter into any agreement containing any provision or covenant limiting in any material respect the ability of New York or any Subsidiary or Affiliate to (A) sell any products or services of any other person, (B) engage in any line of business, or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to New York or any Subsidiary or Affiliate; or

        (12) agree or commit to do any of the foregoing.

    SECTION 4.2. Acquisition Proposals. Prior to the Effective Time, New York agrees that neither New York nor any of its Affiliates nor any of the respective officers and directors of New York or any of its Affiliates shall, and New York shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by New York or any of its Affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of New York) with respect to a merger, consolidation or similar transaction involving, or any purchase of any of the equity securities of, New York, any purchase of any substantial portion of the assets of New York or any of its Subsidiaries (or the securities of entities holding the same) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal," except that "Acquisition Proposal" shall not include any such transaction among New York and its wholly owned Subsidiaries or among New York's wholly owned Subsidiaries and sales of assets and securities permitted by Section 4.1) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the Board of Directors of New York may furnish or cause to be furnished information and may participate or cause its representatives to participate in such discussions and negotiations if the failure to provide such information could in the opinion of its outside counsel be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law; and provided, further, that nothing contained in this Agreement shall prohibit New York and its directors from making to its stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer. New York will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. New York will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section. New York will promptly notify Chicago if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with New York.

    SECTION 4.3. Shareholders Rights Plan. New York shall not, and shall not permit any of its Subsidiaries to, adopt a shareholders right plan, poison pill or similar arrangement.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

    SECTION 5.1. Notification of Certain Matters. New York shall give prompt notice to Chicago, and Chicago shall give prompt notice to New York, of (A) the occurrence or non-occurrence of any event which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (B) any failure of New York or Chicago, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 5.2. Action by Shareholders. (a) New York, acting through its Board of Directors, shall, in accordance with applicable law, its Certificate of Incorporation and By-Laws: (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of shareholders for the purpose of adopting and approving this Agreement and the Merger; (ii) include in any proxy statement for such Special Meeting the determination and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement and the transactions contemplated hereby are in the best interests of New York and its shareholders, has approved this Agreement and such transactions and recommends that the shareholders vote in favor of the adoption and approval of this Agreement and the Merger; and (iii) use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the Merger and New York shall take all other action necessary or advisable to secure the vote or consent of shareholders required to obtain such approval. The Board of Directors of New York may fail to make such a recommendation, or may withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, if such Board of Directors, based on the opinion of its outside counsel, determines that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. Any actions taken by the Board of

Directors of New York in accordance with the previous sentence shall not be considered a default under this Agreement.

    (b) As soon as practicable after the date hereof, New York shall file with the SEC under the Exchange Act, and shall use its best efforts to clear with the SEC, a proxy statement with respect to the Special Meeting (the "Proxy Statement"). Chicago and New York shall cooperate with each other in the preparation of any Proxy Statement. Chicago and Merger Sub agree, upon request and except as otherwise may be required by applicable law, to furnish New York with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. New York agrees that the Proxy Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder. Chicago and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and New York shall use its best efforts to make the Proxy Statement reflect such comments.

    (c) Chicago and New York each agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement or any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the holders of New York Common Stock entitled to vote at the Special Meeting at the earliest practicable time following the date hereof.

    (d) The information included by New York in the Proxy Statement, and the information furnished by Chicago and Merger Sub for inclusion in the Proxy Statement, shall not, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of New York, at the time of the Special Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Chicago or its officers or directors should be discovered by Chicago which should be set forth in an amendment or a supplement to the Proxy Statement, Chicago shall promptly inform New York.

    SECTION 5.3. Regulatory Approvals. (a) Each of New York and Chicago shall use all reasonable efforts, and shall reasonably cooperate with the other in such efforts, to obtain approvals of any regulatory authority required to be obtained by New York, any Subsidiary of New York, Chicago or any Affiliate thereof in order to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained in this Section, Chicago shall not be required to take any actions, or enter into any arrangements that will subject Chicago or any of its Affiliates to regulation or oversight by any federal or state bank regulatory authority or impose any restrictions upon the operations of Chicago or any of its Affiliates (other than restrictions (the "Bank Restrictions") on any banking or nonbanking transactions between Chicago or any of its Affiliates and California Central Bank Trust Corporation (the "Bank") and restrictions on Chicago and its Affiliates seeking to direct the management and policies of the Bank). In addition, to the extent New York's ownership interest in the Bank has not been disposed of prior to the Effective Time, the parties shall take such actions as are reasonably necessary to establish at or prior to the Effective Time a trust (the "Bank Trust") on terms satisfactory to the appropriate bank regulators providing for the disposition of New York's ownership interest in the Bank following the Effective Time.

    (b) Without limiting the generality of the foregoing, New York and Chicago shall make and cause their respective Subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act and applicable insurance laws in order to facilitate prompt consummation of the Merger and the transactions contemplated hereby. In addition, New York and Chicago shall each use their respective best efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated hereby and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of governmental entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated hereby. Each of the New York and Chicago shall use reasonable efforts to provide such information and communications to governmental entities as such governmental entities may reasonably request.

    (c) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to governmental entities in connection with this Agreement and shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby; provided that Chicago may redact confidential portions that relate solely to the business or financial condition of Chicago or its Affiliates.

    SECTION 5.4. Access. Upon reasonable notice prior to the Effective Time, New York shall (and shall cause each of its Subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives of Chicago or any of its Affiliates ("Representatives") reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors (who will be instructed by New York to cooperate) and New York shall (and shall cause each of the Subsidiaries to) furnish promptly to Chicago all information concerning its business, properties and personnel as Chicago or its Representatives may reasonably request; provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of New York's business; provided, further, that no review pursuant to this Section shall affect or be deemed to modify any representation or warranty made by New York. Chicago will keep all information and documents obtained pursuant to this Section on a confidential basis in accordance with the previously executed Agreement between New York (or its agent) and Chicago (the "Confidentiality Agreement").

    SECTION 5.5. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall act in good faith toward and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Chicago or New York and their respective Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Neither Chicago nor any of its Subsidiaries shall enter into any agreement, arrangement or understanding with any person that could materially delay or prevent completion of the Merger or any other transaction contemplated by this Agreement or the Chicago SPA.

    SECTION 5.6. Employee Matters. Chicago agrees that it will maintain in effect New York's current severance policies as disclosed pursuant to Section
2.20 hereof for the benefit of New York's existing employees for a period of not less than twelve months following the Effective Time (and, in the case of officers eligible for benefits under New York's Executive Severance Plan and Management Severance Plan, two years).

    SECTION 5.7. Public Announcements. Chicago and New York shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange to which Chicago or New York is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

    SECTION 5.8. Indemnification. (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of New York and its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that New York or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or By-Laws of New York or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

    (b) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. In the event that any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims.

    (c) Chicago shall cause the Surviving Corporation to maintain officers' and directors' liability insurance ("D&O Insurance") for the Indemnified Parties comparable in coverage to the directors' and officers' insurance policy currently maintained by New York for a period of at least six years from the Effective Time; provided, however, that Chicago shall not be required to spend in respect of such coverage annual premiums in excess of 200% of the premium currently paid by New York for such coverage.

    (d) The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    SECTION 5.9. Redemption of the Series A and Series B Preferred Stock. New York agrees to take all actions as are necessary so as to cause the redemption of the Series A Preferred Stock and the Series B Preferred Stock in accordance with their terms as set forth in the New York Certificate of Incorporation prior to the Special Meeting.

                                   ARTICLE VI

                               CLOSING CONDITIONS

    SECTION 6.1. Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of New York.

        (b) No Order. No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits consummation of the Merger or any transaction contemplated hereby and there shall be pending no action by any governmental authority to enjoin or otherwise prohibit the consummation of the transactions contemplated hereby; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

        (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

        (d) Governmental Approvals. All filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any federal or state insurance, securities, banking or other governmental authority or agency in connection with the consummation of the transactions contemplated hereby ("Consents") shall have been obtained without the imposition of any terms or conditions which would have a materially burdensome impact on New York or Chicago or any or their respective Subsidiaries, and all waiting periods relating to such approvals shall have expired.

    SECTION 6.2. Conditions Precedent to the Obligations of Chicago. The obligation of Chicago and Merger Sub to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a) Compliance by New York. All of the terms, covenants and conditions of this Agreement to be complied with and performed by New York at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by New York in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time, which shall be true and correct in all material respects only as of such time. New York shall have delivered a certificate, dated as of the Closing Date and signed by its chief executive officer, of New York to Chicago to the foregoing effect.

        (b) Consents. All material consents required for the lawful consummation of the transactions contemplated herein or the failure to obtain which would have a Material Adverse Effect shall have been obtained.

        (c) Absence of Material Adverse Effect. Except as set forth in the Disclosure Letter, there shall not have occurred after September 30, 1994 any Material Adverse Effect.

    SECTION 6.3. Conditions Precedent to Obligations of New York. The obligations of New York to be discharged under this Agreement on or prior to the Effective Time are subject to satisfaction of the following condition at or prior to the Effective Time (unless waived by New York at or prior to the Effective Time):

        (a) Compliance by Chicago. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Chicago at or prior to the Closing shall have been complied with and performed by Chicago in all material respects, and the representations and warranties made by Chicago in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement. Chicago shall have delivered a certificate, dated as of the Closing Date and signed by the an executive officer, of Chicago to New York to the foregoing effect.

        (b) Consents. All material consents required for the lawful consummation of the transactions contemplated herein shall have been obtained.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

        (i) by mutual written consent of New York and Chicago;

        (ii) by New York or Chicago, if the Effective Time shall not have occurred on or before December 31, 1995; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before such date;

        (iii) by New York or Chicago, if any judgment, injunction, order or decree enjoining New York or Chicago from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

        (iv) by Chicago if there has been a material breach of any representation, warranty or material covenant or agreement of New York contained in this Agreement which breach is incurable or which is not cured after 30 days' written notice by Chicago to New York;

        (v) by New York if there has been a material breach of any representation, warranty, or covenant or agreement of Chicago or Merger Sub contained in this Agreement, which breach is incurable or has not been cured after 30 days' written notice by New York to Chicago;

        (vi) by either Chicago or New York, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption of this Agreement and the Merger by the shareholders of New York at the Special Meeting;

        (vii) by Chicago, if (a) the Board of Directors of New York shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Chicago or Merger Sub or shall have resolved to do any of the foregoing or (b) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 20% of the then outstanding shares of New York Common Stock;

        (viii) by New York, upon the failure of Chicago to purchase the Chicago SPA Securities by December 31, 1994 other than as a result of the failure of the conditions to Chicago's obligations to purchase such securities under the Chicago SPA to be satisfied as of such date; and

        (ix) by Chicago, if the October SPA has not been terminated by December 31, 1994 or if Chicago has not purchased the Chicago SPA Securities by December 31, 1994 as a result of the failure of any of the conditions to Chicago's obligations to purchase such securities to be satisfied as of such date.

    SECTION 7.2. Effect of Termination. (a) Except for the covenant contained in the final sentence of Section 5.4, paragraph (b) of this Section and Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party, except that nothing herein will relieve any party from liability for any intentional breach of any provision of this Agreement.

    (b) If Chicago shall not be in material breach of its covenants or agreements contained in this Agreement at the time of termination of this Agreement then, in the event that this Agreement shall be terminated pursuant to
Section 7.1 (iv) or (vii), New York shall pay to Chicago upon such termination an amount equal to its reasonable out-of-pocket expenses (including, without limitation, disbursements and fees paid to outside advisors and consultants (including, without limitation, counsel and accountants) incurred, arising from or in any way related to the possible business combination between the parties hereto).

    SECTION 7.3. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of New York, no amendment which under applicable law may not be made without the approval of the shareholders of New York, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 7.4. Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    SECTION 8.1. Effectiveness of Representations, Warranties and
Agreements. Except as set forth in the following sentence, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time.

    SECTION 8.2. Fees, Expenses and Other Payments. Other than as provided in
Section 7.2(b), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses including without limitation all costs and expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees.

    SECTION 8.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

       (a) If to Chicago or Merger Sub:
            CNA Financial Corporation
            CNA Plaza
            Chicago, Illinois 60685
            Attention: Chief Executive Officer
            Fax: (312) 822-4053
            with copies to:
            CNA Financial Corporation
            CNA Plaza
            Chicago, Illinois 60685
            Attention: General Counsel
            Fax: (312) 822-1297
            and
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Attention: Craig M. Wasserman
            Fax: (212) 403-2000

       (b) If to New York:
            The Continental Corporation
            180 Maiden Lane
            New York, New York 10038
            Attention: Chief Executive Officer
            Fax: (212) 440-3857
            with copies to:
            The Continental Corporation
            180 Maiden Lane
            New York, New York 10038
            Attention: General Counsel
            Fax: (212) 440-3857
            and
            Debevoise & Plimpton
            875 Third Avenue
            New York, New York 10022
            Attention: Edward A. Perell
            Fax: (212) 909-6836

    SECTION 8.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 8.6. Entire Agreement. This Agreement (together with the Annex hereto, the Disclosure Letter, the Chicago SPA (and the exhibits thereto) and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

    SECTION 8.7. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

    SECTION 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights, except that the provisions of Section 5.8 shall inure to the benefit of the directors of New York.

    SECTION 8.9. [Intentionally omitted.]

    SECTION 8.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

    SECTION 8.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, CNA Financial Corporation, Chicago Acquisition Corp. and The Continental Corporation have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CNA FINANCIAL CORPORATION


                                          By /s/ DONALD M. LOWRY
                                            ---------------------------------
                                            Name:  Donald M. Lowry
                                            Title:   Senior Vice President,
                                            Secretary and General Counsel

                                          CHICAGO ACQUISITION CORP.


                                          By /s/ DENNIS CHOOKASZIAN
                                            ---------------------------------
                                            Name:  Dennis Chookaszian
                                            Title:   President

                                          THE CONTINENTAL CORPORATION


                                          By /s/ JOHN P. MASCOTTE
                                            ---------------------------------
                                            Name:  John P. Mascotte
                                            Title:   Chairman and Chief
                                                     Executive Officer

                            LOCATION OF DEFINITIONS

    TERM                                                                          SECTION
---------------------------------------------------------------------------   ----------------
Acquisition Proposal.......................................................   Section 4.2
Affiliate..................................................................   Section 2.24
Agreement..................................................................   Preamble
Annual Report..............................................................   Section 2.6
Bank.......................................................................   Section 5.3(a)
Bank Restrictions..........................................................   Section 5.3(a)
Bank Trust.................................................................   Section 5.3(a)
Benefit Plans..............................................................   Section 2.20(a)
Certificates...............................................................   Section 1.7(a)
Chicago....................................................................   Preamble
Chicago Mirror Preferred Stock.............................................   Section 1.7(d)
Chicago Preferred Stock....................................................   Recitals
Chicago SPA................................................................   Recitals
Chicago SPA Securities.....................................................   Recitals
Consents...................................................................   Section 6.1(d)
Code.......................................................................   Section 2.20(a)
Confidentiality Agreement..................................................   Section 5.4
Converted Shares...........................................................   Section 1.7(a)
Costs......................................................................   Section 5.8(a)
Disclosure Letter..........................................................   Article II
Dissenting Shares..........................................................   Section 1.11
D&O Insurance..............................................................   Section 5.8(c)
Effective Time.............................................................   Section 1.4
Encumbrance................................................................   Section 2.6
Environmental Laws.........................................................   Section 2.13
ERISA......................................................................   Section 2.20(a)
Exchange Act...............................................................   Section 2.3(b)
Existing Preferred Stock...................................................   Section 2.2
Hazardous materials........................................................   Section 2.13
HSR Act....................................................................   Section 2.9(a)
Indemnified Parties........................................................   Section 5.8(a)
Licenses...................................................................   Section 2.11
Material Adverse Effect....................................................   Section 2.5
Merger.....................................................................   Recitals
Merger Consideration.......................................................   Section 1.7(a)
Merger Sub.................................................................   Preamble
New York...................................................................   Preamble
New York Certificate.......................................................   Section 1.4
New York Common Stock......................................................   Section 1.7(a)
New York Preferred Stock...................................................   Section 2.2
NYBCL......................................................................   Section 1.1
October Agreements.........................................................   Recitals
October APA................................................................   Recitals
October SPA................................................................   Recitals
October SPA Securities.....................................................   Recitals
Options....................................................................   Section 1.10
Partnership................................................................   Recitals
Payment Agent..............................................................   Section 1.8(a)
Payment Fund...............................................................   Section 1.8(a)
Per Share Merger Consideration.............................................   Section 1.7(a)
Proxy Statement............................................................   Section 5.2(b)

    TERM                                                                          SECTION
---------------------------------------------------------------------------   ----------------
Qualified Plan.............................................................   Section 2.20(b)
Quarterly Reports..........................................................   Section 2.3(a)
Regular Quarterly Cash Dividends...........................................   Section 4.1(7)
Representatives............................................................   Section 5.4
SEC........................................................................   Section 2.3(a)
SEC Documents..............................................................   Section 2.3(a)
Securities Act.............................................................   Section 2.3(c)
Series A Preferred Stock...................................................   Section 2.2
Series B Preferred Stock...................................................   Section 2.2
Special Meeting............................................................   Section 5.2(a)
Statutory Statements.......................................................   Section 2.19(b)
Subsidiary.................................................................   Section 2.5
Surviving Corporation......................................................   Section 1.1

                                                                         ANNEX B

PERSONAL AND CONFIDENTIAL

March 27, 1995

Board of Directors
The Continental Corporation
180 Maiden Lane
New York, NY 10038
Gentlemen and Mesdames:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of The Continental Corporation (the "Company") of the $20.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger dated as of December 6, 1994 among CNA Financial Corporation ("Buyer"), Chicago Acquisition Corp., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement, and have served as lead manager for the Company's three most recent public debt offerings. We also have provided certain investment banking services to Buyer from time to time, including having served as lead manager for Buyer's two most recent public debt offerings, and may provide investment banking services to Buyer in the future.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) the Proxy Statement relating to the Special Meeting of Shareholders of the Company; (iii) the draft Annual Report on Form 10-K of the Company, dated March 23, 1995, for the year ended December 31, 1994; (iv) the Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1993; (v) certain interim reports to shareholders and Quarterly Reports on form 10-Q of the Company; (vi) certain other communications from the Company to its stockholders; and (vii) certain internal financial analyses and forecasts for the Company prepared by its management.

The Continental Corporation
March 27, 1995
Page 2

We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed certain recent business combinations in the insurance industry and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. For purposes of our analysis, and with your consent, we have taken into account the risks and uncertainties associated with the Company achieving management's forecasts in the amounts and at the times indicated therein. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $20.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

Very truly yours,


GOLDMAN, SACHS & CO.

                                                                         ANNEX C

SEC. 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

    (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

    (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

    (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

    (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

    (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

    (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

    (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later then ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

    (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

        (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

        (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

        (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

        (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

        (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

        (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

        (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following:
    (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or
    (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

        (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

    (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

    (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

        (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

        (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

        (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

    (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

    (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

    (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                  NOTICE AND SUMMARY STATEMENT

On January 23, of 1995, CNA Financial Corporation ("CNA") and Loews Corporation ("Loews") filed with the Director of the Illinois Department of Insurance a Form A statement regarding the acquisition of control of National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company. Such Form A statement was filed pursuant to the provision of Article VIII 1/2 of the Illinois Insurance Code and the Regulations promulgated thereunder. A copy of the Form A statement has been delivered to National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company. Under Article VIII 1/2, the acquisition of control of National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company requires the approval of the Director of the Illinois Department of Insurance. Under that Article the acquisition of 10% or more of the voting securities of National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company would be presumed to be the acquisition of control of National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company.

Article VIII 1/2 of the Illinois Insurance Code requires that
National-Ben Franklin Insurance Company of Illinois and Casualty
Insurance Company send to its security holders notice of such Form A statement and a summary of the information contained therein. This Summary Statement constitutes such notice and summary of the Form A statement filed by CNA Financial Corporation and Loews Corporation regarding the acquisition of control of National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company.

Insurer and Method of Acquisition

Control of the National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company is to be acquired by CNA through the purchase of The Continental Corporation's ("Continental") outstanding common stock by means of a cash merger of $1.1 billion, or $20 per share for the 55 million shares outstanding, pursuant to a Merger Agreement entered into on December 6, 1994. Continental, the ultimate holding company of the National-Ben Franklin Insurance Company of Illinois and Casualty Insurance Company, beneficially owns all of the capital stock of the Insurer.

Pursuant to the Merger Agreement, Continental will merge with a wholly-owned subsidiary of CNA, Chicago Acquisition Corp. Continental will become the surviving corporation. Holders of Continental common stock will receive
$20 per share in cash.

Identity of the Acquiring Party

The name and business address of the Acquiring Party seeking to acquire control of the Insurer is as follows:

                         CNA Financial Corporation
                                 CNA Plaza
                          Chicago, Illinois 60685

                                    and

                             Loews Corporation
                             667 Madison Avenue
                      New York, New York 10021-8087

CNA is a Delaware corporation whose principal business, through its subsidiaries, is insurance. As multiple-line insurers, CNA's consolidated subsidiaries, which use the registered service mark "CNA" underwrite property, casualty, life, and accident and health coverages. Throughout this statement, CNA will refer to CNA Financial Corporation and its insurance subsidiaries collectively. CNA's principal market for insurance is the United States. CNA's foreign operations are not significant. Based on 1993 premium volume, CNA is ranked as the twelfth largest insurance company in the United States.

CNA is an 84% owned subsidiary of Loews, a Delaware corporation. No other shareholder owns more than 10 percent. Loews is a publicly held company (listed on the New York Stock Exchange) with assets totaling $51.3 billion at September 30, 1994. Loews is a holding company which, through its subsidiaries, is engaged in the production and sale of cigarettes
(Lorillard Inc., a wholly-owned subsidiary); the operation of hotels
(Loews Hotels Holding Corporation, a wholly-owned subsidiary), the operation of oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a wholly-owned subsidiary), the distribution and sale of watches and the production and sale of other timing devices (Bulova Corporation, a 97%
owned subsidiary), and property, casualty, and life insurance (CNA, an 84% owned subsidiary). In addition, Loews, through a wholly-owned subsidiary, owns approximately 18% of the outstanding common stock of CBS Inc.

Future Plans for Insurer

The Acquiring Party currently does not have any actual or contemplated plans or proposals to make or declare any extraordinary dividend or distribution, to liquidate the Insurer, or to sell the assets of the Insurer, or to merge it with any person.

CNA does intend to merge the operations of Continental and CNA. In the personal lines business, CNA and Continental are two of the major writers of package personal line products in the industry. It is CNA's intention to blend the CNA and Continental operations into a single computer system, a single set of operating procedures, and a single underwriting policy. All of the preceding will be accomplished through a common portfolio of products across the companies. The foregoing should allow CNA to bring down expenses significantly across the two companies from their present operating levels.

Contracts, Arrangements, Or Understanding With Respect To Voting Securities Of Insurer

Neither the Acquiring Party, its affiliates plans to acquire any shares of voting stock of the Insurer itself. Except for the Merger Agreement and the Securities Purchase Agreement there are no other contracts, arrangements or understandings with respect to the transfer of any such stock, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or guarantees of profits, division of losses or profits.

Financial Stability

CNA and Loews are well capitalized publicly traded entities.. As of September 30, 1994 CNA's assets totaled $44.8 billion and stockholders' equity was $4.6 billion, while the assets of Loews totaled $51.3 billion and stockholders' equity was $5.5 billion.

For the past twenty years, Loews and CNA, through the CNA insurance companies, have provided a secure, market for insurance coverages. Since 1974, when Loews acquired control of CNA, Loews has provided CNA with financial support and investment acumen. This long-term commitment to maximize CNA's underlying economic value has enabled CNA to grow into one of the nation's pre-eminent insurance organizations.

CNA is and has been committed to conservative financial strategies to provide a solid base for growth and success. The CNA insurance companies are strongly reserved, while CNA's investment portfolio has been conservatively managed. CNA has historically concentrated its portfolio in governmental securities, high grade bonds and short term commercial paper. Investments in high-yield bonds, mortgages and investment real estate totaled only approximately 5% percent of total assets as of September 30, 1994.

Even with the $1.1 billion cost of the merger, the combined organization of CNA and Continental will be financially stable. Traditionally, CNA has maintained a low debt to equity ratio. Moreover, the merger will achieve a collaboration of the talents, strengths and resources of both companies and will expand the combined organization's product portfolio for customers and agents, allowing the combined entity to gain additional market presence, while building on CNA's solid financial strength. CNA anticipates that the merger with Continental will generate significant economies of scale and expense savings. The expense savings will significantly exceed the cost of debt service used to finance the merger. Together the combined organization of CNA and Continental will provide a strong, stable insurance market place.

Set forth below is the financial condition of both CNA and Loews, respectively. This financial information is as of September 30, 1994 (unaudited data filed with the Securities and Exchange Commission in November 1994) and for each audited year ending December 31, 1990 to 1993.

                     CNA FINANCIAL CORPORATION
                           ($ 000,000's)


                                                   December 31
                         Sept. 30
                           1994       1993      1992     1991      1990
                           ----       ----      ----     ----      ----

Investments:
  Fixed maturities        21,191     17,608    17,356    18,775    15,027
  Equity securities          659        508       356       241       449
  Other investments          329        303       322       359       354
  Short-term paper         5,851      6,944     4,444     2,511     2,405
                           -----      -----     -----     -----     -----
    Total investments     28,030     25,363    22,478    21,886    18,235
Insurance receivables      6,832      6,491     7,135     4,318     4,579
Other, net                 9,959     10,058    10,131     9,469     8,275
                           -----     ------    ------     -----     -----
    Total Assets          44,821     41,912    39,744    35,673    31,089
                          ------     ------    ------    ------    ------

  Insurance reserves      28,772     27,458    26,218    20,619    19,049
  Other, net              11,408      9,073     8,737     9,945     7,550
                          ------     ------    ------    ------    ------
    Total Liabilities     40,180     36,531    34,955    30,564    26,599
                          ------     ------    ------    ------    ------

    Stockholders' Equity   4,641      5,381     4,789     5,109     4,490
                           -----      -----     -----     -----     -----

                                 LOEWS CORPORATION
                                  ($ 000,000's)

                                                   December 31
                         Sept. 30
                           1994       1993      1992     1991      1990
                           ----       ----      ----     ----      ----


 Investments:
  Fixed maturities        21,235     17,658    17,414    18,868    15,089
  Equity securities        1,412      1,240       860       653       880
  Other investments          396        367       390       527       436
  Short-term investments   9,599      8,025     5,712     3,871     3,526
                           -----      -----     -----     -----     -----
   Total investments      32,642     27,290    24,376    23,919    19,931
Insurance receivables      6,832      6,491     7,135     5,142     5,442
Other, net                11,798     12,068    12,045    10,134     9,363
                          ------     ------    ------    ------     -----
   Total Assets           51,272     45,849    43,556    39,195    34,736
                          ------     ------    ------    ------    ------

 Insurance reserves       28,764     27,439    26,180    20,565    18,976
 Other, net               16,120     11,250    10,915    11,972     9,829
                          ------     ------    ------    ------     -----
   Total Liabilities      44,884     38,689    37,095    32,537    28,805
                          ------     ------    ------    ------    ------

  Minority Interest          865      1,033       934       991       887
                             ---      -----       ---       ---       ---
  Stockholders' Equity     5,523      6,127     5,527     5,667     5,044
                           -----      -----     -----     -----     -----

        A copy of the entire Form A as filed with the Director of the Illinois Department of Insurance may be obtained free of cost by sending a written request to:

Elizabeth Wilson
Law Department - 43s
CNA Insurance Companies
CNA Plaza
Chicago, IL 60685

THE CONTINENTAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints William F. Gleason, Jr., John P. Mascotte, John F. McGillicuddy and Adrian Tocklin, or any of them, attorneys and proxies with full power of substitution to vote all of the shares of the Common Stock, Series F Preferred Stock, Series H Preferred Stock and Series T Preferred Stock of The Continental Corporation, which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on May 9, 1995, and at all adjournments and postponements thereof, (1) as specified on the reverse side on the matter there listed and more fully described in the Notice of Special Meeting and Proxy Statement of said meeting, receipt of which is acknowledged, and (2) in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                 (Continued and to be signed on the other side)

(Continued from other side)

The Board of Directors recommends a vote "FOR" the following proposal.

     Approval and Adoption of an Agreement and Plan of Merger, dated as of December 6, 1994, by and among The Continental Corporation (the "Company"), CNA Financial Corporation ("CNA") and Chicago Acquisition Corp, ("Acquisition"), a wholly-owned subsidiary of CNA, and the merger of Acquisition with and into the Company contemplated thereby.

         / / FOR              / / AGAINST              / / ABSTAIN

THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED. PLEASE NOTE THAT ABSTAINING FROM THE VOTE WILL BE COUNTED AS A VOTE AGAINST THE PROPOSAL.

The shares represented by this Proxy will be voted as directed by the Shareholder. If no direction is given, shares will be voted FOR the proposal.

                                             Please mark, date and sign exactly
                                             as name appears at left and return
                                             in the enclosed envelope.
                                             Executors, administrators,
                                             trustees, attorneys, etc., should
                                             so indicate when signing. If shares
                                             are held jointly each shareholder
                                             must sign.

                                             Signed ____________________________

                                             Dated _______________________, 1995

THE CONTINENTAL CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints William F. Gleason, Jr., John P. Mascotte, John F. McGillicuddy and Adrian Tocklin, or any of them, attorneys and proxies with full power of substitution to vote all of the shares of the Common Stock, Series F Preferred Stock, Series H Preferred Stock and Series T Preferred Stock of The Continental Corporation, which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on May 9, 1995, and at all adjournments and postponements thereof, (1) as specified on the reverse side on the matter there listed and more fully described in the Notice of Special Meeting and Proxy Statement of said meeting, receipt of which is acknowledged, and (2) in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the other side)

                           ---------------
                               Common
                                                                   Please mark
                                                           [X]     your votes
                                                                   as this

The Board of Directors recommends a vote "FOR" the following proposal.

Approval and Adoption of an Agreement and Plan of Merger, dated as of December 6, 1994, by and among The Continental Corporation (the "Company"), CNA Financial Corporation ("CNA") and Chicago Acquisition Corp.
("Acquisition"), a wholly-owned subsidiary of CNA, and the merger of Acquisition with and into the Company contemplated thereby.


               [ ]         [ ]          [ ]
               FOR       AGAINST      ABSTAIN

This Proxy will be voted FOR the above proposal unless instructions to the contrary are indicated. Please note that abstaining from the vote will be counted as a vote AGAINST the proposal.

      Signature(s)                                           Date
                  -----------------------------------------      ------------

      NOTE: Please sign as name appears hereon. Joint owners should each sign.
            When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THE CONTINENTAL CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints William F. Gleason, Jr., John P. Mascotte, John F. McGillicuddy and Adrian Tocklin, or any of them, attorneys and proxies with full power of substitution to vote all of the shares of the Common Stock, Series F Preferred Stock, Series H Preferred Stock and Series T Preferred Stock of The Continental Corporation, which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on May 9, 1995, and at all adjournments and postponements thereof, (1) as specified on the reverse side on the matter there listed and more fully described in the Notice of Special Meeting and Proxy Statement of said meeting, receipt of which is acknowledged, and (2) in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The number of shares represented by this proxy will be all those held in the participant's Incentive Savings Plan (ISP) Continental Stock Fund (CSF) account on March 20, 1995 (the last ISP valuation date before the record date for the Special Meeting of Shareholders on May 9, 1995). The shares represented by this proxy will be voted as directed by the CSF participant. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the proposal.

If this proxy card is not signed and returned, the shares represented by this proxy will be voted in the same proportion as those held in the CSF for which instructions have been received in a timely manner.

                                (Continued and to be signed on the reverse side)

                                                                 Please  mark
                                                         [X]     your votes
                                                                 as this
                --------------------------
                  INCENTIVE SAVINGS PLAN

The Board of Directors recommends a vote "FOR" the following proposal.

Approval and Adoption of an Agreement and Plan of Merger, dated as of December 6, 1994, by and among The Continental Corporation (the "Company"),
CNA Financial Corporation ("CNA") and Chicago Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of CNA, and the merger of Acquisition with and into the Company contemplated thereby.


                 FOR            AGAINST          ABSTAIN
                 [ ]              [ ]              [ ]

This Proxy will be voted FOR the above proposal unless instructions to the contrary are indicated. Please note that abstaining from the vote will be counted as a vote AGAINST the proposal.

      Signature(s)                                          Date
                  ---------------------------------------        ---------------
      NOTE: Please mark, date and sign exactly as name appears above and return in the enclosed envelope. Executors, administrators, trustees, attorneys, etc., should so indicate when signing. If shares are held jointly, each shareholder must sign.